Exhibit 4.53

BAREBOAT CHARTER AGREEMENT “FLAGSHIP” (IMO NO. 9514224)

Dated as of 11 May 2021

Between

CARGILL INTERNATIONAL SA
as Owner,

and

FLAG MARINE CO.
as Charterer

TABLE OF CONTENTS	Page

1.	CONDITION PRECEDENT	5
2.	TIME CHARTER	5
3.	CHARTER TERM	5
4.	DELIVERY; REDELIVERY	6
5.	CHARTER HIRE	12
6.	USE; OPERATIONS	13
7.	MAINTENANCE AND OPERATION	17
8.	ALTERATIONS	20
9.	INSURANCE-GENERAL	22
10.	LIENS	26
11.	MORTGAGES; FINANCING; SUBORDINATION	27
12.	END OF CHARTER AND OTHER OPTIONS	28
13.	REPRESENTATIONS AND WARRANTIES; OWNER COVENANTS	34
14.	ASSIGNMENT; SUB-BAREBOAT CHARTER	35
15.	LOGO AND VESSEL NAMES	35
16.	NOTICES	36
17.	DEFAULTS; REMEDIES	37
18.	INDEMNIFICATION, WITHHOLDING AND CERTAIN AGREEMENTS	42

19.	INCOME TAX	46
20.	LAW AND JURISDICTION	46
21.	SALVAGE	47
22.	WAR	47
23.	ASSIGNMENT OF INSURANCES	48
24.	CHANGE OF OWNERSHIP	48
25.	WAIVER	49
26.	NO REMEDY EXCLUSIVE	49
27.	ENTIRE AGREEMENT; AMENDMENT	49
28.	COUNTERPARTS	49
29.	SEVERABILITY	49
30.	CAPTIONS	49
31.	BINDING EFFECT	50
32.	INTERPRETATION	50

Exhibits
Exhibit A - Basic Charter Hire
Exhibit A-1 - Loss Value and Purchase Price Schedule
Exhibit B – Notice of Assignment of Insurances
Exhibit C – Agreed form of Time Charter

BAREBOAT CHARTER AGREEMENT “FLAGSHIP” (IMO NO. 9514224).

This Bareboat Charter Agreement “FLAGSHIP” (IMO No. 9514224) (the “Charter”) is made the 11th  day  of  May  2021  by  and  between  Cargill  International  SA,  a company incorporated pursuant to the laws of Switzerland having its registered address at Esplanade de Pont-Rouge 4, 1212 Grand-Lancy, Switzerland (the “Owner”), and Flag Marine Co. a company incorporated pursuant to the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (the “Charterer“).

(The Owner and the Charterer, each a “Party” and together, the “Parties”)

RECITALS

WHEREAS, the Charterer (as seller, “Seller”), Seanergy Maritime Holdings Corp. a company incorporated pursuant to the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands (as guarantor, “Guarantor”) and the Owner (as buyer) have entered into a memorandum of agreement dated 7 May 2021 (as amended, modified and supplemented from time to time, the “MOA”) whereby the Buyer has agreed to purchase the Vessel from the Seller under the terms and conditions set forth therein and pursuant to which the Buyer shall nominate CFT Investment 1 LLC (the “Head Owner”) (as the nominee of the Owner).

WHEREAS, the Owner and the Head Owner, have entered into an Agreement to Acquire and Charter for the m/v “FLAGSHIP” (as amended, supplemented or otherwise modified from time to time) dated as of 7 May 2021 whereby the Head Owner has agreed to acquire the Vessel and bareboat charter the Vessel to the Owner and the Owner has agreed to cause title to the Vessel to be transferred directly to the Head Owner.

WHEREAS, the Owner, the Head Owner, the Time Charterer (as defined below) and the Charterer have entered into a multipartite agreement dated as of 11 May 2021 (as amended,  supplemented  or   otherwise   modified   from   time   to   time,   the   “Multipartite Agreement”) whereby, inter alia, the Charterer agrees that this Charter shall be subordinated to the Head Owner’s interests under the Bareboat Charter (as defined below).

WHEREAS, immediately subsequent to delivery of the Vessel under this Charter, the Vessel will be duly documented in the name of the Head Owner as owner thereof under the laws and flag of the Republic of the Marshall Islands (the “Flag State”) under Official No. 9408.

WHEREAS, the Head Owner has agreed to bareboat charter the Vessel to the Owner after its delivery on terms agreed between them (the “Bareboat Charter”) on the date of this Charter.

WHEREAS, upon delivery of the Vessel to the Owner under the Bareboat Charter, the Owner and the Charterer desire for the Owner to sub-bareboat charter the Vessel to the Charterer to be used to carry bulk cargoes.

WHEREAS, the Owner and the Charterer desire for the Charterer to let the Vessel out on hire under a time charter dated as of 11 May 2021 in the form appended at Exhibit C hereto (as amended, supplemented or otherwise modified from time to time, the “Time Charter”) to the Owner as time charterer (in such capacity, the “Time Charterer”) upon taking delivery of the Vessel hereunder, the Time Charter to be of equal duration to this Charter.

WHEREAS, as security for the due and punctual performance of, inter alia, the Charterer’s obligations under, inter alia, this Charter, the Guarantor has guaranteed, inter alia, the obligations of the Charterer under, inter alia, this Charter pursuant to a guarantee dated 6 May 2021 in favour of the Owner and the Time Charterer (as may be amended, supplemented or otherwise modified from time to time, the “Guarantee”) (the Guarantee and any Additional Security (as defined in Section 17(b)(vii) of this Charter), the “Charter Security”).

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained in this Charter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Charterer agree as follows:

1.	Condition Precedent

It shall be a condition precedent to this Charter that the Head Owner shall have accepted and taken delivery of the Vessel under the MOA, and that the Owner shall have accepted and taken delivery of the Vessel under the Bareboat Charter failing which any and all obligations this Charter of either Party toward the other shall be null and void and of no effect.

2.	Time Charter.

It is hereby agreed between the Parties that, upon the Owner’s confirmation to the Charterer of the delivery of the Vessel to the Owner under the Bareboat Charter, and the delivery of the Vessel under this Charter, the Charterer and the Time Charterer automatically (without further action by either the Charterer or the Time Charterer) shall be deemed to have entered into the Time Charter.

3.	Charter Term.

(a)
Subject to the terms and conditions of this Charter, the Owner hereby charters and demises to the Charterer and the Charterer hereby hires, and takes on demise, from the Owner, the Vessel. Except as otherwise provided in this Charter, the term of this Charter (the “Charter Term”) shall continue from (x) the date of delivery of the Vessel to the Head Owner as nominee of the Seller, delivery by the Head Owner to the Owner under the Bareboat Charter and delivery by the Owner to the Charterer under this Charter in accordance with the terms of Section 4(a) (the date of such occurrence being in this Charter called the “Delivery Date”) up to and through (y) the date falling sixty (60) months following the Delivery Date.

(b)	There shall be no extension of this Charter beyond the initial sixty (60) month term described in Section 3(a).

4.	Delivery; Redelivery.

(a)	Delivery.

(i)          Delivery of the Vessel under this Charter will take place simultaneously with delivery of the Vessel by the Head Owner to the Owner under the Bareboat Charter. For the avoidance of doubt, the Owner shall not be liable for any delay in delivery of the Vessel. Delivery of the Vessel to the Owner by the Head Owner under the Bareboat Charter shall be deemed to constitute (A) full performance by the Owner of its obligations to deliver the Vessel to the Charterer under this Charter (including, without limitation, in relation to the condition and/or class of the Vessel at delivery) and (B) acceptance by the Charterer of the same. The Vessel shall be delivered to the Charterer with all documentation relating to the operation of the Vessel and its equipment that the Owner receives from the Seller pursuant to the MOA and/or from the Head Owner pursuant to the Bareboat Charter, including, to the extent received by the Owner pursuant to the MOA, technical and operating manuals, construction drawings, specifications, repair records, classification reports, regulatory inspection records and approvals (collectively, the “Technical Documents”). During the Charter Term, the Charterer shall be entitled to possession of the Technical Documents; provided, however, that the Owner and its designees shall be allowed reasonable access to and may make copies of the Technical Documents upon three (3) Business Days’ prior written notice to the Charterer.

(ii)         The Owner has been assigned all of the rights and interests that the Owner (as buyer) has or may have with respect to the Vessel under the MOA (the “Assigned Interests”). The Owner hereby assigns to the Charterer such rights and interests as the Owner may have in the Assigned Interests and such assignment shall be co-extensive with the Charter Term. The Charterer shall use due diligence to assert and enforce all such rights and interests. Upon termination or expiration of this Charter (unless the Charterer acquires the Vessel pursuant to the terms and conditions of Section 12 of this Charter or, as the case may be, the Charterer (or, as the case may further be, the Charterer’s nominee) acquires the Vessel pursuant to the terms and conditions of clause 5.1 of the Multipartite Agreement), the Charterer shall be deemed to have automatically re-assigned all its rights and interests in the Assigned Interests to the Owner. The Charterer hereby re-assigns to the Owner any amounts payable to the Charterer by or for the account of the Seller (as a result of the assignment made in the second sentence of this Section 4(a) (ii)), all of which amounts shall be paid to the Owner, provided that any sums the Charterer shall have paid or agreed to pay third parties for correcting the damage, defects or deficiencies in the Vessel shall be excluded from such re-assignment and such sums shall be paid to the Charterer and the Charterer shall use such sums solely to pay such third parties for correcting the damage, defects or deficiencies in the Vessel.

(iii)        Without prejudice to Sections 4(d) and 4(e)(i), on the Delivery Date, the Vessel shall be in class without conditions or recommendations and shall be classed with DNV (“Classification Society”). During the Charter Term, the Vessel shall remain classed with the Classification Society or, with the prior written consent of the Owner, which consent shall not be withheld or delayed unreasonably, another classification society that is a member of the International Association of Classification Societies, and in the event that the Owner gives such written consent, as and from the date of the change in classification society all references to ‘Classification Society’ in this Charter shall be read and construed as meaning the Vessel’s new classification society as consented to by the Owner in such written consent.

(iv)      THE OWNER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, TITLE OR THE DESIGN, CONDITION, MERCHANTABILITY, SEAWORTHINESS OF OR THE QUALITY OF THE MATERIAL, EQUIPMENT, OR WORKMANSHIP IN THE VESSEL, AS TO ITS FITNESS FOR A PARTICULAR PURPOSE OR ANY PARTICULAR TRADE, OR AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND THE OWNER FURTHER DISCLAIMS ALL OTHER LIABILITIES (AT COMMON LAW OR IN CONTRACT OR IN ADMIRALTY OR TORT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY OR NEGLIGENCE IN ANY DEGREE). THE VESSEL IS DELIVERED BY THE OWNER TO THE CHARTERER “AS IS, WHERE IS” AND WITH ALL FAULTS.

(b)
Redelivery. The provisions respecting redelivery of the Vessel as set forth in Sections 4(c), 4(d)(ii), 4(e), 4 (f), 4(g), and 4(h) shall not be applicable in the event that the Charterer acquires the Vessel pursuant to the terms and conditions of Section 12(a) or 12(b), as the case may be, and/or clause 5 of the Multipartite Agreement.

(c)
The Charterer shall, at its own cost and expense, following the termination of this Charter in accordance with Section 17(b)(i), redeliver the Vessel to the Owner at a location designated by the Owner and being reasonably acceptable to the Charterer. Such location shall be an easily accessible location, recognised as a safe port within the following ranges dropping last outward sea pilot or passing:

Singapore / Japan range, with intention delivery port in Japan or South Korea or Philippines in the Charterer’s option with such location never to be within a Prohibited Country and always within International Navigation Limits.

The Charterer shall redeliver all Technical Documents to the Owner with the Vessel. The Charterer shall also provide to the Owner prior to redelivery evidence of the most recent drydocking, inspection and related repairs required by this Charter, together with written confirmation by the Charterer that to the best of its knowledge and belief there has been no subsequent damage, grounding, collision or other similar material event subsequent to such drydocking (or providing the details of any of such events that may have occurred).

Commencing upon a determination pursuant to Section 17 that the Vessel will be redelivered, and through the completion of redelivery, the Charterer will allow for and assist in making the Vessel available for inspection at ports of call thereafter by potentially interested purchasers or charterers of the Vessel, as requested by the Owner. Any such inspection shall be without interference with or delay of the Vessel’s operations and without interference with the Vessel’s crew.

(d)	Survey, Inventory and Inspection.

(i)          On, or in the Owner’s option, prior to, the Delivery Date, the Charterer, at its own cost and expense, shall do a survey of the Vessel and its inventory. The Owner agrees to accept such survey (the “On-hire Survey”) as the benchmark for the condition of the Vessel and the amount of inventory on the Vessel at the commencement of the Charter Term. The Charterer hereby unconditionally agrees that the Vessel’s condition will be acceptable to it in all respects and in accordance with the terms of this Charter and the Charterer will have no claim against the Owner whatsoever in respect of any defects, damage or deficiencies and/or other items and/or matters resulting in and/or which are the subject of any recommendation or condition of class (“Deficiencies”) or otherwise identified during the UWI (as defined in Section 4(d)(iv) below) (which, for the purposes of the On-hire Survey, the Parties shall ignore) or otherwise identified during any UWI (as defined in Section 4) during and/or after the Charter Term and/or following purchase of the Vessel by the Charterer. If requested by the Owner, and at the Charterer’s expense, an underwater survey may be performed as part of the On-hire Survey unless an UWI has been performed by the Charterer before the delivery of the Vessel from the Original Seller. Purchase of bunkers and fuel oil on board the Vessel at the time of delivery under the Time Charter will be made in accordance with the terms of the Time Charter.

(ii)         Following the termination of this Charter in accordance with Section 17(b) (i), the Owner shall appoint an independent marine surveyor, who is reasonably acceptable to the Charterer, for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery under this Charter (the “Off-hire Survey”) as well as a plan to implement any correction of any deficiencies construed by the surveyor to exceed normal wear and tear. The expenses for the independent surveyor for such survey shall be paid by the Charterer. Such survey will include, but not be limited to, an inventory of all consumables, stores, spare parts and equipment on board the Vessel and ashore; a monetary valuation of such inventory; a general condition survey of the Vessel including photographic or videotape records; an inspection of class records; and an inspection of maintenance records. If requested by the Owner, and at the Charterer’s own cost and expense, an underwater survey may be performed as part of the Off-hire Survey.

(iii)        The On-hire Survey report and the Off-hire Survey report (if any), when agreed, shall be deemed to be incorporated into this Charter by reference.

(iv)        At the request of the Owner, the Charterer shall at its own cost and expense arrange for an underwater inspection of the Vessel (the “UWI”) to be performed by a diver approved by the Classification Society before, on or after (in the Owner’s option) the Delivery Date at a place at which conditions are suitable for such underwater inspection (as determined by the Owner or the Classification Society), provided that the underwater inspection of the Vessel carried out under the MOA prior to the Delivery Date shall be considered to be the UWI to the extent and for the purposes of this Charter. The UWI shall be carried out in the presence of a Classification Society surveyor arranged for by the Charterer and acceptable to the Owner and paid for by the Charterer. The Owner’s and the Head Owner’s representative(s) shall have the right to be present at the UWI as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the UWI and the conditions under which it is performed shall be to the satisfaction of the Classification Society. Any Deficiencies discovered during the UWI shall be rectified by the Charterer pursuant to Section 7(b). If the Vessel’s rudder, propeller, bottom or other underwater parts are found broken, damaged or defective (but excluding any fouling or marine growth) during the UWI and such breakage, damage or defects do not constitute Deficiencies, the Charterer shall at the Charterer’s own cost and expense promptly remedy such breakage, damage or defect to the Owner’s and the Head Owner’s satisfaction (such satisfaction in the sole discretion of the Owner and the Head Owner) but without unreasonably interfering with the Time Charterer’s use or operation of the Vessel. If any fouling of and/or marine growth on the Vessel’s rudder, propeller, bottom or other underwater parts is discovered during the UWI, and the extent of such fouling and/or marine growth is greater than would reasonably be expected to have accumulated on a hull of similar type, size and age to the Vessel’s hull up to the date of the UWI, the Charterer shall, at the Charterer’s own cost and expense but without unreasonably interfering with the Time Charterer’s use or operation of the Vessel, promptly (and in all events at the next drydocking of the Vessel or such earlier date as required by the Classification Society and/or United States Coast Guard (as applicable and as the case may be)) clean such fouling and/or marine growth to the Owner’s and the Head Owner’s reasonable satisfaction.

(e)	Redelivery – Condition.

(i)          The Charterer agrees that on redelivery of the Vessel, the Vessel, its tackle, apparel, equipment and other appurtenances shall be clean, suitable, and in the same or as good order and condition and class as when delivered, fair wear and tear excepted, not affecting class excepted, and in all respects shall be seaworthy. For the avoidance of doubt, any Deficiencies shall be rectified and made good in all respects by the Charterer as required by the Classification Society and in any event prior to the date of redelivery of the Vessel by the Charterer to the Owner and the Vessel shall be redelivered to the Owner in class without any recommendation or condition of class. The Charterer further agrees that on redelivery of the Vessel (A) the Vessel will be re-delivered cargo free with holds and storage places cargo-free, clean and swept ready to load cargo, (B) the Vessel shall be capable of carrying the highest possible quality cargo according to class and Vessel specifications, (C) all food storage and preparation areas will be cleaned, sanitized, dry and ready for immediate operation, and (D) the Vessel shall be capable of operating for its intended use as a vessel of its type, size and age and subject to any subsequent alterations as provided by Section 8.

(ii)         The Charterer agrees that upon redelivery of the Vessel (A) the Vessel shall have all valid trading, class and class related certificates in place and up to date, which shall have not less than six (6) months’ validity remaining (B) there shall be not less than six (6) months remaining prior to the next special survey and dry docking of the Vessel as required by the Classification Society, such six (6) month period being without any consideration to any extension granted by the Classification Society, and (C) the Vessel shall have installed thereon all spares required by the Classification Society and by all regulatory authorities having jurisdiction over the Vessel. The Charterer further agrees that in the event of the redelivery of the Vessel by the Charterer to the Owner, it is understood and agreed that the Vessel shall be redelivered after having successfully completed a ten (10) year special survey and her latest scheduled intermediate survey following such ten (10) year special survey prior to such redelivery with her ballast water treatment system installed and maintained in full compliance with the requirements of the Flag State the Classification Society, any other applicable classification societies and/or certifying authorities, and/or any regulatory or governmental agencies or authorities having jurisdiction over the Vessel and its equipment (or the area where the Vessel is operating from time to time), including, if applicable, the United States Coast Guard. The Charterer further agrees that upon redelivery, the Vessel shall be in full compliance with all applicable rules and regulations (including those of the International Maritime Organization (“IMO”)), including (but not limited to) all applicable sulfur emissions requirements, with which the vessels uninterrupted worldwide trading are required to comply at the time of redelivery.

(iii)       Without prejudice to the remedies available to the Owner pursuant to Section 17(b), the Charterer further agrees that upon redelivery of the Vessel by the Charterer to the Owner following the termination of this Charter in accordance with Section 17(b)(i), the Charterer shall fully indemnify the Owner against, and reimburse the Owner for, and the Charterer shall pay no later than thirty (30) days after the Owner’s demand, the Owner for any and all costs incurred by the Owner (including, if applicable, the resolution of any Deficiencies) in connection with (A) the Vessel’s ten (10) year special survey and her latest scheduled intermediate survey following such ten (10) year special survey; (B) the Vessel’s ballast water treatment system to the extent that it does not comply with the requirements specified under Section 4(e)(ii) above; (C) the Approved ESD to the extent that the same have been installed on board the Vessel in accordance with the requirements of the Time Charter; and (D) the Vessel not being in full compliance with the other requirements under Section 4(e)(ii) above.

(iv)        The Charterer agrees that upon re-delivery, the functional and operating integrity of all machinery and equipment of the Vessel shall be verified and approved by an independent marine surveyor designated by the Owner.

(f)
Redelivery – Certificates. The Charterer agrees that upon redelivery the Vessel will meet the complete requirements of, and be certificated at, RightShip 3-star level or equivalent replacement thereof (if available).

(g)
Redelivery – Access. Following the termination of this Charter in accordance with Section 17(b) (i) and during the last six (6) months of the Charter Term, the Charterer shall permit access to the Vessel at reasonable times to the Owner and to persons designated by the Owner, and shall permit the inspection of the Vessel by such persons.

(h)
Redelivery Inventory. The Charterer shall redeliver the Vessel with the same amount of unbroached provisions, paints, oils, ropes, spare parts and equipment, and other unused consumable stores as are on board and ashore at the commencement of the Charter Term as determined pursuant to the inventory conducted as part of the On-hire Survey. In the event consumable stores are greater at redelivery than at delivery, the Charterer may remove the excess. Notwithstanding any term or condition of the Time Charter, all bunkers and fuel oil onboard the Vessel at the time of redelivery shall remain the property of the Owner. Title to lubricants on board the Vessel at the time of redelivery shall be deemed to transfer to the Owner at the time of redelivery and the Owner shall not be obliged to pay for such lubricants.

(i)
Documentation. The Parties agree that on the Delivery Date, the Vessel shall be duly documented and registered in the name of the Head Owner as owner thereof under the laws and flag of the Flag State. The Owner shall be responsible for such registration and the Charterer shall promptly provide all assistance required by the Owner for the purposes of such registration. The Charterer shall be responsible for naming the Vessel and for paying for initial Flag State documentation and maintaining such due documentation throughout the Charter Term, at the Charterer’s own cost and expense, provided, the Owner agrees that the Owner will reasonably cooperate with the Charterer in establishing and maintaining such Flag State documentation. The Charterer shall also pay all the Flag State fees associated with initial documentation and any annual Flag State fees required to maintain documentation or the Head Owner’s foreign maritime entity status. The Charterer shall not suffer or permit anything to be done which might injuriously affect the entitlement of the Vessel to be documented under the laws and regulations of the Flag State.

5.	Charter Hire.

(a)	Charter Hire.

(i)          Basic Charter Hire. The Charterer shall pay to the Owner charter hire for the Vessel during the Charter Term (“Basic Charter Hire”) at the applicable rate per day set forth in Exhibit A hereto on (y) each Charter Hire Payment Date; and (z) any other date as provided for under this Charter.

(ii)        Additional Hire. All amounts (other than Basic Charter Hire) to be paid by the Charterer to the Owner under this Charter, and all indemnities, fees, costs and other expenses whatsoever incurred by: (A) the Owner under, or in connection with, the Transaction Documents (or any of them) and the transactions contemplated thereby; and (B) by the Head Owner under, or in connection with, this Charter, the Bareboat Charter, the Multipartite Agreement and the transactions contemplated thereby, shall be deemed “Additional Hire”. Basic Charter Hire and Additional Hire are collectively called “Charter Hire”. For the purposes of this Charter, “Transaction Documents” means, together, this Charter, the Multipartite Agreement, the MOA and the Guarantee.

(iii)        Partial Months. If the Charterer is required by the terms of this Charter to pay Charter Hire to the Owner on a date other than a Charter Hire Payment Date defined in Section 5(a)(iv) below, the Charter Hire payable for the period from the immediately preceding Charter Hire Payment Date through such date shall be payable at a daily rate equal to the applicable annual Charter Hire rate for such period divided by three hundred and sixty-five (365) days and multiplied by the actual number of days for which Charter Hire is payable.

(iv)        Charter Hire Payments. Payments of Charter Hire shall be paid in United States currency to such account and in such manner as may be designated in writing by the Owner from time to time. Basic Charter Hire shall be paid monthly in arrears on the day numerically corresponding to the day of the Delivery Date occurring in each month during the Charter Term following the month in which the Delivery Date occurs (each, a “Charter Hire Payment Date”); and provided further that if the Charter Hire Payment Date does not fall on a day on which banks are open for business in London, New York, Athens and Geneva (a “Business Day”), the applicable Charter Hire Payment Date shall be the next following Business Day (unless that day would be in the next calendar month, in which case it shall fall on the preceding Business Day).

(v)         Default Interest. In the event that any Basic Charter Hire or Additional Hire payable by the Charterer is not paid on the due date thereof, interest shall accrue on such unpaid amount from and including the date that falls two (2) days after the due date of the unpaid amount to and excluding the date of payment thereof at the Default Rate (as defined below). Any such accrued interest shall be Additional Hire and shall be payable upon demand.

(b)
Hell or High Water Charter Obligation. This Charter may not be cancelled or terminated, except in accordance with the express provisions of this Charter and the Multipartite Agreement, for any reason whatsoever. The Charterer shall have no right to be released, relieved or discharged from any obligation or liability under this Charter except as set forth in explicit provisions of this Charter. Except as hereinafter provided, the Charterer’s obligation to pay Charter Hire under this Charter shall be absolute during the term of this Charter irrespective of any contingency whatsoever, including, but not limited to (i) any set-off, counterclaim, recoupment, defense or other right which either Party may have against the other; (ii) any failure of the Vessel to meet the required condition of delivery under the MOA or any failure of the Vessel to meet any operational standards set forth in the MOA; (iii) any damage to, destruction or taking of the Vessel, any requisition of use, any inability of the Vessel to trade in any particular trade, any temporary unavailability of the Vessel by reason of any damage to the Vessel, any lay-up of the Vessel, any failure of the Vessel to be duly documented in the Flag State, or any defect in the Owner’s title to the Vessel; (iv) any failure on the part of any Party, whether with or without fault on its part, in performing or complying with any of the terms or covenants under this Charter; (v) any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding by or against the Charterer or the Guarantor or any other person; (vi) any invalidity or unenforceability, or lack of due authorization of or defect in the execution, of this Charter; (vii) any War Risks; (viii) any event of force majeure or frustration; and (ix) any other reason whatsoever. Nothing contained in this Section 5(b) shall be deemed to hinder or prevent the Charterer from pursuing any claim the Charterer may have against the Owner for damages for the Owner’s breach of its express obligations under this Charter.

For the purposes of this Charter:

“Default Rate” shall mean, for any day, a rate of interest per annum equal to the lesser of (i) nine per cent. (9%) and (ii) the maximum rate permitted by applicable law.

6.	Use; Operations

(a)
Subject to the provisions of Section 6(e), the Charterer may operate the Vessel worldwide, provided: (i) the Charterer shall only use the Vessel in the territorial waters of nations which recognize the rights of vessels registered in the Flag State; (ii) the Vessel shall be used only in locations where the Vessel’s operating specifications allow it to operate safely; (iii) the Vessel shall be employed only in lawful activities under the laws of the United States and any authority having jurisdiction over the Vessel; and (iv) the Vessel shall always be operated within its technical capacities and certification, manufacturer’s warranties, and within the limits of its insurance coverage

(b)
The Charterer (i) shall comply with and satisfy (and to the extent required, obtain, maintain, renew and have on board certificates evidencing its compliance with) all provisions of any applicable law, treaty, convention, regulation, proclamation, rule or order applicable to the Vessel, its use, operation, maintenance, repair or condition, including, but not limited to, all applicable IMO rules and regulations, including (but not limited to) all applicable sulfur emissions requirements, and any financial responsibilities imposed on the Charterer or the Vessel with respect to pollution by any state or nation or political subdivision thereof and (ii) shall maintain all certificates or other evidence of financial responsibility and a vessel spill response plan required under United States law approved by the relevant authority and evidence of their approval by the appropriate United States government entity (including, but not limited to, the United States Coast Guard) as may otherwise be required by any such law, treaty, convention, regulation, proclamation, rule or order with respect to the operations and trading in which the Vessel is from time to time engaged.

(c)
The Charterer (including by its Vessel managers) shall have sole responsibility as owner (and, as the case may be, demise owner) and as technical and commercial operator of the Vessel under all Environmental Laws and under certificates of financial responsibility and vessel spill response plans.

(d)
Without prejudice to the generality of Section 6(b) above, the Charterer and the Vessel shall comply with all Environmental Laws including but not limited to the requirements of the IMO, the Flag State and the United States Coast Guard (as amended from time to time). The Charterer shall promptly implement any corrective actions required by the Flag State (or other governmental agencies or regulatory authorities having jurisdiction over the Vessel) as a result of non-compliance with any Environmental Law.

(e)
The Charterer covenants and agrees that the Vessel will not (i) be chartered (or sub-chartered) to a Prohibited Person unless authorized under a specific or general license issued by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), (ii) make voyages to or from any Prohibited Country unless authorized under a specific or general license issued by OFAC, or  (iii) be allowed to carry any cargo from or destined to a Prohibited Country unless authorized under a specific or general license issued by OFAC.

(f)
The Charterer covenants and agrees that it will conduct its businesses and manage its properties (including, but not limited to, operation of the Vessel) in compliance with all applicable anti- money laundering and anti-corruption laws, rules and regulations.

(g)	Energy Saving Devices

(i)          For the avoidance of doubt, the Parties agree that following its installation on the Vessel in accordance with the Time Charter, the Approved ESD shall, for all purposes of this Charter and the Multipartite Agreement, be deemed to be a Non-Severable Modification (as such term is defined in Section 8 (e)(i)).

(ii)        If the Charterer exercises its early purchase option under Section 12(b) or if the Owner, by written notice to the Charterer, declares the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is an Event of Default under the Bareboat Charter, and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, the Charterer shall, as a condition of such acquisition, reimburse to the Owner any unamortized costs of the Approved ESD as at the date on which the Vessel is acquired by the Charterer pursuant to clause 109 of the Time Charter.

For the purposes of this Charter:

“Approved ESD” means the energy saving devices that the Owner will notify to the Charterer.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Approval” means any present or future permit, ruling, variance or other authorisation required under Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)
any release, emission, spill or discharge into the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Owner and/or the Head Owner and/or the Charterer and/or any operator or manager of the Vessel is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Owner and/or the Head Owner and/or the Charterer and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Laws” mean any present or future laws or regulations relating to pollution or protection of human health or the Environment (including, without limitation, the International Convention for the Prevention of Pollution from Ships of 1973 as modified by the Protocol of 1978, as amended (“MARPOL”), the United States Oil Pollution Act of 1990, as amended, the United States Comprehensive Environmental Responses, Compensation and Liability Act, as amended and any comparable United States federal laws or laws of individual states of the United States of America), to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases, leakage, spillage or discharge of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Prohibited Country” means (a) any state, country or jurisdiction which is subject to any United Nations Security Council Resolution, European Union Decision, United States or United Kingdom or other applicable law which would have the effect of prohibiting the sale, lease, charter, or voyage of the Vessel to or from such country or otherwise cause the Head Owner, the Owner or the Charterer, to be in contravention of any applicable law to which such party is subject; (b) any country to which voyages are not covered under the insurances required to be maintained by the Charterer in this Charter; or (c) any country which the Owner determines now or in the future due to a change in law or circumstances that voyages to such country would materially prejudice the Owner’s and / or the Head Owner’s ability to repossess the Vessel, or enforce the remedies or realize the benefit of the liens and rights established under this Charter. The Owner hereby designates Cuba, Iran, Syria, Sudan and North Korea as Prohibited Countries, as of the date of this Charter.

“Prohibited Person” means any individual or entity: (a) with whom the Head Owner or the Owner is prohibited or restricted in engaging in transactions or exporting goods or services to under applicable law; (b) who is a resident of, or organized under the laws of or doing business in any Prohibited Country; (c) who is designated on any United Nations Security Council Resolution or any European Union or United States or United Kingdom list, order, or other published designation of terrorists, narcotics traffickers, proliferators of weapons of mass destruction or other lists of barred or restricted entities or individuals including without limitation the U.S. Treasury Specially Designated Nationals List.

“Relevant Law” means (a) any law, decree, constitution, regulation, requirement, rule, authorisation, judgment, injunction or other directive of a Government Authority; or (b) any treaty, pact or other agreement to which any Government Authority is a signatory or party; or
(c) any judicial or administrative interpretation with binding characteristics, in each case, which is applicable to the Vessel, the Owner, the Charterer, and / or the area where the Vessel is operating from time to time, as the case may be.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, HM Treasury’s Office for Financial Sanctions Implementation or other relevant sanctions authority.

7.	Maintenance and Operation.

(a)
Charterer’s Control and Expenses. During the Charter Term, the Charterer shall have exclusive control of the Vessel and shall be solely responsible for the maintenance and operation of the Vessel and, subject to the terms of this Charter, shall operate, navigate, man and victual the Vessel at its own cost and expense. The Charterer shall pay all charges and expenses of every kind and nature whatsoever incident to the use and operation of the Vessel under this Charter throughout the Charter Term. Such costs and expenses shall include, but not be limited to, those relating to (w) customs duties, bonds, work permits, fees, licenses, clearances, pilotage fees, wharfage fees, canal fees and costs, or similar charges incurred in connection with the importation, exportation, operation or navigation of the Vessel by the Charterer, (x) maintaining all the Vessel’s trading certificates necessary for its operations and all other certificates required by the Flag State (or other governmental agencies or regulatory authorities having jurisdiction over the Vessel (or the area where the Vessel is operating from time to time) including, if applicable, the United States Coast Guard), (y) maintaining the Vessel, the Vessel’s machinery, appurtenances and spare parts in the condition required under Section 7(b) and the requirements of any applicable classification societies and other regulatory agencies having authority over the Vessel, and (z) supervision, management, victualing (including catering), supplies, parts service companies, port charges, dockage, drydocking and wharfage, fuelling and lubrication.

(b)
Maintenance and Repairs. During the Charter Term, the Charterer, at its own cost and expense, will maintain the Vessel as necessary to keep the Vessel in class, clean, painted and in good running order, repair and condition in accordance with good commercial practices, and in any event, in a manner that a prudent ship owner of vessels similar in age, type and trade to the Vessel would do, so that the Vessel shall be, insofar as due diligence can make it so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished, equipped and in every respect seaworthy and in as good condition as when delivered under this Charter, ordinary wear and tear excepted. In addition, the Charterer shall, at the earlier of the next dry docking of the Vessel or such earlier date as required by the Classification Society and / or the United States Coast Guard (as applicable and as the case may be) and at its own cost and expense, take all actions necessary to correct any Deficiencies.

For the avoidance of doubt and notwithstanding any other term of this Charter, any and all costs and/or expenses whatsoever associated with satisfying and/or remedying any conditions or recommendations of class shall always be for the Charterer’s account, and shall be paid by the Charterer. During the Charter Term, the Charterer will provide and pay for all such repairs, replacement parts, labor and materials as shall be necessary to keep and maintain the Vessel in such condition. The Charterer additionally will maintain the Vessel’s machinery in compliance with the requirements of any classification societies or regulatory agencies having authority over the Vessel and its equipment. Upon the written request of the Owner, the Charterer will inform the Owner of the location of the maintenance records for the Vessel which are not kept on the Vessel. The Charterer will notify the Owner and the Head Owner immediately of any accident involving the Vessel estimated to require repairs the cost of which will exceed United States Dollars Five Hundred Thousand (US$500,000). The Charterer shall also notify the Owner in advance of any drydocking of the Vessel required by any classification society (or societies, as the case may be) or regulatory agency (or agencies, as the case may be) having jurisdiction over the Vessel. The Owner may, at its sole risk and expense (but at the Charterer’s sole risk and expense if an Event of Default shall have occurred and be continuing) designate up to two persons to be present at any such drydocking, and the Charterer shall cooperate with the Owner to provide such persons reasonable access to the Vessel while in drydock. The Charterer agrees to deliver to the Owner and the Head Owner annually at the Charterer’s own cost and expense a certificate issued by the Classification Society confirming the Vessel remains in class.

(c)
Reports and Rights of Inspections. The Charterer will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Charterer respecting the Vessel in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”) consistently applied and on a consistent basis, and will furnish to the Owner or cause to be furnished to the Owner:

(i)          Financial Statements of Guarantor and the Charterer. The Charterer will cause the Guarantor to deliver the consolidated profit and loss statements, reconciliation of retained earnings statements and consolidated statements of funds flow of the Guarantor and its consolidated subsidiaries, including the Charterer. The Charterer agrees to furnish to the Owner (x) within one hundred and eighty (180) days after the close of each fiscal year, beginning with the close of the fiscal year 2021, the year-end audited consolidated financial statements of the Guarantor including balance sheet and related profit and loss and surplus statements certified by its auditors; (y) within ninety (90) days after the close of each fiscal half year, the unaudited semi-annual financial statements of the Guarantor containing profit and loss statements and a balance sheet and certified by the Responsible Officer, subject to year-end audits for the Guarantor by the Guarantor’s auditors and for the Charterer by the Charterer’s auditors; and (z) such other financial or other information as the Owner may from time to time reasonably request relating to the financial condition of the Guarantor and the Charterer. Such financial statements shall be prepared in accordance with US GAAP, consistently applied on a consistent basis. For the purposes of this Section 7(c) (i), “Responsible Officer” shall mean an officer, the chief financial officer, treasurer, assistant treasurer or controller of the Guarantor.

(ii)         Inspection Rights – Vessel. Without unreasonably interfering with the trading, use and operation of the Vessel by the Charterer and on reasonable prior notice, the Owner or any persons designated by the Owner shall have the right at any reasonable time, but will be under no obligation, to inspect (and make extracts from) all records maintained by the Classification Society respecting the Vessel and to inspect the Vessel to ascertain its condition, to satisfy itself that the Vessel is being properly maintained and repaired, and to otherwise confirm that the Charterer is in compliance with this Charter; provided, that prior to any such inspection the persons inspecting the Vessel shall execute a release of the Charterer, releasing the Charterer from liability for any personal claims arising during such inspection of the Vessel. The cost of such inspection shall be borne by the Owner if no Event of Default shall have occurred and be continuing, and otherwise such cost shall be borne by the Charterer.

(iii)        Inspection Rights – Generally. The Charterer will, upon request, furnish to the Owner such information as the Owner may reasonably request with respect to the condition, maintenance or insurance of the Vessel and / or its employment, position, use or operation and copies of any certificates or other documents relating to the Vessel or its condition or operation required to be in force under any applicable law or regulation, including, but not limited to copies of classification certificates and any certificates issued by the Flag State, and will permit the Owner or its representatives at any reasonable time or times during normal business hours to inspect, audit and examine the books or records of the Vessel or of the Charterer relating to the condition, maintenance or insurance of the Vessel and to take extracts therefrom. The cost of any such inspection, audit, examination or copying shall be borne by the Owner if no Event of Default shall have occurred and be continuing, and otherwise such cost shall be borne by the Charterer.

(d)
Lay-up. The Charterer shall be responsible for laying the Vessel up in a safe and acceptable condition and location during such a time as the Vessel is not employed or seeking employment. During any such lay-up period, the Charterer shall ensure that the Vessel is adequately supervised and manned at all times. The costs and expenses in any way related to such lay-up or any reactivation shall be paid by the Charterer.

8.	Alterations.

(a)
Structural Modifications. The Charterer will not make any material structural or other changes (other than the installation of the Approved ESD, which installation shall be in accordance with the Time Charter) in the Vessel (a “Modification”) without the prior written consent of the Head Owner and the Owner, which consent of the Owner shall not be unreasonably withheld; provided that such Modification does not in the Owner’s reasonable opinion diminish (i) the fair market value of the Vessel or (ii) the useful economic life of the Vessel. No repairs or maintenance to the Vessel required by Section 7(b) above or 8(d) below shall constitute a Modification for the purposes of this Section 8. For the avoidance of doubt, all Modifications will be made at the expense of the Charterer.

(b)
Alterations and Restoration. Subject to the maintenance provisions of this Charter, the Charterer may at any time alter or remove items of equipment, or may fit additional items of equipment required to render the Vessel available for a customer’s purpose; provided the Charterer absorbs the cost and time of such alterations and the Charterer restores prior to redelivery of the Vessel any items so altered or removed as the case may be. Such changes shall not be made without the appropriate approval of the Classification Society and certifying authorities.

(c)
Replacements. The Charterer shall from time to time during the Charter Term, at its own cost and expense, replace such items of equipment on the Vessel as shall be so damaged or worn as to be unfit for use. Any replacement items of equipment, to the extent they replace items of equipment owned by the Owner or the Head Owner, shall without further action become property of the Owner or the Head Owner, as the case may be.

(d)
Required Modifications. Subject to Section 8(g) below, the Charterer, at its own cost and expense, shall make all Modifications required from time to time by: (A) any applicable law; (B) any governmental agency having jurisdiction over the Vessel and / or its equipment (or the area where the Vessel is operating from time to time), including, if applicable, the United States Coast Guard; or (C) the Classification Society (or any other applicable classification societies and/or certifying authorities).

(e)	Title to Modifications. Title to each Modification shall vest as follows:

(i)          in the case of each Modification which cannot be readily removed from the Vessel without causing material diminishment to the value, utility or remaining useful life of the Vessel (a “Non-Severable Modification”) whether or not the Owner shall have provided or arranged financing (in whole or in part) of the cost of such Modification, the Head Owner shall, without further act, effective on the date such Modification shall have been incorporated into the Vessel, acquire title to such Non-Severable Modification;

(ii)        in the case of each Modification which can be readily removed from the Vessel without causing material diminishment to the value, utility or remaining useful life of the Vessel (a “Severable Modification”) that is not required by applicable law or required by any governmental agency having jurisdiction over the Vessel or required by the Classification Society, the Charterer shall retain title to such Severable Modification;

(iii)        in the case of Severable Modifications required by applicable law or required by any governmental agency having jurisdiction over the Vessel or required by the Classification Society, title to such Modifications shall immediately vest in the Head Owner at no cost to the Head Owner and without further action by the Charterer; provided, however, that the Charterer shall take such actions as may be reasonably required by the Owner and/or the Head Owner to evidence the transfer of title.

Immediately upon title to a Modification vesting in the Head Owner pursuant to subparagraphs (i) or (iii) of this Section 8(e), such Modification shall, without further act, become subject to this Charter and be deemed part of the Vessel for all purposes of this Charter. Modifications, title to which remains in the Charterer pursuant to subparagraph (ii) of this Section 8(e), shall not be deemed a part of the Vessel.

(f)
Removal of Property. Subject to compliance, in all material respects, with applicable law and so long as no Event of Default shall have occurred and be continuing, the Charterer may remove any Severable Modification to which the Head Owner does not have title, and any other property to which the Charterer shall have title as provided in this Section 8, provided that the Charterer, at its own cost and expense and prior to the end of the Charter Term, shall repair any damage to the Vessel (or any part thereof) caused by such removal.

(g)
Contest of Requirements of Law. If, with respect to requirement of applicable law or governmental agency having jurisdiction over the Vessel or requirement of the Classification Society (i) the Charterer is contesting diligently and in good faith by appropriate proceedings such requirement or (ii) compliance with such requirement shall have been excused or exempted by a valid non- conforming use permit, waiver, extension or forbearance exempting the Charterer from such requirement or (iii) the Charterer shall be making a good faith effort and shall be diligently taking the appropriate steps to comply with such requirement, then the failure by the Charterer to comply with such requirement shall not constitute an Event of Default under this Charter; provided, however, that such contest or non-compliance does not involve (A) any danger of criminal liability being imposed on the Head Owner and/or the Owner or (B) any material risk of (1) the imminent arrest or sale of, or the creation of any lien (other than a Permitted Lien) on, the Vessel or (2) material civil liability being imposed on the Owner and/or the Head Owner. The Charterer agrees to give prompt written notice to the Owner in detail sufficient to enable the Owner and the Head Owner to ascertain whether such contest may have any material adverse effect of the type described in the above proviso.

9.	Insurance-General.

Subject to Section 23, below, the Charterer shall, at its own cost and expense, keep the Vessel insured against hull and machinery risks, protection and indemnity risks, pollution risks and War Risks, in the forms and in the amounts (including deductibles) and with underwriters, companies or clubs, as are reasonably acceptable to the Owner and the Head Owner during the Charter Term or, where applicable, in such minimum amounts (including deductibles) as specified in this Charter. The Vessel’s hull and machinery insurance will be in an amount not less than the greater of (x) the full commercial value of the Vessel and (y) the Loss Value (as set forth in Exhibit A-1 hereto) then in effect. The Charterer shall also keep the Vessel entered into a Protection and Indemnity Club (“P&I Club”) that is a member of the International Association of Protection and Indemnity Clubs under standard P&I Club rules. Pollution liability coverage shall be not less than United States Dollars One Billion (US$1,000,000,000). The Owner and the Head Owner shall also each be a co-assured of the P&I Club in respect of the Vessel, and the Charterer agrees to pay or reimburse the Owner and the Head Owner, respectively, the costs of such entry, including any premium, club calls or assessments in connection therewith. In addition, the Charterer shall reimburse the Owner for the placing of innocent owner’s insurance, in form and in amount (including deductibles) and with underwriters, companies or clubs, as are reasonably acceptable to the Owner and/or the Head Owner (for the avoidance of doubt, such innocent owner’s insurance to name both the Owner and the Head Owner) during the Charter Term. If the Owner or the Head Owner places innocent owner’s insurance in accordance with the foregoing, the Charterer agrees to pay or reimburse the Owner or the Head Owner, as applicable, the costs thereof, upon receipt of a demand therefor accompanied by copies of the relevant invoices or other similar evidence of such costs.

(a)
Form of Insurance; Indemnity. All insurance required under this Section shall be in such form and with such underwriters, companies or clubs as the Owner and the Head Owner shall reasonably approve. All insurance contracts shall (i) provide that the insurer’s right of subrogation against the Owner and/or the Head Owner shall be waived; (ii) provide that such insurance shall be primary and without right of contribution from any other insurance which is carried by the Owner and/or the Head Owner; and (iii) be issued by underwriters or insurers with an A.M. Best Co. insurance rating upon issuance of the policy of “A-” (or higher), which underwriters or insurers may not be an affiliate of the Owner or the Charterer or any sub-bareboat charterer. The Owner (and if applicable, the Owner’s bank as mortgagee of the Vessel) and the Head Owner (and if applicable the Head Owner’s bank as mortgagee of the Vessel), in the case of protection and indemnity coverage, shall be named as members, joint members or named additional insureds (as applicable) on all insurance required under this Section, but where commercially available without liability for premiums; and the Owner (and if applicable, the Owner’s bank as mortgagee of the Vessel) and the Head Owner (and if applicable the Head Owner’s bank as mortgagee of the Vessel) in respect of hull and machinery insurance, shall be named as additional named assured and the loss payee(s); provided, however, that unless an Event of Default shall have occurred and be continuing, the underwriters may pay any claims under such hull and machinery insurance not in excess of United States Dollars One Million (US$1,000,000) directly to the Charterer for the repair of the Vessel.

All policies shall provide that the Owner (and if applicable, the Owner’s bank as mortgagee of the Vessel) and the Head Owner (and if applicable the Head Owner’s bank as mortgagee of the Vessel) and the Charterer will be given at least fourteen (14) days’ notice of cancellation, non-renewal or material alteration, or such shorter notice period (if any) as may be available under relevant market or standard insurance practice and/or terms, where such practice and/or terms do not provide for cancellation with such minimum fourteen (14) days’ notice. Deductibles up to a maximum of United States Dollars Five Hundred Thousand (US$500,000) are permitted without the prior written consent of the Owner. Any deductibles under such policies shall always be for the account of the Charterer. The Charterer agrees to indemnify and hold harmless the Owner and/or the Head Owner (and if applicable the Head Owner’s bank as mortgagee of the Vessel) from and against any liability imposed on or incurred by the Owner and/or the Head Owner (and if applicable the Head Owner’s bank as mortgagee of the Vessel) for any premiums, club calls or assessments with respect to any insurance required under this Section. For the avoidance of doubt, the Charterer’s indemnification obligations under Section 18 shall, subject to Section 18, include (i) all Claims (as defined below) and (ii) any Claim made against the Head Owner and / or by the underwriters of the insurance required under this Charter pursuant to rights of subrogation.

(b)
Proof of Insurance. The Charterer shall furnish the Owner and the Head Owner on the Delivery Date and, at such other times on request as soon as practically possible, and in any event at least annually, with copies of certificates of insurance (certificates of entry for Protection and Indemnity) evidencing all insurance policies and showing the Owner and the Head Owner as members or joint members on the Protection and Indemnity Insurance and the Owner and the Head Owner as loss payees (as set forth in the Attachments to Exhibit B hereto) on the hull & machinery coverage and cover notes or other documents evidencing the creation, renewal, amount and payment of the insurance maintained on the Vessel and for which period the insurance premiums are paid.

(c)
Forced Insurance. In the event the Charterer fails to procure and maintain insurance in accordance with this Section 9, the Owner and/or the Head Owner may, but shall not be obligated to, effect and maintain the insurance or entries in a P&I Club as required in this Charter and to pay the premiums therefor and, upon the Owner’s giving written notice and all relevant supporting invoices to the Charterer of the amounts of premiums and costs so incurred by either the Owner and/or the Head Owner, the Charterer shall reimburse the Owner and/or the Head Owner, as applicable, for such amounts, together with interest thereon from the date of payment by the Owner and/or the Head Owner to the date of reimbursement, at the Default Rate, not later than fifteen (15) days after such notice.

(d)
Termination Due To Loss. This Charter shall be terminated due to a total or constructive total loss or an agreed, arranged or compromised total loss of the Vessel under the hull and machinery policy as determined by underwriters (“Total Loss”), and Charter Hire pursuant to Section 5 shall be payable until the date on which underwriters make a determination that the event occurred which gave rise to the Total Loss (the “Loss Termination Date”). Termination shall occur only upon payment of all amounts due under Section 9(e) below.

(e)
Payments in Event of Total Loss. In the event of Total Loss of the Vessel, the Owner, in lieu of any and all other claims and damages, shall receive from the Charterer, and the Charterer shall pay to the Owner, an amount equal to the sum of (i) any accrued and unpaid Charter Hire payable in accordance with Section 5 calculated through and, if applicable, including, the Loss Termination Date; (ii) the Loss Value of the Vessel as of the date on Exhibit A-1 hereto that immediately precedes the Loss Termination Date (or, if the Loss Termination Date is a Charter Hire Payment Date, the Loss Value of the Vessel as of such Loss Termination Date as set out in Exhibit A-1); provided, however, if the event that gives rise to a Total Loss of the Vessel occurs prior to the first date listed on Exhibit A-1, the Loss Value shall be the amount listed for the first date on such Exhibit A-1, (iii) interest on the amount referred to in Section 9(e)(ii) above from the Loss Termination Date until the date such amount is actually paid to, and received by, the Owner at the Total Loss Rate, and (iv) any Additional Hire then due and owing. The Charterer’s obligation to pay amounts set forth in (i), (ii), (iii) and (iv) above (the “Total Loss Payment”) shall be absolute and shall be due to the Owner upon the earlier of the Charterer’s receipt of insurance proceeds and one hundred and ten (110)) days following the Loss Termination Date. The Owner may, subject to the Charterer’s consent, which consent shall not be unreasonably withheld, and at the Owner’s own expense, place additional total loss only coverage. Any proceeds paid under such additional total loss only insurance shall be paid directly by insurers to the Owner and shall not be included in the calculation set forth above. The Charterer may place, at the Charterer’s own cost and expense and as a separate policy from any insurances otherwise placed (or to be placed) in accordance with this Charter, Increased Value insurance (subject to the Owner’s prior consent, and subject to such Increased Value insurance in no way prejudicing in any way whatsoever the recovery by the Head Owner and/or the Owner of any amount that would otherwise be payable under any other insurances placed in accordance with this Charter), the proceeds of which shall be paid directly by insurers to the Charterer and shall not be included in the calculation set forth above.

The Owner agrees that to the extent that the Charterer pays the Total Loss Payment from its own funds the full net proceeds on a Total Loss of the insurances in respect of the Vessel and placed by the Charterer shall be for the account of and shall be paid or released to the Charterer.

For purposes of this Charter:

“Total Loss Rate” shall mean, for any day, a rate of interest per annum equal to the lesser of (i) six per cent. (6%) and (ii) the maximum rate permitted by applicable law.

(f)
Limitation of Liability. Nothing in this Charter shall be construed or held to deprive the Owner, Head Owner the Charterer or the Vessel of any right to claim limitation of liability against third parties (other than the Head Owner) provided by any applicable statute of any jurisdiction.

(g)
Wreck Removal. In the event the Vessel becomes a wreck or obstruction to navigation, the Charterer shall, if required by applicable law, remove such wreck or obstruction and shall indemnify the Owner and the Head Owner against any sums whatsoever which the Owner and the Head Owner shall become liable to pay or shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

(h)
Requisition. In the event that the Vessel shall be requisitioned for hire, or otherwise taken by any governmental agency on the basis of a bareboat or time charter (other than a requisition of title or a taking which constitutes a Total Loss), during the Charter Term, the Charterer will continue to pay Charter Hire and will collect and retain the compensation, reimbursements or awards for such requisition, or other taking of the Vessel received. If the Owner receives the compensation, reimbursements or awards, then, provided no Event of Default shall have occurred and be continuing, the Owner agrees that it will turn over forthwith to the Charterer all compensation, reimbursements or awards for such requisition or other taking of the Vessel received by the Owner. For the avoidance of doubt, if the Owner receives the compensation, reimbursements or awards and an Event of Default shall have occurred and be continuing, then the compensation, reimbursements or awards shall be applied in accordance with Section 17.

10.	Liens.

(a)       Neither the Charterer nor any of its employees shall have any right, power or authority to create, incur or permit to be imposed upon the Vessel any lien whatsoever during the Charter Term, except for (i) crew’s wages (including the master of theVessel), or wages of stevedores when employed directly by the Charterer, any sub- charterer or the master or agent of the Vessel, (ii) damages arising out of maritime tort, (ii) general average and salvage (including contract salvage), (iv) liens for taxes not yet due (provided that the Charterer has established appropriate reserves for the payment of such taxes), (v) other maritime liens arising in the ordinary course of the Charterer’s business provided, such other maritime liens shall be permitted only to the extent such amounts are not more than twenty five (25) days past due unless such amounts are being contested in good faith by appropriate legal proceedings diligently pursued and for which appropriate reserves are established, and (vi) any mortgage executed by the Owner and/or the Head Owner (collectively, “Permitted Liens”). The Charterer shall carry a copy of this Charter with the Vessel’s papers, and on demand will exhibit the same to any person having business with the Vessel which might give rise to any lien thereon, other than liens for crew’s wages, general average and salvage. The Charterer will place and keep prominently displayed in the chart room and the captain’s cabin on the Vessel in a conspicuous place, a notice, framed under glass, printed in plain type of such size that the paragraph of reading material shall cover a reasonable space acceptable to the Owner reading as follows:

“THIS VESSEL IS OWNED BY CFT INVESTMENTS 1 LLC AND IS UNDER CHARTER TO CARGILL INTERNATIONAL SA PURSUANT TO THE  TERMS  OF  THE  BAREBOAT  CHARTER  AGREEMENT   DATED   May, 11 2021 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “CHARTER”) AND IS UNDER SUB-CHARTER TO FLAG MARINE CO. PURSUANT TO THE TERMS OF THE SUB-CHARTER DATED May, 11 2021 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUB-CHARTER”). UNDER THE TERMS OF THE CHARTER, WHICH IS A FINANCING CHARTER PURSUANT TO A SUPPLEMENT TO BAREBOAT CHARTER AGREEMENT DATED AS OF May, 11 2021          (NEW YORK TIME) UNDER THE MARITIME LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS, AND THE SUB-CHARTER, NEITHER THE HEAD CHARTERER, THE SUB- CHARTERER NOR ANY OTHER SUB-CHARTERER, NOR THE MASTER, NOR ANY OTHER PERSON HAS THE RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THIS VESSEL ANY LIEN WHATSOEVER OTHER THAN PERMITTED LIENS AS DEFINED IN THE CHARTER.”

(b)      With respect to any claims and demands made by any person against the Owner or the Head Owner or the Vessel, except if the claim or demand has been brought about as a result of an action or omission of the Owner or the Head Owner (as the case may be), the Charterer hereby agrees as follows:

(i)          the Charterer shall warrant and defend title to and possession of the Vessel and every part thereof;

(ii)        the Charterer shall pay and discharge, and forthwith remove or cause to be removed, any lien (other than a Permitted Lien) which shall be filed against or otherwise attach to the Vessel; provided, however, that, subject to subsection (c) of this Section, the Charterer need not pay and discharge or remove any lien that is being contested by the Charterer in good faith by appropriate legal proceedings being diligently pursued, and with respect to which the Charterer has posted an appropriate bond with a good and sufficient surety, or has deposited in escrow with the Owner cash in the amount claimed by the holder of such lien, to secure the payment thereof.

(c)  Notwithstanding the foregoing provisions of this Section 10, if a libel shall be filed against the Vessel, or if the Vessel shall be seized, arrested, levied upon and taken into custody or detained in any proceeding in any court or tribunal or by any government or under colour of authority, the Charterer shall forthwith give notice of such arrest and taking or detention to the Owner and the Head Owner and (except in connection with any taking or requisition of the title or use of the Vessel by any governmental authority or as a result of wilful misconduct or gross negligence of the Owner) cause the Vessel to be released therefrom within forty five (45) days from the date of such seizure, arrest or detention, or within such lesser time as may be necessary to avoid prejudice to the interests of the Owner or the Head Owner with respect to the Vessel. Without limiting the Charterer’s obligations under Section 18 of this Charter, the Charterer shall hold harmless, defend and indemnify the Owner, the Head Owner and the Vessel from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs and expenses, including attorneys’ fees, of whatsoever kind and nature, imposed on, incurred by or claimed against the Owner, the Head Owner or the Vessel, in any way relating to or arising out of the assertion of a lien against the Vessel, including, without limitation, a Permitted Lien (but excluding any lien claimed by any person claiming the same by, through or under the Owner (including as a result of the willful misconduct or gross negligence of the Owner of the Head Owner)).

11.	Mortgages; Financing; Subordination.

(a)       The Charterer hereby agrees that should the Owner and/or the Head Owner wish to mortgage the Vessel or assign this Charter in connection with any financing arrangements of the Owner and/or the Head Owner, the Charterer shall agree to post notices of the mortgage and of this Charter as reasonably required, execute such documents reasonably acknowledging the terms and existence of the mortgage, and the assignment of charter, and otherwise cooperate reasonably with the Owner and/or the Head Owner and any mortgagee in respect of such financing. Any such mortgage shall provide that the Charterer shall have the right of quiet enjoyment in its use of the Vessel so long as no Event of Default has occurred and is continuing under this Charter and that such mortgage shall not impede (if applicable) any purchase option of the Charterer under the Multipartite Agreement (which will be confirmed in a separate letter of quiet enjoyment in favour of the Charterer, which letter of quiet enjoyment shall be in form and substance reasonably satisfactory to Head Owner and any such mortgagee), and that notice of any event of default under such mortgage shall be promptly given to the Charterer. Any reasonable and documented costs and expenses associated with such activity will be borne by the Owner. Any mortgagee of the Vessel shall be qualified under applicable law and regulations to hold a mortgage on the Vessel without jeopardizing the Vessel’s registration with the Flag State. Any additional insurance costs arising from or related to any mortgage placed on the Vessel by the Owner and/or the Head Owner shall be the responsibility of the Owner.

(b)      The Charterer hereby agrees that its right to use the Vessel and other rights related thereto, shall, in all respects, be subject, subordinate and junior to the lien of any preferred mortgage or other security agreement created by the Owner and/or the Head Owner, and to the rights of the holder thereof, whether executed heretofore or hereafter (subject to the Charterer’s rights of quiet enjoyment under this Section 11 and its further rights set forth in Sections 12 and 14). After notice of default in payment or performance under any such mortgage or security agreement, subject always to the Charterer’s continued right of quiet enjoyment in its use of the Vessel, the Charterer may perform or pay Charter Hire for the Vessel to the holder of such security, and the same, to the extent of such payment, shall constitute payment of Charter Hire as if it had been made to the Owner.

(c)       The Owner agrees and confirms that, so long as no Event of Default under this Charter has occurred and is continuing, the Charterer shall have exclusive possession, control, and quiet enjoyment in its use of the Vessel during the Charter Term, subject to the conditions of this Charter, without hindrance or molestation by the Owner, or any other person claiming by, through or under the Owner.

12.	End of Charter and Other Options.

(a)
On the last day of the Charter Term, unless an Event of Default or a failure to pay the whole or part of any Charter Hire on the due date thereof shall have occurred and be continuing, the Charterer shall purchase the Vessel for (v) the respective Purchase Price as set forth below in Section 12 (d); (w) Basic Charter Hire due through and including the date of purchase; (x) any applicable taxes (other than any taxes based upon or measured by the income of the Owner); (y) expenses of sale (including the Owner’s and the Head Owner’s reasonable counsel fees); and (z) any Additional Hire then due under this Charter.

(b)
Subject to the terms and conditions of this Section 12, upon written notice from the Charterer to the Owner (with a copy to the Head Owner) setting forth the Charter Hire Payment Date on which the Charterer wishes to purchase the Vessel and pay to the Owner the Purchase Option Payment Amount (as such term is defined below) (the “Purchase Option Notice”) (such Purchase Option Notice to be given not less than ninety (90) days prior to the Charter Hire Payment Date during the Charter Term on which the Charterer wishes to purchase the Vessel), the Charterer shall have the option to, unless an Event of Default or a failure to pay the whole or part of any Charter Hire on the due date thereof shall have occurred and be continuing, purchase the Vessel on the Charter Hire Payment Date set forth in the Purchase Option Notice for (s) the Purchase Price as set forth below in Section 12 (d) plus (w) Charter Hire due through and including the date of purchase, (t) any applicable taxes (other than any taxes based upon or measured by the net income (however denominated) of the Owner), (u) expenses of sale (including the Owner’s and the Head Owner’s reasonable counsel fees), (v) the amount due under clause 108 (Washout clause) of the Time Charter, (w) any amount due to the Owner under clause 109 of the Time Charter, (x) either (i) plus any Arrangements Credit (as defined in Section 12(j)), or (ii) less any Arrangements Debit (as defined in Section 12(j)); (y) the Asset Upside Amount (as defined in Section 12(h)(i)) and (z) the Early Redelivery Compensation (as defined in Section 12(k)), if applicable. The aggregate total of (s), (t), (u), (v), (w), (x), (y) and (z), the “Purchase Option Payment Amount”.

(c)
Not less than one hundred and seventy (170) days prior to the end of the Charter Term, the Charterer shall provide the Owner with irrevocable written confirmation of its purchase of the Vessel pursuant to Section 12(b). Should the Charterer fail to provide such confirmation or a notice pursuant to Section 12(b), the Charterer shall be obliged to purchase the Vessel in accordance with Section 12(a).

(d)	If the Charterer:

(i)	is obliged under this Charter to purchase the Vessel on the last day of the Charter Term pursuant to Section 12(a); or

(ii)
elects to purchase the Vessel pursuant to Section 12(b),

the purchase price of the Vessel at the relevant time (being, in the case of Section 12(d)(i), the end of the Charter Term, and, in the case of Section 12(d)(ii), the Charter Hire Payment Date on which the Charterer purchases the Vessel in accordance with Section 12(b)) (the “Purchase Price”) shall be as is set forth in the “Purchase Price” column of Exhibit A-1 of this Charter for the relevant time.

(e)
ANY SALE OF THE VESSEL TO THE CHARTERER (OR AS THE CHARTERER MAY DIRECT, A NOMINEE) PURSUANT TO THIS SECTION 12 SHALL BE MADE WITHOUT ANY WARRANTIES BY THE OWNER OR THE HEAD OWNER WHATSOEVER, EITHER EXPRESS OR IMPLIED, EXCEPT THAT THE OWNER, OR, AS THE CASE MAY BE, THE HEAD OWNER, SHALL WARRANT THAT THE VESSEL IS FREE AND CLEAR OF ANY LIENS OR ENCUMBRANCES CREATED BY OR THROUGH THE OWNER, OR, AS THE CASE MAY BE, THE HEAD OWNER AND ITS PREDECESSORS IN TITLE EXCEPT FOR THE SELLER OR THE CHARTERER (OR ANY SUBSIDIARY OR AFFILIATE THEREOF) AND THAT THE OWNER, OR, AS THE CASE MAY BE, THE HEAD OWNER, IS TRANSFERRING WHATEVER TITLE IT ORIGINALLY RECEIVED. WITHOUT LIMITING THE FOREGOING, ANY SUCH SALE SHALL BE ON AN “AS IS, WHERE IS” BASIS WITH NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO TITLE (EXCEPT AS SET FORTH IN THE PREVIOUS SENTENCE) OR THE DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS OR CONDITION OF THE VESSEL, OR ELIGIBILITY OF THE VESSEL TO ENGAGE IN ANY PARTICULAR TRADE. ALL SUCH WARRANTIES SHALL BE EXPRESSLY WAIVED BY THE CHARTERER (AND, AS THE CASE MAY BE, ITS NOMINEE) AT THE TIME OF SUCH SALE. ALL SALES, USE AND OTHER TAXES WHICH MAY BECOME DUE AS A RESULT OF THE SALE SHALL BE FOR THE SOLE ACCOUNT OF THE CHARTERER. UPON ITS RECEIPT IN GOOD COLLECTED FUNDS OF THE AMOUNT PAYABLE PURSUANT TO SECTION 12(a) OR, AS THE CASE MAY BE, SECTION 12(B), THE OWNER AGREES, AT THE CHARTERER’S SOLE COST AND EXPENSE, TO EXECUTE AND DELIVER PROMPTLY (OR, AS THE CASE MAY BE, PROCURE THAT THE HEAD OWNER EXECUTES AND DELIVERS) TO THE CHARTERER OR THE CHARTERER’S NOMINEE ANY AND ALL DOCUMENTS REQUIRED BY THE LAW OF THE FLAG STATE FOR THE PURPOSE OF RE-REGISTERING THE VESSEL IN THE NAME OF THE CHARTERER (OR AS THE CHARTERER MAY DIRECT, ITS NOMINEE), INCLUDING, WITHOUT LIMITATION, A BILL OF SALE COVERING THE VESSEL IN FAVOR OF THE CHARTERER (OR AS THE CHARTERER MAY DIRECT, A NOMINEE) TRANSFERRING WHATEVER TITLE THE OWNER, OR, AS THE CASE MAY BE, THE HEAD OWNER, HAS, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER EXCEPT AS SET OUT IN THIS SECTION 12(E).

(f)	For the purposes of establishing the Market Value (as such term is defined in Section 12(g) below) of the Vessel:

(A)	if the Charterer is obliged to purchase the Vessel in accordance with Section 12(a), then, no later than ninety (90) days prior to the last day of the Charter Term;

(B)
if the Charterer exercises its early purchase option under Section 12(b), then no later than five (5) days after the date on which the Owner receives the Purchase Option Notice exercising the option under Section 12(b); or

(C)
if the Owner, by written notice to the Charterer, declares the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is a Relevant Event of Default (as defined below), and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5.1 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, then no later than five (5) Business Days following the date on which the Owner receives the copy of the Default Notice (as such term is defined in the Multipartite Agreement), the Charterer and the Owner shall appoint a “Panel of Approved Brokers” in accordance with this Section 12(f):

(i)
Each of the Charterer and the Owner shall appoint an Approved Broker (as such term is defined below) to be included on the Panel of Approved Brokers, and the Approved Brokers so appointed by the Charterer and the Owner (each an “Appointed Broker”) shall jointly select a third Approved Broker (the “Third Broker”).

(ii)
In the event that either the Charterer or the Owner fails to appoint an Approved Broker on or before the date: in the case of (A) above, seventy (70) days prior to the last day of the Charter Term; or, in the case of (B) above, ten (10) days after the date on which the Owner receives the Purchase Option Notice; or in the case of (C) above, four(4) Business Days following the date on which the Owner receives the copy of the Default Notice (as such term is defined in the Multipartite Agreement), the Panel of Approved Brokers shall be comprised solely of the Approved Broker appointed by the Charterer or the Owner (as the case may be).

(iii)
Subject to Section 12(f)(iv), each of the Charterer and the Owner shall bear the costs and expenses of their respective Appointed Broker, and the costs and expenses of the Third Broker shall be borne equally by the Charterer and the Owner.

(iv)
If the Panel of Approved Brokers is constituted of a single Approved Broker in accordance with Section 12(f)(ii) above, the costs and expenses of the valuation made by such Approved Broker shall be shared equally between the Charterer and the Owner.

(g)
Subject to Section 12(f)(ii), each of the Charterer and the Owner shall instruct their respective Appointed Broker, and the Charterer and the Owner shall jointly instruct the Third Broker, to consider the market value of the Vessel:

(A) if the Panel of Approved Brokers has been appointed pursuant to Section 12 (f)(A) on the date thirty (30) days prior to the last day of the Charter Term based on the then actual condition of the Vessel, on an arm’s length basis and free of charters, and the average of the said valuations shall be the “Market Value” (as such term is used in this Section 12) and

(B) if the Panel of Approved Brokers has been appointed pursuant to Section 12(f)(B) on the date twenty (20) days after the date of the Purchase Option Notice, based on the then actual condition of the Vessel, on an arm’s length basis and free of charters, and the average of the said valuations shall be the “Market Value” (as such term is used in this Section 12).

(C) if the Panel of Approved Brokers has been appointed pursuant to Section 12(f)(C), on the date seven (7) Business Days after the date on which the Owner receives the copy of the Default Notice (as such term is defined in the Multipartite Agreement) based on the then actual condition of the Vessel, on an arm’s length basis and free of charters, and the average of the said valuations shall be the “Market Value” (as such term is used in this Section 12).

(h)	In the event that the Market Value is greater than the Floor Price as set forth in the “Floor Price” Column of Exhibit A-1 of this Charter on:

(i) first Charter Hire Payment Date following the date of the Purchase Option Notice if the Charterer exercises its option under Section 12(b)); or

(ii) the last day of the Charter Term if the Charterer does not exercise its option under Section 12 (a);

(iii) the date falling ten (10) Business Days after the date on which the Owner receives the copy of the Default Notice (as such term is defined in the Multipartite Agreement), where if the Owner, by written notice to the Charterer, has declared the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is a Relevant Event of Default (as defined below), and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5.1 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, then the Charterer shall be obliged to pay to the Owner an amount equal to fifteen per cent (15%) of the positive difference between the Market Value and the Floor Price on, as applicable,

(A)  first Charter Hire Payment Date following the date of the Purchase Option Notice if the Charterer exercises its option under Section 12(b)); or

(B)  the last day of the Charter Term if the Charterer does not exercise its option under Section 12 (a); or

(C) the date falling ten (10) Business Days after the date on which the Owner receives the copy of the Default Notice (as such term is defined in the Multipartite Agreement), where if the Owner, by written notice to the Charterer, has declared the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is a Relevant Event of Default (as defined below), and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5.1 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms,

(the “Asset Upside Amount”). The Asset Upside Amount shall become due and be paid concurrently with the amounts payable by the Charterer to the Owner pursuant to Section 12(a) or, as the case may be, Section 12(b), above, including, but not limited to, the Purchase Price, or to the Head Owner pursuant to clause 5.1 of the Multipartite Agreement. For the avoidance of doubt, the Asset Upside Amount shall be calculated without regard to any Arrangements Credit or Arrangements Debit (as each term is defined in Section 12(f)) or to any amount due under the Time Charter.

(i)	For the purposes of this Section 12, the “Approved Brokers” shall be deemed to mean:

(1)	Arrow Shipbroking Group;

(2)	Braemar ACM Shipbroking;

(3)	Clarksons Platou;

(4)	Howe Robinson & Co. Ltd.;

(5)	Galbraith’s Limited;

(6)	Simpson, Spence and Young; and

(7)	such other internationally recognised shipbrokers as may be mutually agreeable to both the Charterer and the Owner,

(and each of the Approved Brokers, an “Approved Broker”).

(j)
If the Charterer exercises its early purchase option under Section 12(b) or if the Owner, by written notice to the Charterer, declares the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is an Event of Default under the Bareboat Charter, and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, no later than three (3) Business Days before the date of transfer of ownership of the Vessel to the Charterer, the Owner shall notify the Charterer of such amount as the Owner certifies that, as a result of the exercise by the Charterer of its early purchase option under Section 12(b) or the exercise by the Charterer of its option in accordance with clause 5 of the Multipartite Agreement, the Owner shall either be: (i) in credit (“Arrangements Credit”) or (ii) in debit (“Arrangements Debit”), as a result (including all the Owner’s losses, damages, liabilities, expenses and costs incurred by the Owner in association therewith) of terminating, reversing or unwinding any hedging arrangements in respect of interest rate arrangements (including, but not limited to any interest rate swap, fixing or other arrangements) with any other persons (including, but not limited to, the Head Owner).

(k)
If the Charterer exercises its early purchase option under Section 12(b) or if the Owner, by written notice to the Charterer, declares the Charterer in default under this Charter pursuant to Section 17 and the Event of Default in question is an Event of Default under the Bareboat Charter, and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, the Vessel shall not be transferred to the Charterer before the Vessel completes a voyage in the redelivery range set out in Section 4(c), unless the Charterer and the Owner agree to complete a voyage to an area that is not less favorable than the redelivery range set out in Section 4(c) or, failing such agreement, the Charterer pays to the Owner a compensation covering costs, expenses and loss of hire in connection with repositioning the Vessel from the actual place of delivery to the redelivery range set out in Section 4(c) (the “Early Redelivery Compensation”).

(l)
Unless and until all the applicable foregoing payments and performance set forth in this Section 12 have been made and/or performed in full by the Charterer, the Charterer’s obligations under this Charter, including, without limitation, the obligation to pay Charter Hire for the Vessel, shall continue in full force and effect.

13.	Representations and Warranties; Owner Covenants.

(a)
Charterer’s Representations. The Charterer represents, warrants, covenants, and agrees to and with the Owner that: (i) the Charterer is a company duly organized, validly existing, and in good standing under the laws of the Republic of the Marshall Islands, has the requisite power and authority to own its property and assets and to enter into and carry out the transactions contemplated by, and to execute, deliver and perform under, this Charter, and is duly qualified in each jurisdiction where the nature of its operations requires such qualification, (ii) the execution, delivery, and performance of this Charter are within the Charterer’s power, have been duly authorized by all necessary limited liability company action, do not contravene the Charterer’s certificate of organization or regulations, or similar documents, or violate any judgment, order or decree applicable to the Charterer, and do not contravene any law, any order of any court or other agency of government, or any agreement or instrument or contractual restriction binding on or affecting any of its property, or constitute a default thereunder, (iii) this Charter constitutes the legal, valid and binding obligation of the Charterer enforceable against the Charterer in accordance with its terms, (iv) neither the Charterer nor any of its affiliates, or, to its knowledge, any of its directors, officers, agents or representatives is an individual or entity currently subject to Sanctions or is located, organized or a resident of a country or territory that is the subject of Sanctions, and (v) it will not, directly or indirectly, lend, contribute or otherwise make available funds to any person or entity (1) to fund any activities of or business with any person or entity subject to Sanctions, or (2) fund any activities or business in any country or territory that, at the time of such funding, is the subject of Sanctions, unless, in each instance, it is authorized under a specific or general license issued by OFAC.

(b)
Owner’s Representations and Covenants. The Owner represents, warrants, covenants, and agrees to and with the Charterer that (i) the Owner is a company organized, existing, and in good standing under the laws of Switzerland, (ii) the Owner has the requisite limited liability company power and authority to hold title to the Vessel and to enter into and carry out the transactions contemplated and to execute, deliver and perform under this Charter; (iii) the execution, delivery, and performance of this Charter do not contravene the provisions of the certificate of organization or regulations, or similar documents, of the Owner, or violate any judgment, order or decree applicable to the Owner or result in any violation of, or conflict with, or constitute a default under, or subject the Vessel to any lien of, any indenture, contract, agreement or other instrument applicable to the Owner, (iv) this Charter constitutes the legal, valid and binding obligation of the Owner enforceable against the Owner in accordance with its terms, and (v) the Owner will not create or permit to exist, any lien or encumbrance on or against the Vessel that arises out of the express action or omission of the Owner, other than a mortgage permitted under Section 11.

14.	Assignment; Sub-bareboat charter.

(a)       The Charterer does not have the right to, and shall not, assign, pledge, or hypothecate this Charter (by operation of law or otherwise), in whole or in part, or any interest in this Charter, or any right, duty or obligation under this Charter (collectively, an “Assignment”) without the prior written consent of the Owner, which consent is subject to the consent of the Head Owner, and any such consent is in the Owner’s and the Head Owner’s absolute discretion, and any purported Assignment without the Owner’s and the Head Owner’s prior written consent shall be void and unenforceable against the Owner and the Head Owner. The Owner will exercise reasonable endeavours to obtain such consent from the Head Owner. The Charterer shall remain primarily liable under this Charter and the Guarantor will remain primarily liable under the Guarantee in the event of any permitted Assignment, which will in no event be considered a novation of this Charter unless the Owner expressly agrees to the contrary in writing.

(b)      Notwithstanding the foregoing, the Charterer agrees that it shall not further sub- bareboat or sub-time charter or otherwise let or charter the Vessel to any person without the prior written consent of the Owner and the Head Owner, except under the Time Charter. In the case of any permitted sub-bareboat charter of the Vessel, such sub- bareboat charter (i) shall state it is subject and subordinate to the rights and interests of the Owner under this Charter and the rights and interests of the Head Owner under the Bareboat Charter, (ii) shall not contain any terms and conditions which would prevent the Charterer from fulfilling its obligations under this Charter, (iii) shall include an express prohibition against any further sub-bareboat charters without the prior written consent of the Owner and the Head Owner, and (iv) shall contain an acknowledgement by the sub-bareboat charterer stating that it acknowledges the existence of this Charter and the Bareboat Charter and their priority over all of the terms of the sub-bareboat charter.

15.	Logo and Vessel Names.

The Owner agrees that the Charterer may display the Charterer’s logo and the Charterer’s designated name on the Vessel during the Charter Term. If the Owner retains ownership of the Vessel after the Charter Term, it agrees not to display the Charterer’s logo. If the Owner sells the Vessel after the Charter Term it will require the purchaser to agree not to use the Charterer’s name or logo in connection with the Vessel. Nothing in this Section 15 diminishes and/or releases the Charterer from its obligations under this Charter (including without limitation under the Charterer’s obligations under Section 12).

16.	Notices.

All notices and other communications required under this Charter shall be given by email, by personal delivery or by international courier service, to each Party at its address stated below or such other address as it may declare from time to time pursuant to this notice provision. Any such notice or communication shall be deemed effective on the date of delivery, if by personal delivery, or on the second Business Day after deposit with an international courier service (all delivery fees prepaid) if sent by international courier service. If sent by email or other electronic means, notices shall be effective upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided, that if such notice or communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

All notices and other communications to be sent to the Owner shall be sent by the Charterer as follows, unless the Owner shall give notice to the contrary:

Address:

Cargill International SA
Esplanade de Pont-Rouge 4
1212 Grand-Lancy
Switzerland

(Mailing address: Cargill International SA, P.O. Box 1415, 1211 Geneva 26,
Switzerland)
Attn: Ann Shazell and Bernd Bachmann
Tel: +41-22-703-2111
email: Ann_shazell@cargill.com
Bernd_Bachmann@cargill.com
gnva-otd-bareboat@Cargill.com
-gnva-admin-OTLawyers@Cargill.com

All notices and other communications to be sent to the Charterer shall be sent by the Owner as follows, unless the Charterer shall give notice to the contrary:

Address:	Flag Marine Co.

c/o Seanergy Management Corp.

154 Vouliagmenis Avenue,

16674 Glyfada, Athens, Greece

Attention: Mr. Stavros Gyftakis

Tel. No :	+30 2108913520

Email:	legal@seanergy.gr finance@seanergy.gr

17.	Defaults; Remedies

(a)	Events of Default. Any one or more of the following is an Event of Default (“Event of Default”) by the Charterer:

(i)          the Charterer shall fail to: pay the whole or part of any Basic Charter Hire specified in Section 5 on the due date thereof and such failure shall continue for five (5) Business Days following the due date thereof;

(ii)         the Charterer shall fail to pay the whole or any part of the Loss Value of the Vessel and/or the Asset Upside Amount (as the case may be) in accordance with the terms and conditions of this Charter and any such failure shall continue for three (3) Business Days following the due date thereof;

(iii)        the Charterer shall fail to carry and maintain insurance on or with respect to the Vessel in accordance with the provisions of Section 9;

(iv)        the Charterer shall fail to perform or comply with the covenants contained in Sections 4(i), 6(a) (with the exception of Section 6(a)(ii)), 10(c) (except in connection with any seizure, arrest or detention of the Vessel that arises out of wilful misconduct or gross negligence on the part of the Owner) or 14(a);

(v)         the Charterer shall fail to perform or comply in any material respect with any other covenant, condition, or agreement to be performed or observed by it under this Charter or the Multipartite Agreement, and the Charterer shall fail to cure such failure to perform or comply within ten (10) Business Days after the Owner shall have demanded in writing the cure thereof;

(vi)        any material representation or warranty made by the Charterer in this Charter or under the Multipartite Agreement or by the Guarantor in the Guarantee shall prove to have been incorrect in any material respect as of the date on which made, or any material statement, report, schedule, notice, certificate or other writing furnished by the Charterer or, as the case may be, the Guarantor to the Owner in connection with this Charter or under the Multipartite Agreement or the Guarantee, as the case may be, shall prove to have been incorrect in any material respect as of the date on which the facts set forth therein are stated or certified, and, if in the reasonable opinion of the Owner such is capable of being cured, the Charterer or the Guarantor shall fail to cure such defect within seven (7) Business Days after the Owner shall have demanded in writing the cure thereof;

(vii)       the Charterer, and/or the Guarantor shall become insolvent or bankrupt or shall cease paying or providing for the payment of its debts generally; the Charterer and/or the Guarantor shall be dissolved, shall be adjudged a bankrupt by a court of competent jurisdiction, shall make a general assignment of all or substantially all of its assets for the benefit of its creditors, or shall lose its charter by forfeiture or otherwise; or a petition for an arrangement or for reorganization of the Charterer and /or the Guarantor under the bankruptcy laws of the relevant jurisdiction shall be filed by the Charterer and/or the Guarantor, or such petition shall be filed by creditors and the same shall be approved by a court of competent jurisdiction;

(viii)      an arrangement or reorganization of the Charterer and/or of the Guarantor under the bankruptcy laws of the relevant jurisdiction shall be approved by a court, whether proposed by a creditor, a stockholder or any other party or person whatsoever; or a receiver or receivers of any kind whatsoever, whether appointed in admiralty, bankruptcy, common law or equity proceedings, shall be appointed by a decree of a court of competent jurisdiction with respect to the Vessel or all or substantially all of the property of the Charterer and/or the Guarantor;

(ix)        (A) the Guarantor shall fail to pay when due the whole or any part of any amount payable by it under the Guarantee; or (B) the Guarantor shall fail to perform or comply in any material respect with any other covenant, condition or agreement to be performed or observed by it under the Guarantee; or (C) the Guarantor shall repudiate the Guarantee; or (D) a breach by the Guarantor of the Guarantee shall occur;

(x)          the Charterer fails to provide Additional Security (as defined at Section 17(b)(vii) below) within five (5) Business Days of the Owner’s request;

(xi)        any Charter Security and/or Additional Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable, or effective or is alleged by a party to it (other than the Owner) to be ineffective;

(xii)       the Charterer shall (A) enter into any transaction of merger or consolidation (unless the Charterer is the surviving entity thereof), (B) sell or transfer all, substantially all or any substantial portion of its assets to any other person or enter into a leveraged buyout, (C) dissolve, liquidate or cease or suspend the conduct of business, or cease to maintain its existence, or (D) change the form of organization of its business and such change either adversely affects the rights of the Owner or has the effect of modifying, lessening, impairing or altering in any away adverse to the Owner the duties and obligations of the Charterer under this Charter;

(xiii)      a default shall occur with respect to any Debt owed by the Charterer or the Guarantor (as the case may be) to the Owner or any of its affiliates or to any third person in excess of United States Dollars Five Million (US$5,000,000), for which the Charterer or the Guarantor (as the case may be) fails to make any payment when due exceeding United States Dollars Five Million (US$5,000,000) or to perform any obligation thereunder, which default is not cured within any applicable grace period, and in any event within no more than twenty (20) Business Days;

(xiv)     without prejudice to Section 14(a) of this Charter, the Charterer shall assign and/or purport to assign any and/or all of its rights and/or interests in or arising under this Charter without having first received the prior written consent of the Owner in accordance with Section 14(a) of this Charter;

(xv)      the Charterer or the Guarantor (as the case may be) shall fail to pay for more than thirty (30) days after it is due, any final, non-appealable judgment in excess of United States Dollars One Million (US$1,000,000)entered against the Charterer or the Guarantor (as the case may be) by any court having jurisdiction over the Charterer or the Guarantor (as the case may be) or the property of the Charterer or the Guarantor (as the case may be); and

(xvi)      the Charterer fails to pay to the Owner any amount due under clause 108 (Washout clause) of the Time Charter.

For the purposes of this Section 17(a):

“Debt” means as to any person at any time (without duplication): (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable of such person arising in the ordinary course of business which are not past due by more than ninety (90) days, (iv) all obligations of such person under any lease which, in conformity with US GAAP, is required to be capitalized for balance sheet purposes, (v) all obligations of such person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other person, or any other obligation, contingent or otherwise, of such person directly or indirectly protecting the holder of any obligation or indebtedness of any other person against loss (whether by partnership arrangements, agreements to keep-well, to purchase assets, goods, securities, or services, to take-or-pay or otherwise), (vi) all obligations secured by a lien existing on property owned by such person, whether or not the obligations secured thereby have been assumed by such person or are non- recourse to the credit of such person, (vii) all reimbursement obligations of such person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (viii) all liabilities of such person in respect of unfunded vested benefits under any employee benefit plan, and (ix) any other liability of such person that is classified as debt under US GAAP.

(b)
Remedies. At any time that an Event of Default has occurred and is continuing, the Owner, by written notice to the Charterer, may declare the Charterer in default under this Charter, in which case the Owner shall be entitled to pursue all remedies available at law or in equity or in admiralty, including, without limitation, the following remedies:

(i)          By notice to the Charterer, the Owner may terminate this Charter, whereupon the Charterer will redeliver the Vessel to the Owner within ten (10) Business Days of receipt of such notice in accordance with the provisions of Sections 4(b)-4(i) above.

(ii)         The Owner or the Head Owner may re-take the Vessel wherever found, whether upon the high seas or at any port, harbour or other place and irrespective of whether the Charterer, any sub-charterer or any other person is in possession of the Vessel, all without prior demand and without legal process, the Charterer HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND A JUDICIAL HEARING WITH RESPECT TO THE REPOSSESSION OF THE VESSEL BY THE OWNER, and for that purpose the Owner or the Head Owner or their respective agents may enter upon any dock, pier or other premises where the Vessel is and may take possession thereof, without the Owner or its agent incurring any liability by reason of such re-taking, whether for the restoration of damage to property caused by such re- taking or for damages of any kind for any reason to the Charterer or any person claiming under the Charterer.

(iii)        Recover from the Charterer, in addition to any Basic Charter Hire or Additional Hire due up to the date of default, the Loss Value amount calculated as of the Charter Hire Payment Date preceding the date that the event which resulted in the Event of Default occurred, as liquidated damages for loss of a bargain and not as a penalty.

(iv)       The Owner or the Head Owner may sell or otherwise dispose of the Vessel at public auction or by private sale, without prior notice to the Charterer, at such time or times and upon such terms as the Owner or the Head Owner (as applicable) may determine, for cash or credit, at such price as the Owner or the Head Owner shall deem fair, with the Vessel in its then condition or following any commercially reasonable preparation, or otherwise dispose of, hold, use, lay-up, operate, charter to others the Vessel, in a commercially reasonable manner, all free and clear of any rights of the Charterer, including any right of redemption, and without any duty to account to the Charterer with respect to such action or inaction or for any proceeds with respect hereto; any disposition or holding of the Vessel shall not be deemed a retention by the Owner in satisfaction of the Charterer’s obligations under this Charter. Nothing contained in this Charter shall require the Owner to sell or charter the Vessel at any time or take any action in mitigation of the Owner’s damages.

(v)         The Owner may, but shall not be required to, proceed by appropriate action for collection from the Charterer of all costs and expenses, including attorneys’ fees, court costs, and other expenses, incurred by the Owner in connection with the enforcement of this Charter and the exercise of remedies under this Charter. Further, in addition to any other amounts to which the Owner may be entitled, the Charterer shall be liable for all costs and expenses incurred by the Owner, which shall include all insurance premiums, all demurrage, dockage, and anchorage charges, all legal fees, and all other costs and expenses whatsoever incurred by the Owner by reason of the occurrence of an Event of Default or by reason of the exercise by the Owner of any remedy under this Charter, including, without limitation, any cost or expense incurred by the Owner in connection with any re-taking of the Vessel or putting the Vessel in the condition required in this Charter.

(vi)        The proceeds of any sale, charter or other disposition of the Vessel received by the Owner, if any, pursuant to this Section 17(b) shall be applied in the following order of priority:

(1)	to pay all of the Owner’s and the Head Owner’s costs, charges and expenses incurred in taking, moving, laying- up, holding, repairing, selling, chartering or otherwise disposing of the Vessel;

(2)
to the extent not previously paid by the Charterer, to pay the Owner all sums (including the Loss Value as provided in Section 17(b)(iii) above) due by the Charterer under this Charter and under clause 108 (Washout clause) of the Time Charter upon termination of this Charter; and

(3)	to reimburse the Charterer for any Loss Value previously paid by the Charterer to the Owner in accordance with Section 17(b)(iii) above; and

(4)	any sums remaining shall be retained by the Owner.

The Charterer shall pay to the Owner any deficiency in (1) and (2) above

(vii)      If an Event of Default occurs in relation to the Charter Security or part thereof (as more particularly described at Section 17(a) (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) and / or (xv) above), the Owner may (but shall not be obliged to) request the Charterer to provide, and in which case the Charterer shall be obliged to provide, such other additional security in form and substance reasonably satisfactory to the Owner which (in the opinion of the Owner) has a net realisable value (on an aggregate basis) equal to or greater than the applicable shortfall or deficiency in the Charter Security including, without limitation, a deposit of cash to such account as the Owner may nominate in an amount equivalent to the amount of any shortfall or deficiency in respect of the Charter Security (“Additional Security”).

(viii)      The Owner may recover from the Charterer any amount due under clause 108 (Washout clause) of the Time Charter.

No remedy referred to in this Section 17(b) is intended to be exclusive, but each remedy shall be cumulative and in addition to, and may be exercised concurrently with, any other remedy which is referred to in this Charter or which may otherwise be available to the Owner at law, in equity or in admiralty.

(c)
Multipartite. If the Owner, by written notice to the Charterer, declares the Charterer in default under this Charter pursuant to this Section 17 and the Event of Default in question is a Relevant Event of Default (as defined below), and the Charterer is entitled to purchase the Vessel pursuant to the terms of clause 5.1 of the Multipartite Agreement and the Vessel is to be acquired by the Charterer pursuant to such terms, then prior to the Charterer’s purchase of the Vessel pursuant to the terms of clause 5.1 of the Multipartite Agreement the Charterer shall pay to the Owner (v) Charter Hire due through and including the date of purchase; (w) any applicable taxes (other than any taxes based upon or measured by the net income (however denominated) of the Owner); (x) expenses of sale (including the Owner’s and the Head Owner’s reasonable counsel fees); (y) the amount due under clause 108 (Washout clause) of the Time Charter; (z) either (i) plus any Arrangements Credit (as defined in Section 12(j)), or (ii) less any Arrangements Debit (as defined in Section 12(j)); and (zz) the Asset Upside Amount ((v), (w), (x), (y) and (z), together the “Outstanding Balance”). For the purposes of this Charter, a “Relevant Event of Default” means an Event of Default (as defined in the Bareboat Charter) under the Bareboat Charter which was caused in whole or in part by the act or omission of the Charterer.

(d)
Notwithstanding any other provision of this Charter (and without prejudice to Section 18(g)), in the event that this Charter is terminated pursuant to the terms of clause 4.6 of the Multipartite Agreement, the Parties unconditionally and irrevocably agree that the following Sections shall survive (or as the case may be shall be deemed to survive) such termination of this Charter and are expressly made for the benefit of, and shall be enforceable by, the Owner, its successors and assigns: the indemnity provisions in Section 9(a) (Insurances); Section 16 (Notices); Section 17 (Defaults; Remedies); Section 19 (Income Tax); Section 20 (Law and Jurisdiction); Section 25 (Waiver); and Section 26 (No Remedy Exclusive).

18.	Indemnification, Withholding and Certain Agreements.

(a)
Owner’s Indemnification of the Charterer. The Owner agrees to indemnify, defend, and hold harmless the Charterer from all damages or costs arising as a result of (i) the Owner’s violation of any law or regulation of the jurisdiction in which the Owner is organized or maintains its principal office (other than a violation that would not have occurred but for the use, operation or presence of the Vessel or any part thereof in the relevant jurisdiction or the failure of the Charterer to perform its obligations under this Charter or any act or omission of the Charterer), (ii) the gross negligence or wilful misconduct of the Owner unless such gross negligence or wilful misconduct is imputed to the Owner as a result of any act or omission of the Charterer or any failure of the Charterer to perform its obligations under this Charter, or (iii) the failure of the Owner to pay any taxes which the Owner is required by law to pay.

(b)
Charterer’s Indemnification of the Owner and the Head Owner. The Charterer hereby assumes liability for, and shall defend, indemnify and hold harmless the Indemnified Parties (for the purposes of this Section 18, “Indemnified Parties” means: the Owner, the Head Owner and any of their affiliates and any mortgagee of the Vessel, whose identity the Owner has notified the Charterer of, and each of their respective successors and assigns, and the directors, officers, employees, representatives, agents and servants of any of the foregoing, and each an “Indemnified Party”) from and against any and all Claims (as hereinafter defined) which may be imposed on, incurred by or asserted against any of the Indemnified Parties, and the Vessel and/or the Approved ESD, (in each case whether or not also indemnified against pursuant to any other agreement or by any other person), regardless of when asserted (whether before, after or during the Charter Term) and in any way relating to or arising out of any of the following: the documentation, registry, delivery, possession, ownership, use, operation, lay-up, chartering, subchartering, condition, maintenance, repair, inspection, compliance with Environmental Laws and return of the Vessel and/or the Approved ESD, as applicable. Notwithstanding the foregoing, the Charterer shall not be obligated to indemnify any Indemnified Party in respect of any act or omission constituting gross negligence or wilful misconduct by such Indemnified Party, or its agents or representatives. The Charterer agrees to further indemnify, defend and hold harmless each Indemnified Party and the Vessel from and against all liens created and imposed on the Vessel other than those caused by Owner’s or, as the case may be, the Head Owner’s own actions, and in the event of the seizure of the Vessel under legal process to enforce such lien or asserted lien, the Charterer shall secure the prompt release of the Vessel by payment of same or otherwise as may be appropriate. The Owner’s right to Charter Hire as provided for in Section 5 of this Charter shall not be suspended during any time when the Vessel is under seizure by legal process as a result of such liens or asserted liens. As used in this Charter, “Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses, fines, penalties and disbursements (including, without limitation, reasonable attorneys’ fees, litigation expenses and investigatory fees and disbursements) of whatsoever kind and nature, including, without limitation, (i) claims or penalties arising from any violation of the laws or regulations of any authority or country or political subdivision thereof, (ii) claims as the result of latent, patent or other defects, whether or not discoverable by the Owner, the Head Owner or the Charterer, (iii) Environmental Claims and (iv) tort claims of any kind, including, without limitation, claims for injury or damage caused by leakage, discharge or spillage of oil or cargo, refuse or any hazardous substance, but excluding Taxes (as such term is defined in Section 18(c) below).

(c)
Charterer’s Withholding. Notwithstanding anything in this Charter or in the Bareboat Charter to the contrary, the Charterer hereby covenants and agrees that it shall make all payments of Charter Hire and other amounts payable by the Charterer under this Charter to the Owner or any Indemnified Party or any Tax Indemnitee (for the purposes of this Section 18, “Tax Indemnitee” means any of: the Owner and each of its affiliates that is included with the Owner in a consolidated, combined, unitary or other group Tax return) free and clear from, and without deduction or withholding of or by reason of, any taxes (including income, gross receipts, sales or use taxes), money transfer fees or other charges or withholdings of any nature whatsoever except to the extent that deduction or withholding of any Tax (for the purposes of this Section 18, “Tax” means all taxes (including income taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, ad valorem taxes and other taxes), fees, duties, charges, assessments, and withholdings of whatever nature, imposed, assessed, levied or asserted by any governmental authority or other taxing authority (and any and all penalties, fines, interest and other charges relating thereto)) is required by law, in which event the Charterer shall (i) notify the person entitled to receive the payment (the “Payee”) of such requirement, (ii) make such deduction or withholding, (iii) if such Tax is an Indemnified Tax (as defined in Section 18(e)), pay on an after-Tax basis pursuant to Section 18(d) such additional amount as is necessary so that the Payee receives, after such deduction or withholding (including any deduction or withholding with respect to such additional amount) an amount equal to the amount that the Payee would have received if such deduction or withholding had not been made, (iv) pay the full amount deducted or withheld to the appropriate taxing authority in accordance with applicable law, and (v) deliver to the Payee promptly after making such payment an original receipt (or certified copy thereof) or other evidence reasonably satisfactory to the Payee evidencing payment of the tax withheld to the appropriate taxing authority.

(d)
Payment After Tax. Each payment or indemnity payable by the Charterer to or for the benefit of an Indemnified Party or a Tax Indemnitee pursuant to this Section 18 shall be paid on an after- Tax basis, which means that the Charterer must pay, in addition to such payment or indemnity, such additional amount or amounts as will, in the reasonable good faith determination of such Indemnified Party or Tax Indemnitee, leave such Indemnified Party or Tax Indemnitee and its affiliates (if any) in the same economic position as they would be in if such payment or indemnity were not subject to taxation, taking into account any Tax costs resulting from the such Indemnified Party’s or Tax Indemnitee’s actual or constructive receipt or accrual of the Charterer’s payment or indemnity and any Tax saving realized by such Indemnified Party or Tax Indemnitee and its affiliates (if any) as a result of the allowance of any Tax credit, deduction or other Tax benefit for the Tax, liability or expense incurred by such Indemnified Party or Tax Indemnitee that gave rise to the Charterer’s obligation to pay such payment or indemnity pursuant to this Section 18.

(e)
Indemnified and Excluded Taxes. For the purposes of this Section 18, an “Indemnified Tax” means all Taxes, regardless of how or when such Taxes are imposed, incurred or asserted (whether imposed on, incurred by or asserted against the Vessel or the Owner or the Charterer or otherwise) arising out of, in connection with or otherwise relating to the Vessel or this Charter or any of the transactions contemplated in or done pursuant to this Charter (including the Owner’s chartering of the Vessel from the Head Owner, and chartering of the Vessel during the term of this Charter), provided that the Charterer shall have no obligation under this Section 18 to indemnify a Tax Indemnitee for the following Taxes (“Excluded Taxes”):

(i)          any Tax imposed on or calculated by reference to the overall net income, overall gross income, overall profits, overall gains, capital or net worth of such Tax Indemnitee, provided that the exclusion in this Section 18(e)(i) shall not apply to any Tax to the extent such Tax would not have been payable in the absence of the documentation, registry, delivery, use, presence or other connection of the Vessel or any part thereof or with, or any act or omission or other connection of the Charterer or any affiliate, agent, representative or contractor of the Charterer or any other person (other than the Owner, unless an Event of Default is continuing) using or having possession, custody or control of the Vessel or any part thereof in or with, the jurisdiction imposing such Tax;

(ii)          any ad valorem Tax assessed on or with respect to the Vessel arising from the presence of the Vessel in the jurisdiction imposing the Tax after the Charterer has redelivered the Vessel to the Owner in accordance with the provisions of this Charter and has performed all of its obligations under the Charter, unless the Vessel is redelivered as a result of the occurrence of an Event of Default;

(iii)        any Tax imposed on or with respect to any sale or other transfer by the Owner of any of the Owner’s interest in the Vessel or the Charter to any person other than the Charterer, provided that the exclusion in this Section 18 18(e)(iii) shall not apply to any such sale or transfer that occurs (1) in connection with or as a result of an Event of Default, a Total Loss, or any maintenance, repair, overhaul, pooling, interchange, exchange, removal, replacement, substitution, modification, improvement, or alteration of the Vessel or any part thereof or (2) at the Charterer’s request or (3) pursuant to a requirement in this Charter;

(iv)        any Tax to the extent resulting from any act or event occurring after the Charterer has returned the Vessel and all Technical Documents to the Owner in compliance with the terms of this Charter and has performed all its obligations under this Charter (the “Return Compliance Time”), provided that the exclusion in this Section 18(e)(iv) shall not apply to any Tax that (1) arises from any act, event or circumstance (or relates to any period of time) occurring at or before the Return Compliance Time or (2) is imposed with respect to any payment by the Charterer pursuant to Charter or (3) is incurred in connection with the exercise of any rights or remedies of the Owner after the occurrence of an Event of Default;

(v)          any Tax if and to the extent that such Tax would be payable by such Tax Indemnitee in the absence of the transactions contemplated in this Charter;

(vi)        any Tax if and to the extent that such Tax is caused by, and would not be payable but for, (1) any gross negligence or willful misconduct of such Tax Indemnitee or (2) the inaccuracy or breach of any representation, warranty or covenant of the Owner in this Charter.

(f)	Proof of Payment – Taxes. Promptly upon the written request of the Owner, the Charterer shall provide to the Owner copies of all documentation and proof of payment of any Taxes.

(g)
Survival. The obligations of the Owner and the Charterer under this Section 18 shall survive the expiration or earlier termination or cancellation of this Charter and are expressly made for the benefit of, and shall be enforceable by, the Party to which the obligations are owed, and its successors and assigns.

(h)
No Limitation. Except as otherwise limited in this Charter, it is the intent of the Parties that all indemnity obligations or liabilities assumed by the Parties under this Charter be without limit and without regard to the cause or causes thereof (including pre- existing conditions), the unseaworthiness of any vessel, strict liability or the negligence of any party or parties, whether such negligence be sole, joint or concurrent, active or passive.

(i)
Consequential Damages. Neither Party shall be liable to the other Party for any consequential or special damages, arising out of, resulting from or relating in any way to this Charter, irrespective of the negligence or fault of any party.

19.	Income Tax

The Charterer agrees to take no tax position inconsistent with the fact that the Owner is the owner of the Vessel for tax purposes.

20.	Law and Jurisdiction

(a)
Governing Law. This Charter is governed by and interpreted in accordance with the general maritime laws of the United States and, to the extent they are not applicable, the internal laws of the State of New York (without regard to New York’s conflict of laws provisions).

(b)
Venue. All judicial actions by any Party to enforce any provision of this Charter shall, if requested by the Owner, be brought in the United States District Court for the Southern District of New York or the state court of general jurisdiction sitting in the County of New York in the State of New York. Each Party consents to the jurisdiction of such courts and hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non-conveniens, which it may now or hereafter have to the bringing of any such action or proceedings in such court.

(c)	JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY TO EVERY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS CHARTER.

(d)
Service of Process. Service of process may be made on the Charterer or the Guarantor by mailing or delivering a copy of such process to the Charterer c/o the Guarantor at the Guarantor’s address listed below (with a copy to the Charterer at its address identified in or in accordance with Section 16), or to any new address of the Guarantor of which the Owner has been notified by the Charterer. The Charterer hereby irrevocably authorises and directs the Guarantor to accept such service on its behalf at such address. As an alternative method of service, the Charterer also irrevocably consents to the service of any and all process, postage prepaid, in any such action or proceeding by mailing a copy of such process to the Guarantor with a copy to the Charterer at its address identified in or in accordance with Section 16. Nothing in this Charter shall affect the right to effect service of process in any other manner permitted by law.

Guarantor’s address:

Seanergy Maritime Holdings Corp.
c/o Seanergy Management Corp.
154 Vouliagmenis Avenue,
16674 Glyfada, Athens, Greece

21.	Salvage.

Service of process may be made on the Owner by mailing or delivering a copy of such process to the Owner at the Owner’s address identified in or in accordance with Section 16.

All salvage and towage performed by the Vessel shall be for the Charterer’s benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterer.

22.	War.

(a)       For the purpose of this Charter, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist, pirate or political group, or the government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)	The Charterer shall have the liberty:

(i)          to comply with all orders, directions, recommendations or advice as to departure, arrival routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the government of the Flag State, or any other government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)          to comply with the orders, directions or recommendations of any War Risks underwriters who have the authority to give the same under the terms of the War Risks insurance;

(iii)        to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Union, the effective orders of any other supranational body which has the right to issue and given the same, and with national laws aimed at enforcing the same to which the Owner or the Charterer are subject, and to obey the orders and directions of those who are charged with their enforcement.

23.	Assignment of Insurances.

(a)
Collateral. In order to secure all obligations of the Charterer owing to the Owner under this Charter, the Charterer hereby assigns to the Head Owner with first priority and to the Owner with second priority, all of the Charterer’s right, title and interest in and to all policies and contracts of insurance, including, without limitation, all entries in any protection and indemnity or War Risks association or club, which are from time to time taken out in respect of the Vessel, her hull, machinery, freight, disbursements, profits or otherwise, and all the benefits thereof, including, without limitation, all claims of whatsoever nature arising under such policies, as well as all amounts due from underwriters under any such insurance whether as payment of losses, or as return premiums, or otherwise, (collectively, the “Insurances”), and any proceeds of any of the foregoing. No later than the Delivery Date the Charterer shall give each underwriter, broker, P&I club and insurer notice of the assignment of insurances contained in this Charter in the form and terms attached as Exhibit B to this Charter (or in such other form and terms as the Owner may reasonably require) and procure that the loss payable clauses as attached to Exhibit B to this Charter (or loss payable clauses otherwise in a form and terms satisfactory to the Owner and the Head Owner) shall have been duly endorsed on all the insurances.

(b)
No Obligation to Perform. The Charterer hereby agrees and covenants that, notwithstanding the provisions of this Section 23, neither the Owner nor the Head Owner shall have any of the Charterer’s obligations under any Insurances.

24.	Change of Ownership.

The Charterer acknowledges and agrees that the Head Owner may transfer its ownership of the Vessel to another entity during the term of this Charter subject to clause 2.5 of the Multipartite Agreement.

Following the receipt by the Charterer of a notice from the Owner stating that the Head Owner intends to transfer the ownership of the Vessel to another entity (the “Transferee”) as of the date of the transfer set forth in such notice, (i) reference to ‘the Head Owner’ in Section 9 and Section 23 of this Charter shall be deemed to refer to the Transferee (ii) as of such date of transfer, the Charterer shall procure that the insurances over the Vessel are updated to reflect the Transferee’s ownership of the Vessel and (iii) as of such date of transfer, the Charterer shall provide updated notices of assignment of insurances and loss payable clauses to each underwriter substantially in the form attached at Exhibit B to this Charter (or otherwise in a form and terms satisfactory to the Owner and the Transferee) logically amended to show the Transferee as the ‘‘Owner’’.

25.
Waiver. No waiver by either Party of any breach by the other of any obligation, agreement or covenant under this Charter shall be deemed to be a waiver of that or any subsequent breach of the same or any other covenant, agreement or obligation nor shall any forbearance by any Party to seek a remedy for any breach by the other Party be deemed a waiver by such Party of its rights or remedies with respect to such breach, unless such waiver is in each case in writing duly executed by such Party.

26.
No Remedy Exclusive. Each and every right, power and remedy given to the Owner in this Charter shall be cumulative and in addition to every other right, power and remedy in this Charter or therein given now or hereafter existing at law, in equity, in admiralty, by statute or otherwise. Each and every right, power and remedy whether given therein or otherwise existing may be exercised from time to time as often and in such order as may be determined by the Owner, and neither the failure or delay in exercising any power or right nor the exercise or partial exercise of any right, power or remedy shall be construed to be a waiver of or acquiescence in any default therein; nor shall the acceptance of any security or of any payment of or on account of any loan, promissory note, advance, obligation, expense, interest or fees maturing after an Event of Default or of any payment on account of any past default shall be construed to be a waiver of any right to take advantage of any future default or of any past default not completely cured thereby.

27.
Entire Agreement; Amendment. This Charter and its exhibits and schedules constitute the entire agreement between the Parties relating to the subject matter of this Charter and supersedes all prior agreements and undertakings of the Parties, whether oral or written, in connection herewith. No amendment of this Charter shall be valid unless made in writing and signed by each of the Parties and consented to by the Head Owner.

28.
Counterparts. This Charter may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Charter via Portable Document Format (PDF), which the Parties agree shall constitute an original writing for all legal purposes.

29.
Severability. The Owner and the Charterer agree that with respect to any specific provision of this Charter that is held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular manner, the Parties consider and permit this Charter to be amended in such manner as may be required in order to cause said provision and all other terms of this Charter to remain binding and enforceable against the Owner and the Charterer.

30.	Captions. The captions in this Charter are for convenience and reference only and shall not define or limit any of the terms or provisions, or otherwise affect the construction, of this Charter.

31.	Binding Effect. Subject to Section 14, this Charter shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

32.
Interpretation. Unless otherwise stated, reference to a “Section” in this Charter is to a section of this Charter (and “Sections” shall be construed accordingly) and a reference to an “Exhibit” is a reference to an exhibit to this Charter. The words “include(s)” and “including” shall be construed as being followed by the words “without limitation”.

[Remainder of page intentionally left blank]

IN WITNESS WHE REOF, the Parties have executed this Charter as of the date first written above.

OWNER

CARGILL INTERNATIONAL SA

By: /s/ George Wells
Name:  George Wells
Title:  Assistant Vice President

CARGILL INTERNATIONAL SA

By: /s/ Theodora Mitropetrou
Name:  Theodora Mitropetrou
Title:  Attorney in fact

Signature Page - Sub-Bareboat Charter " NEW EXPEDITION" (tbr " FLAGSHIP")

EXHIBIT A – Basic Charter Hire

Basic Charter Hire	US$ 6,695 per day

EXHIBIT A-1

Loss Value and Purchase Price Schedule Original Vessel Cost: US$ 20,500,000

Payment Number	Payment Date/ Relevant Purchase Price Date	Loss Value $	Loss Value as a % of Original Vessel Cost	Purchase Price $	Floor Price $
0	5/10/2021	20,500,000.00	100%	20,500,000.00	28,385,000.00
1	6/10/2021	20,334,398.64	99%	20,334,398.64	28,254,902.08
2	7/10/2021	20,168,490.00	98%	20,168,490.00	28,124,804.17
3	8/10/2021	20,002,273.51	98%	20,002,273.51	27,994,706.25
4	9/10/2021	19,835,748.60	97%	19,835,748.60	27,864,608.33
5	10/10/2021	19,668,914.70	96%	19,668,914.70	27,734,510.42
6	11/10/2021	19,501,771.24	95%	19,501,771.24	27,604,412.50
7	12/10/2021	19,334,317.64	94%	19,334,317.64	27,474,314.58
8	1/10/2022	19,166,553.33	93%	19,166,553.33	27,344,216.67
9	2/10/2022	18,998,477.73	93%	18,998,477.73	27,214,118.75
10	3/10/2022	18,830,090.26	92%	18,830,090.26	27,084,020.83
11	4/10/2022	18,661,390.34	91%	18,661,390.34	26,953,922.92
12	5/10/2022	18,492,377.39	90%	18,492,377.39	26,823,825.00
13	6/10/2022	18,323,050.84	89%	18,323,050.84	26,693,727.08
14	7/10/2022	18,153,410.10	89%	18,153,410.10	26,563,629.17
15	8/10/2022	17,983,454.58	88%	17,983,454.58	26,433,531.25
16	9/10/2022	17,813,183.71	87%	17,813,183.71	26,303,433.33
17	10/10/2022	17,642,596.90	86%	17,642,596.90	26,173,335.42
18	11/10/2022	17,471,693.56	85%	17,471,693.56	26,043,237.50
19	12/10/2022	17,300,473.10	84%	17,300,473.10	25,913,139.58
20	1/10/2023	17,128,934.94	84%	17,128,934.94	25,783,041.67
21	2/10/2023	16,957,078.49	83%	16,957,078.49	25,652,943.75
22	3/10/2023	16,784,903.15	82%	16,784,903.15	25,522,845.83
23	4/10/2023	16,612,408.34	81%	16,612,408.34	25,392,747.92
24	5/10/2023	16,439,593.46	80%	16,439,593.46	25,262,650.00
25	6/10/2023	16,266,457.92	79%	16,266,457.92	25,132,552.08
26	7/10/2023	16,093,001.12	79%	16,093,001.12	25,002,454.17
27	8/10/2023	15,919,222.47	78%	15,919,222.47	24,872,356.25
28	9/10/2023	15,745,121.37	77%	15,745,121.37	24,742,258.33
29	10/10/2023	15,570,697.22	76%	15,570,697.22	24,612,160.42
30	11/10/2023	15,395,949.42	75%	15,395,949.42	24,482,062.50
31	12/10/2023	15,220,877.37	74%	15,220,877.37	24,351,964.58
32	1/10/2024	15,045,480.47	73%	15,045,480.47	24,221,866.67
33	2/10/2024	14,869,758.12	73%	14,869,758.12	24,091,768.75
34	3/10/2024	14,693,709.71	72%	14,693,709.71	23,961,670.83
35	4/10/2024	14,517,334.64	71%	14,517,334.64	23,831,572.92
36	5/10/2024	14,340,632.30	70%	14,340,632.30	23,701,475.00
37	6/10/2024	14,163,602.09	69%	14,163,602.09	23,571,377.08

38	7/10/2024	13,986,243.39	68%	13,986,243.39	23,441,279.17
39	8/10/2024	13,808,555.60	67%	13,808,555.60	23,311,181.25
40	9/10/2024	13,630,538.11	66%	13,630,538.11	23,181,083.33
41	10/10/2024	13,452,190.30	66%	13,452,190.30	23,050,985.42
42	11/10/2024	13,273,511.56	65%	13,273,511.56	22,920,887.50
43	12/10/2024	13,094,501.28	64%	13,094,501.28	22,790,789.58
44	1/10/2025	12,915,158.84	63%	12,915,158.84	22,660,691.67
45	2/10/2025	12,735,483.63	62%	12,735,483.63	22,530,593.75
46	3/10/2025	12,555,475.03	61%	12,555,475.03	22,400,495.83
47	4/10/2025	12,375,132.42	60%	12,375,132.42	22,270,397.92
48	5/10/2025	12,194,455.18	59%	12,194,455.18	22,140,300.00
49	6/10/2025	12,013,442.69	59%	12,013,442.69	22,010,202.08
50	7/10/2025	11,832,094.32	58%	11,832,094.32	21,880,104.17
51	8/10/2025	11,650,409.46	57%	11,650,409.46	21,750,006.25
52	9/10/2025	11,468,387.48	56%	11,468,387.48	21,619,908.33
53	10/10/2025	11,286,027.75	55%	11,286,027.75	21,489,810.42
54	11/10/2025	11,103,329.65	54%	11,103,329.65	21,359,712.50
55	12/10/2025	10,920,292.55	53%	10,920,292.55	21,229,614.58
56	1/10/2026	10,736,915.82	52%	10,736,915.82	21,099,516.67
57	2/10/2026	10,553,198.83	51%	10,553,198.83	20,969,418.75
58	3/10/2026	10,369,140.95	51%	10,369,140.95	20,839,320.83
59	4/10/2026	10,184,741.55	50%	10,184,741.55	20,709,222.92
60	5/10/2026	10,000,000.00	49%	10,000,000.00	20,579,125.00

Stipulated loss values are due in addition to any advance or arrears rent due on the same date.

EXHIBIT B

NOTICE OF ASSIGNMENT OF INSURANCE

TO:

PLEASE TAKE NOTICE:

(1)
That by an assignment of Insurances contained in a Sub-Bareboat Charter Agreement dated as of, 2021 made by FLAG MARINE CO. (the “Sub-Charterer”) to CARGILL INTERNATIONAL SA (together with its successors and assigns, “Head Charterer”), the Sub-Charterer has collaterally assigned to the registered owner of the Vessel (as defined below), CFT INVESTMENTS 1 LLC, its successors and assigns (“Owner”) as first priority and to the Head Charterer as second priority all of the Sub-Charterer’s rights, title and interests in, to and under all policies and contracts of insurance, including the Sub-Charterer’s rights under all entries in any protection and indemnity or war risk association or club, which are from time to time taken out by the Sub-Charterer in respect of M/V “FLAGSHIP” with IMO No. 9514224(the “Vessel”), her hull, machinery, freight, disbursements, profits or otherwise, and all the benefits thereof, including, without limitation, all claims of whatsoever nature arising under such policies, as well as all amounts due from underwriters under any such insurance whether as payment of losses, or as return premiums, or otherwise (collectively, the “Insurances”).

(2)	That you are hereby irrevocably authorized and instructed to pay from the date hereof all payments under:

(a)
all Insurances, except entries in protection and indemnity associations or clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Attachment 1 to this Notice; and

(b)
all entries in protection and indemnity associations or clubs or insurances effected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Attachment 2 to this Notice.

(3)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

FLAG MARINE CO.	CARGILL INTERNATIONAL SA

By:	By:
Name:	Name:
Title:	Title:

Dated as of______________________, 2021

ATTACHMENT 1

LOSS PAYABLE AND NOTICE OF CANCELLATION CLAUSE

(A)	Until CFT Investments 1 LLC (together with its successors and assigns, the “Owner”) shall have notified underwriters to the contrary,

(1)
Except as provided in subsection (2) of this Clause (A), any claim under the insurance policy in respect of M/V “FLAGSHIP” with IMO No. 9514224 (the “Vessel”) (other than in respect of a total loss), up to and including the amount of United States Dollars One Million (US$1,000,000) shall be paid:

i.	directly for the repair, salvage or other charges involved; or

ii.
if Cargill International SA (the “Charterer”) shall have first fully repaired the damage or paid all of the salvage or other charges, to the Charterer as reimbursement therefor as its interests may appear; or

iii.
if Flag Marine Co. (the “Sub-Charterer”) shall have first fully repaired the damage or paid all of the salvage or other charges, to the Sub-Charterer as reimbursement therefor as its interests may appear, save that, without prejudice to subsection (2) of this Clause (A), if the Charterer and/or the Owner has provided the insurers with notice of an Event of Default by the Sub- Charterer under the sub-bareboat charter agreement (between the Charterer and the Sub- Charterer) with respect to the Vessel, no payment shall be made to the Sub- Charterer under subsection (1)(iii) of this Clause (A), but instead shall be paid in accordance with subsection (1)(i) of this Clause (A) or subsection (1)(ii) of this Clause (A) only, unless it refers to amounts already paid by the Sub-Charterers.

(2)
Any claim in respect of a total loss, and any claim of any nature (whether on account of the loss of or damage to the Vessel, on account of return premiums, or otherwise) in excess of United States Dollars One Million (US$1,000,000) or during the continuance of an Event of Default:

i.
by the Charterer under the bareboat charter agreement (between the Owner and the Charterer) with respect to the Vessel (notice of which Event of Default shall be provided by the Owner to the insurers); and/or

ii.
by the Sub-Charterer under the sub-bareboat charter agreement (between the Charterer and the Sub- Charterer) with respect to the Vessel (notice of which Event of Default shall be provided by the Owner and/or the Charterer to the insurers), shall be paid directly to the Owner or otherwise as the Owner may consent.

(B)	The underwriters agree to advise the Owner and the Charterer:

(1)
If any insurer cancels or gives notice of cancellation of any insurance (other than war risks) or entry at least fourteen (14) days before such cancellation is to take effect, unless the insurer cancels such insurance because of non-payment of premium, in which case the insurer shall give Owner and the Charterer at least ten (10) days’ notice before such cancellation is to take effect; and

(2)	Of any material change in the terms and conditions of the aforesaid insurance policies or non-renewal at least fourteen (14) days before such change or non-renewal is to take effect.

The foregoing shall not apply to war risk insurance.

ATTACHMENT 2

FORM OF LOSS PAYABLE ENDORSEMENT

PROTECTION & INDEMNITY

M/V “FLAGSHIP” with IMO No. 9514224 Payment of any recovery to which FLAG MARINE CO. (the “Sub-Bareboat Charterer”), is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Sub-Bareboat Charterer, shall be made to the Sub-Bareboat Charterer or to its order, unless and until the Association receives:

i)
subject always to paragraph ii, below, notice from CFT Investments 1 LLC (the “Owner”) and/or Cargill International SA (“Bareboat Charterer”) that the Sub-Bareboat Charterer is in default under the Bareboat Charter Agreement dated, 2021 between the Bareboat Charterer and the Sub-Bareboat Charterer respecting the Vessel, in which event all recoveries shall thereafter be paid to the Bareboat Charterer or to its order; provided that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until and after the expiry of two (2) clear business days from the receipt of such notice;

ii)
notice from the Owner that the Bareboat Charterer is in default under the Bareboat Charter Agreement dated, 2021 between the Owner and the Bareboat Charterer respecting the Vessel, in which event all recoveries shall thereafter be paid to the Owner or to its order; provided that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until and after the expiry of two (2) clear business days from the receipt of such notice.

The Association undertakes:

a)
to inform the Owner and the Bareboat Charterer if the Association gives the Sub-Bareboat Charterer of the above ship notice that his insurance in the Association in respect of such ship is to cease at the end of the then current Policy Year;

b)
to give the Owner and the Bareboat Charterer fourteen (14) days’ notice of the Association’s intention to cancel the insurance of the Sub-Bareboat Charterer by reason of this failure to pay, when due and demanded any sum due from Sub-Bareboat Charterer to the Association.

All notices to the Owner shall be made to the following address:

CFT Investments 1 LLC
c/o SMBC Leasing and Finance, Inc.
277 Park Avenue
New York, New York 10172
Attn: Chief Credit Officer
Tel: +1 (212) 224-5278

All notices to the Bareboat Charterer shall be made to the following address:

Cargill International SA
Esplanade de Pont-Rouge 4
1212 Grand-Lancy, Switzerland

(mailing address:
Cargill International SA
P.O. Box 1415
1211 Geneva 26, Switzerland)

Attn: Ann Shazell and Bernd Bachmann

Tel: +41-22-703-2111

email: ann_shazell@cargill.com
bernd_bachmann@cargill.com
gnva-otd-bareboat@cargill.com
-gnva-admin-OTLawyers@cargill.com

EXHIBIT C

Agreed form of Time Charter

ORIGINAL

Time Charter

GOVERNMENT FORM
Approved by the New York Produce Exchange

November 6th, 1913 - Amended October 20th, 1921; August 6th, 1931; October 3rd, 1946

1	This Charter Party , made and concluded on this ~~in~~ ........................................ .................11th................. day of .................May ~~19~~ 2021

2
Between ..................................................................................FLAG MARINE CO., of the Marshall Islands, as..................................................................................

3
Owners of the good ..Marshall Islands flag.. ~~Steamship~~/Motorship .."FLAGSHIP"..  ex New Expedition, IMO No.: 9514224 (Vessel's description See Clause   29) ~~of~~ ..............................................

4	~~of~~ ............................................ ~~tons gross register, and~~ ............................................ ~~tons net register, having engines of indicated horse power~~

5
~~and with hull, machinery and equipment in a thoroughly efficient state, and classed~~ ..............................................................................................................................

6	~~at~~ ................................................ ~~of about~~ ................................................ ~~cubic feet bale capacity, and about tons of 2240 lbs~~.

7	deadweight capacity (cargo and bunkers, including fresh water and stores not exceeding one and one-half percent of ship's deadweight capacity,

8	~~allowing a minimum of fifty tons) on a draft of~~ ........................ ~~feet~~ ........................ ~~inches on Summer freeboard, inclusive of permanent bunkers~~,

9	~~which are of the capacity of about tons of fuel, and capable of steaming, fully laden, under good weather~~

10	~~conditions about~~ ...................................... ~~knots on a consumption of about tons of best Welsh coal - best grade fuel oil - best grade Diesel oil~~,

11
~~now~~ ...

12
.......................... and .............................CARGILL INTERNATIONAL S.A.,............................. as Charterers of the City of .........................Geneve.........................

13	Witnesseth, That the said Owners agree to let, and the said Charterers agree to hire the said vessel, from the time of delivery, for

14
~~about~~ minimum of 5 years firm plus redelivery window of 60 days, exact period in Charterers' option. Furthermore, Charterers have the option to add any off hire days occurred throughout the firm duration at the end of the firm period (in conformity with Clause 35.5), which to be declared latest 30 days prior the expiration of the 5 year firm period. In case declared by Charterers, the optional period (sum of off hire days) shall commence from the end of the 5 year initial firm period

15	within below mentioned trading limits.

16	Charterers to have liberty to sublet the vessel for all or any part of the time covered by this Charter, but Charterers remaining responsible for

17	the fulfillment of this Charter Party.

18
Vessel to be placed at the disposal of the Charterers, ~~at~~ at / in Singapore / Japan range with intended delivery port in Japan or South Korea or Philippines (intention of the Charterers 12 nm off the port of Yeosu, S. Korea), at any time day and night Sundays and Holidays included. Provided that Vessel is able to follow Charterers voyage orders, from 10th May, 2021 00:01 GMT and until the Vessel is delivered to the Owner (as charterer) under the Sub-Bareboat Charter, the Vessel is to be deemed on hire, with the relevant hire (for such period) to be calculated as per clause 43 without the $ 1,325 daily discount applied.

19
...

20	~~in such dock or at such wharf or place (where she may safely lie, always afloat, at all times of tide, except as otherwise provided in clause No. 6), as~~

21
~~the Charterers may direct. If such dock, wharf or place be not available time to count as provided for in clause No. 5.~~ Without prejudice to Clause 38 and 46 (on their entirety), Vessel on her delivery or latest on arrival first loadport and throughout the duration of the Charter Party to be

22	ready to receive cargo with clean-swept holds and tight, staunch, strong and in every way fitted for the service, having water ballast, winches and

23	donkey boiler with sufficient steam power, or if not equipped with donkey boiler, then other power sufficient to run all the winches at one and the same

24
time (and with full  complement  of  officers,  seamen,  engineers  and  firemen  for  a  vessel  of  her  tonnage),  to  be  employed,  in  carrying  lawful  merchan- 25 dise. ~~, including petroleum or its products, in proper containers,~~ excluding .....................................................as per Rider Clauses.....................................................

25
dise. ~~, including petroleum or its products, in proper containers,~~ excluding .....................................................as per Rider Clauses.....................................................

26	~~(vessel is not to be employed in the carriage of Live Stock, but Charterers are to have the privilege of shipping a small number on deck at their risk,~~

27	~~all necessary fittings and other requirements to be for account of Charterers), in such lawful trades, between safe port and/or ports in British North~~

28	~~America, and/or United States of America, and/or West Indies, and/or Central America, and/or Caribbean Sea, and/or Gulf of Mexico, and/or 29 Mexico, and/or South America and/or Europe~~

29	~~Mexico, and/or South America~~

30	~~and/or Africa, and/or Asia, and/or Australia, and/or Tasmania, and/or New Zealand, but excluding Magdalena River, River St. Lawrence between~~

31	~~October 31st and May 15th, Hudson Bay and all unsafe ports; also excluding, when out of season, White Sea, Black Sea and the Baltic,~~

32
................................................................................................................As per Rider Clauses................................................................................................................

33
...

34
...

35	as the Charterers or their Agents shall direct, on the following conditions:

36	1. That the Owners shall provide and pay for all provisions, wages and consular shipping and discharging fees of the Crew; shall pay for the

37	customary insurance of the vessel, also for all the cabin, deck, engine-room and other necessary stores, including boiler water and maintain her class and keep

38	the vessel in a thoroughly efficient state in hull and holds, machinery and equipment ~~for and during the service.~~

39
2.  That the Charterers while the Vessel is on hire shall provide and pay for all the fuel except as otherwise agreed, Port Charges,  canal tolls, all  compulsory and customary Pilotages (including Magellan Straits, Skaw/ Great Belt, Dardanelles plus Bosphorus), Agencies, Commissions,

40	Consular Charges (except those pertaining to the Crew and Vessel's flag), and all other usual expenses except those before stated, but when the vessel puts into

41
a port for causes for which vessel is responsible, then all such charges incurred shall be paid by the Owners. Charterers to pay for any tugboats assistance however when such assistance is required because of Vessel's problem/ failure, then all cost incurred shall be paid by the Owners. Fumigations ordered because of

42	illness of the crew to be for Owners account. ~~Fumigations ordered because of cargoes carried or ports visited while vessel is employed under this~~

43	~~charter to be for Charterers account. All other fumigations to be for Charterers account after vessel has been on charter for a continuous period~~

44	~~of six months or more.~~

45	Charterers are to provide necessary dunnage and shifting boards, also any extra fittings requisite for a special trade or unusual cargo, but

ORIGINAL

46	Owners to allow them the use of any dunnage and shifting boards already aboard vessel. Charterers to have the privilege of using shifting boards

47	for dunnage, they making good any damage thereto.

48	3. ~~That the Charterers, at the port of delivery, and the Owners, at the port of re-delivery, shall take over and pay for all fuel remaining on~~

49	~~board the vessel at the current prices in the respective ports, the vessel to be delivered with not less than tons and not more than~~

50
.............................................. ~~tons and to be re-delivered with not less than~~ .............................................. ~~tons and not more than~~ ..............................................~~tons.~~

51	4. That the Charterers shall pay for the use and hire of the said Vessel at the rate of USD - See Clause 43

52
For the index-linked portion, the hire rate for each fifteen (15) days period is calculated by taking within that fifteen (15) days period the average of all the published Baltic Cape Index (BCI) of the 5 TC routes daily reports.

The hire for the first fifteen (15) days period is to be paid within three (3) banking days after delivery. The approximate hire is to be calculated using the fifteen

(15) days period prior delivery. The difference between said approximated hire and the actual hire based on actual index of the fifteen (15) days after delivery is to be settled in the subsequent hire.

All subsequent hire payments will follow the same procedure until Vessel's redelivery.

Charterers will, within fifteen (15) days of redelivery, pay the final outstanding hire to Owners. Owners agree to return any overpaid amounts to Charterers (if any) within the same deadline. United States Currency ~~per ton on vessel's total deadweight carrying capacity, including bunkers and~~

53	~~stores, on summer freeboard, per Calendar Month~~, commencing on and from the day of her delivery, as aforesaid, and at

54	and after the same rate for any part of a day ~~month~~; hire to continue until the hour of the day of her re-delivery in like good order and condition, ordinary

55
wear and tear excepted, to the Owners (unless lost) ~~at~~ on dropping last outward sea pilot or passing one safe port PMO/ Japan range or in Charterers' option Skaw/ Passero range, including United Kingdom/ Eire, at any time day and night Sundays and Holidays included

56	.............................................................................................. unless otherwise mutually agreed. Charterers are to give Owners not less than days

57	notice of vessels expected date of re-delivery, and probable port.

58
5.          Payment of said hire to be ~~made in New York~~ paid to Owners' Bank account, See Clause 97 in cash in United States Currency, every 15 days ~~semi- monthly~~ in advance, and for the last 15 days ~~half month~~ or

59	part of same the approximate amount of hire, and should same not cover the actual time, hire is to be paid for the balance day by day, as it becomes

60	due, if so required by Owners, unless bank guarantee or deposit is made by the Charterers, otherwise failing the punctual and regular payment of the

61	hire, or bank guarantee, or on any breach of this Charter Party, the Owners shall be at liberty to withdraw the vessel from the service of the Char-

62	terers, without prejudice to any claim they (the Owners) may otherwise have on the Charterers. ~~Time to count from 7 a.m. on the working day~~

63	~~following that on which written notice of readiness has been given to Charterers or their Agents before 4 p.m., but if required by Charterers, they~~

64	~~to have the privilege of using vessel at once, such time used to count as hire.~~ See Clause 43

65	Cash for vessel's ordinary disbursements at any port may be advanced as required by the Captain, by the Charterers or their Agents, subject

66	to 2 1/2% commission and such advances shall be deducted from the hire. The Charterers, however, shall in no way be responsible for the application

67	of such advances and in case Owners outlays are disputed, Owners are to settle disputed items with Agents involved directly (See also Clause 40).

68	6. That the cargo or cargoes be laden and/or discharged in any safe dock or at any safe wharf or safe anchorage or safe place that Charterers or their Agents may

69	direct, provided the vessel can safely lie always afloat at any time of tide, ~~except at such places where it is customary for similar size vessels to safely~~

70	~~lie aground.~~

71	7. That the whole reach of the Vessel's Hold, ~~Decks~~, and usual places of loading (not more than she can reasonably stow and carry), also

72	accommodations for Supercargo, if carried, shall be at the Charterers' disposal, reserving only proper and sufficient space for Ship's officers, crew,

73	tackle, apparel, furniture, provisions, stores and fuel. ~~Charterers have the privilege of passengers as far as accommodations allow, Charterers~~

74	~~paying Owners per day per passenger for accommodations and meals. However, it is agreed that in case any fines or extra expenses are~~

75	~~incurred in the consequences of the carriage of passengers, Charterers are to bear such risk and expense.~~

76	8. That the Captain shall prosecute his voyages with the utmost despatch, and shall render all customary assistance with ship's crew and

77	boats. The Captain (although appointed by the Owners), shall be under the orders and directions of the Charterers as regards employment and

78	agency; and Charterers are to load, stow, and trim and discharge the cargo at their expense under the supervision of the Captain, who is to sign Bills of Lading for

79	cargo as presented, in conformity with Mate's ~~or Tally Clerk's~~ receipts without prejudice to this Charter Party.

80	9. That if the Charterers shall have reason to be dissatisfied with the conduct of the Captain, Officers, or Engineers, the Owners shall on

81	receiving particulars of the complaint, investigate the same, and, if necessary, make a change in the appointments.

82	10. That the Charterers shall have permission to appoint a Supercargo, who shall accompany the vessel and see that voyages are prosecuted

83	with the utmost despatch. He is to be furnished with free accommodation, and same fare as provided for Captain's table, Charterers paying at the

84	rate of $10.00 per day. Owners to victual Pilots and Customs Officers, and also, when authorized by Charterers or their Agents, to victual Tally

85	Clerks, Stevedore's Foreman, etc., Charterers paying as per Clause 72. ~~at the current rate per meal, for all such victualling.~~

86	11. That the Charterers shall furnish the Captain from time to time with all requisite instructions and sailing directions, in writing, and the

87	Captain shall keep a full and correct Log of the voyage or voyages, which are to be patent to the Charterers or their Agents, and furnish the Char-

88	terers, their Agents or Supercargo, when required, with a true copy of daily Logs, showing the course of the vessel and distance run and the con-

89	sumption of fuel.

90	12. That the Captain shall use diligence ~~in caring~~ for the care and ventilation of the cargo. The Vessel has natural ventilation.

91	13. That the Charterers shall have the option of continuing this charter for a further period of ................................................................................................

92
...

93	on giving written notice thereof to the Owners or their Agents days previous to the expiration of the first-named term, or any declared option.

ORIGINAL

94	14. That if required by Charterers, time not to commence before ...........................01st April 2021 (See also Clause 36)and should vessel

95	not have given written notice of readiness on or before ..........................20th May 2021 (See also Clause 36)~~but not later than 4 p.m.~~ Charterers or

96	their Agents to have the option of cancelling this Charter at any time not later than the day of vessel's readiness. (See also Clause 36).

97
15. That in the event of the loss of time from default and/or deficiency of ~~men~~ Ship's Officers and Crew or any other person appointed by the Owners or  Ship's stores, fire, breakdown or damages to hull, machinery or equipment,

98	grounding, detention by average accidents to ship or cargo, drydocking for the purpose of examination or painting bottom, or by any other cause whatsoever

99
preventing the full working of the vessel, the payment of hire shall cease for the time thereby lost; until the Vessel has returned to the same or equivalent  position and if upon the voyage the speed be reduced by

100	defect in or breakdown of any part of her hull, machinery or equipment, the time so lost, and the cost of any extra fuel consumed in consequence

101	thereof, and all extra expenses shall be deducted from the hire.

102	16. That should the Vessel be lost, money paid in advance and not earned (reckoning from the date of loss or being last heard of) shall be

103	returned to the Charterers at once. The act of God, enemies, fire, restraint of Princes, Rulers and People, and all dangers and accidents of the Seas,

104	Rivers, Machinery, Boilers and Steam Navigation, and errors of Navigation throughout this Charter Party, always mutually excepted.

105	The vessel shall have the liberty to sail with or without pilots, to tow and to be towed, to assist vessels in distress, and to deviate for the

106	purpose of saving life and property.

107	17. That should any dispute arise between Owners and the Charterers, the matter in dispute shall be referred to three persons at London ~~New York~~,

108	one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them, shall be final, and for

109
the purpose of enforcing any award, this agreement may be made a rule of the Court. The Arbitrators shall be commercial shipping men. For any dispute not exceeding the amount of $100,000, the parties agree same to be dealt with by LMAA, small claims proceedings 2002 or any amendment thereof.

110	18. That the Owners shall have a lien upon all cargoes, and all sub-freights, sub-hires for any amounts due under this Charter, including General Aver-

111	age contributions, and the Charterers to have a lien on the Ship for all monies paid in advance and not earned, and any overpaid hire or excess

112	deposit to be returned at once. Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which

113	might have priority over the title and interest of the owners in the vessel.

114	19. That all derelicts and salvage shall be for Owners' and Charterers' equal benefit after deducting Owners' and Charterers' expenses and

115	Crew's proportion. General Average shall be adjusted, stated and settled, according to Rules 1 to 15, inclusive, 17 to 22, inclusive, and Rule F of

116	York-Antwerp Rules 1974 and any amendments thereto ~~1924, at such port or place in the United States as may be selected by the carrier, and as to matters not provided for by these~~

117	Rules, according to the laws and usages at the port of London. ~~New York. In such adjustment disbursements in foreign currencies shall be exchanged into~~

118	~~United States money at the rate prevailing on the dates made and allowances for damage to cargo claimed in foreign currency shall be converted at~~

119	~~the rate prevailing on the last day of discharge at the port or place of final discharge of such damaged cargo from the ship. Average agreement or~~

120	~~bond and such additional security, as may be required by the carrier, must be furnished before delivery of the goods. Such cash deposit as the carrier~~

121	~~or his agents may deem sufficient as additional security for the contribution of the goods and for any salvage and special charges thereon, shall, if~~

122	~~required, be made by the goods, shippers, consignees or owners of the goods to the carrier before delivery. Such deposit shall, at the option of the~~

123	~~carrier, be payable in United States money and be remitted to the adjuster. When so remitted the deposit shall be held in a special account at the~~

124	~~place of adjustment in the name of the adjuster pending settlement of the General Average and refunds or credit balances, if any, shall be paid in~~

125	~~United States money~~. Hire not to contribute to general Average.

126	~~In the event of accident, danger, damage, or disaster, before or after commencement of the voyage resulting from any cause whatsoever~~,

127	~~whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract, or otherwise, the~~

128	~~goods, the shipper and the consignee, jointly and severally, shall contribute with the carrier in general average to the payment of any sacrifices,~~

129	~~losses, or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the~~

130	~~goods. If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully and in the same manner as if such salving ship or~~

131	~~ships belonged to strangers~~.

132	~~Provisions as to General Average in accordance with the above are to be included in all bills of lading issued hereunder.~~

133	20. Fuel used by the vessel while off hire, ~~also for cooking, condensing water, or for grates and stoves~~ to be agreed to as to quantity, and the

134	cost of replacing same, to be allowed by Owners.

135	21. ~~That as the vessel may be from time to time employed in tropical waters during the term of this Charter, Vessel is to be docked at a~~

136	convenient place, bottom cleaned and painted whenever Charterers and Captain think necessary, at least once in every six months, reckoning from

137	~~time of last painting, and payment of the hire to be suspended until she is again in proper state for the service.~~ See Dry-Docking Clause No. 92.

138
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139
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140	22. ~~Owners shall maintain the gear of the ship as fitted, providing gear (for all derricks) capable of handling lifts up to three tons, also~~

141	~~providing ropes, falls, slings and blocks. If vessel is fitted with derricks capable of handling heavier lifts, Owners are to provide necessary gear for~~

142	~~same, otherwise equipment and gear for heavier lifts shall be for Charterers' account. Owners also to provide on the vessel lanterns and oil for~~

143	~~night work, and vessel to give use of electric light when so fitted, but any additional lights over those on board to be at Charterers' expense. The~~

144	~~Charterers to have the use of any gear on board the vessel.~~

145	23. ~~Vessel to work night and day, if required by Charterers, and all winches to be at Charterers' disposal during loading and discharging~~;

146	~~steamer to provide one winchman per hatch to work winches day and night, as required, Charterers agreeing to pay officers, engineers, winchmen,~~

147	~~deck hands and donkeymen for overtime work done in accordance with the working hours and rates stated in the ship's articles. If the rules of the~~

148	~~port, or labor unions, prevent crew from driving winches, shore Winchmen to be paid by Charterers. In the event of a disabled winch or winches, or~~

149	~~insufficient power to operate winches, Owners to pay for shore engine, or engines, in lieu thereof, if required, and pay any loss of time occasioned~~

150	~~thereby.~~

151	24. ~~It is also mutually agreed that this Charter is subject to all the terms and provisions of and all the exemptions from liability contained~~

ORIGINAL

152	~~in the Act of Congress of the United States approved on the 13th day of February, 1893, and entitled "An Act relating to Navigation of Vessels~~;

153	~~etc.," in respect of all cargo shipped under this charter to or from the United States of America. It is further subject to the following clauses, both~~

154	~~of which are to be included in all bills of lading issued hereunder:~~

155	~~U. S. A. Clause Paramount~~

156	~~This bill of lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April~~

157	~~16, 1936, which shall be deemed to be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of~~

158	~~any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this bill of lading~~

159	~~be repugnant to said Act to any extent, such term shall be void to that extent, but no further.~~

160	~~Both-to-Blame Collision Clause~~

161	~~If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the~~

162	~~Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the goods carried~~

163	~~hereunder will indemnify the Carrier against all loss or liability to the other or non-carrying ship or her owners in so far as such loss~~

164	~~or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-~~

165	~~carrying ship or her owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her~~

166	~~owners as part of their claim against the carrying ship or carrier.~~

167	25. The vessel shall not be required to force ice or follow ice breakers or enter any ice-bound port, or any port where lights or light-ships have been or are about to be with-

168	drawn by reason of ice, or where there is risk that in the ordinary course of things the vessel will not be able on account of ice to safely enter the

169	port or to get out after having completed loading or discharging.

170	26. Nothing herein stated is to be construed as a demise of the vessel to the Time Charterers. The owners to remain responsible for the

171	navigation of the vessel, insurance, crew, and all other matters, same as when trading for their own account.

172	27. A commission of ~~2 1/2~~ 1.25 per cent ................................is payable by ~~the Vessel and~~ Owners to

173
..........................................................................................................Seanergy Management Corp..........................................................................................................

174	both on hire earned and paid under this Charter, and also upon any continuation or extension of this Charter.

175	28. An address commission of ~~2 1/2~~ 3.75 per cent payable to Charterers on the hire earned and paid under this Charter.

Additional Clauses from Clause 29 to Clause 116, as attached to be fully incorporated in this CharterParty.

THE OWNERS	THE CHARTERERS

"This Charter Party is a computer generated copy of the NYPE46 form printed by authority of the Association of Ship Brokers & Agents (USA) Inc. (ASBA), using software which is the copyright of Maritech Limited. Any insertion or deletion to the form must be clearly visible. In the event that any modification is made to the pre-printed text of this document, and is not clearly visible, the provisions of the original ASBA-approved document shall apply. ASBA and Maritech Limited (collectively, "we") assume no responsibility for any loss or damage caused as a result of discrepancies between the original ASBA-approved document and this document.

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ADDITIONAL CLAUSES TO MV “FLAGSHIP” / CARGILL INTERNATIONAL S.A., CHARTER PARTY DT., 11TH MAY, 2021
CLAUSE 29 - TIME CHARTER VESSEL'S DESCRIPTION
M/V FLAGSHIP EX NEW EXPEDITION - TIMECHARTER DESCRIPTION (all figures about)

Flag / Class:	MARSHALL ISLANDS
Built / Place:	2013 / MITSUI CHIBA, JAPAN
Classification:	DNV
Deadweight:	ABT 176,387 MT ON 17,985 M SSW DRAFT
IMO number:	9514224
LOA / LBP:	292.0M / 282.96 MTRS
Beam:	44.98 MTRS
Depth (Moulded):	24.70 MTRS
TPC:	118.7 TON AT SUMMER DRAFT SIDE ROLLING TYPE STEEL H/COVERS
GT/NT:	92,382 / 57,315
Suez net/gross:	85,554,23 / 90495,1
Speed & Consumption:
(IFO = 0,5%), ALL FIGURES ABOUT

BALLAST: ABT 15.0 KNTS ON ABT 47,0 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO BALLAST: ABT 12.5 KNTS ON ABT 32.1 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO
LADEN: ABT 13.5 KNTS ON ABT 48 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO
LADEN: ABT 12.5 KNTS ON ABT 40.65 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO
PLUS ABT 3 MT COMPLIANT FUEL AT SEA FOR AUX, PER ISO CONDITIONS.
,
PLUS ABT 3.0 MT COMPLIANT FUEL WHEN BALLASTING/DEBALLASTING OR DURING HOLDS’ CLEANING

PORT WORKING/IDLE 7 / 3,5 MT IFO/MGO (AS THE CASE MAY BE) PER ISO CONDITIONS

ECO SPEED(S)

PLEASE NOTE BELOW SPEED/CONS DATA IS WITHOUT GUARANTEE AND EXTRA FUELS MAY BE USED EITHER BECAUSE SHIPS COMMAND, AT ITS DISCRETION, EITHER SWITCH THE BLOWERS ON AND/OR INCREASE THE SPEED OF THE SHIP FOR 2/3 HOURS PER 24 HOURS TIME AND/OR BOILER.

BALLAST: ABT 11.5 KNTS ON ABT 29.5 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO

BALLAST: ABT 10.5 KNTS ON ABT 24.5 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO
LADEN: ABT 11.5 KNTS ON ABT 35,95 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO
LADEN: ABT 10.5 KNTS ON ABT 29,18 MT COMPLIANT FUEL PLUS ABT 0.1 MT MGO

ALL FIGURES ‘ABOUT’ MEAN 0.5 KNOTS FOR SPEED AND ‘ABOUT’ 5% FOR CONSUMPTION. ABOVE MENTIONED WARRANTED SPEEDS AND CONSUMPTIONS ARE BASED ON GOOD WEATHER DAYS CONDITION AND SMOOTH SEA MAX. BEAUFORT SCALE 4 AND MAXIMUM 1.25 METERS SIGNIFICANT WAVE HEIGHT, UNDER NO ADVERSE INFLUENCE OF SWELL AND CURRENTS AS RECORDED IN THE LOGBOOKS, FROM COMMENCEMENT TO END OF A SEA-PASSAGE, EVEN KEEL, IN DEEP WATER, PROVIDED NO FOULING DUE TO IMMOBILIZATION OR DRIFTING FOR 20 DAYS OR MORE. ALSO, FUELS USED FOR BALLASTING AND DE-BALLASTING OPERATIONS ARE EXCLUDED FROM THE ABOVE-MENTIONED CONSUMPTION. NO WARRANTY APPLIES IF WEATHER CONDITIONS EXCEED WIND BEAUFORT 4 AND SEA STATE, AS DEFINED HERE ABOVE, OR IN ADVERSE CURRENTS DURING WHICH PERFORMANCE EVALUATION IS NOT ALLOWED. NO EXTRAPOLATIONS TO BE MADE FOR WEATHER/SEA CONDITIONS OTHER THAN THOSE DESCRIBED ABOVE. THE VESSEL MAY AND HAS THE LIBERTY TO USE LSMGO FOR STARTING/STOPPING OF MAIN ENGINE, WHILE MANOEUVRING IN SHALLOW/NARROW WATERS, CANALS, RIVERS, IN/OUT OF PORTS AND DURING POOR VISIBILITY.

GRADE OF FUEL VLSFO, SEGREGATION IS REQUIRED, ALWAYS AS PER ISO8217 2010 OR 2005 AND ALL AMENDMENTS/REGULATIONS THEREAFTER UNTIL OR WHEREVER/WHENEVER DURING THE CURRENCY OF THIS CP ISO8217 2015 AND/OR 2017 CAN BE ADOPTED/ACCEPTED BY
CHARTERERS' SUPPLIERS.

HOLDS/HATCHES:	NS* (CSR. BC-A, BC-XII, GRAB20, PSPC-WBT) ESP, BWTS, MNS* holds 2,4,6,8 MAY BE EMPTY 9/9 HO/HA / NATURAL VENT
HATCH SIZES:	(L x B) NO.1: 15.75 MTRS X 16.32 MTRS NO.2-8: 15.75 MTRS X 21.40 MTRS NO.9: 15.75 MTRS X 16.32 MTRS
HOLD CAPACITIES:	NO.1 18150,7 NO.2 22308,3 NO.3 22805,5 NO.4 22808,5 NO.5 22793,8

NO.6 22746,6 NO.7 22792,8 NO.8 22499,4 NO.9 20228,6 TOTAL:197,150,2 CBM
OWNERS P&I CLUB:	STEAMSHIP MUTUAL UNDERWRITING ASSOCIATION (EUROPE) LTD
OWNERS:	FLAG MARINE CO, MI
MANAGERS:	V.SHIPS LIMITED

GOOD WEATHER DEFINITION

Basis good weather, which is hereby defined as max Beaufort force 4 and Douglas Sea State 3. Vessel’s good weather performance speed to be adjusted for the effect of currents.

PERFORMANCE WARRANTY

“Speed and consumption figures are always given on an "about" basis, where "about" is understood to mean either 0.5 knot downwards in the speed or 5% upwards in the consumption (but not both), i.e., only one “about” is to apply.

Owners have ordered impellers for the auxiliary blowers, seals and motor. The lead time will be around 60 days and until then, slow steaming is not allowed.

RIGHTSHIP CLAUSE

Vessel’s speed/cons as described are warranted throughout the duration of this CP. Owners warrant the vessel is Rightship approved with minimum safety score rating 3. Should the vessel fail to maintain safety score rating 3, the Charterers have the right to place the vessel off-hire until rectified, unless ship’s rating is lost due to Charterers’ or Charterers’ appointed/nominated servants (e.g., Stevedores) in which case the ship to remain on-hire. Should the GHG rating of Rightship fall to such levels that vessel is commercially unacceptable to her Charterers i.e. F then the Owners in cooperation with Charterers to discuss and further find the best way for improving vessel’s rating to an agreed by both parties acceptable level.

CLAUSE 30 - WEATHER ROUTING

Charterers may supply independent weather bureau advice (from a reputable independent weather bureau as selected by Charterers) to the Master during voyages specified by the Charterers. The Master is to comply with the reporting procedures of the routing service selected by Charterers. If, during the currency of the Charter Party, the speed of the vessel be reduced and/or fuel oil consumption be increased, Charterers shall have the right to deduct from hire an amount equivalent to the time lost and/or cost of any extra fuels consumed subject to having produced to owners a documented claim supported by the weather bureau.

Evidence of weather conditions to be taken from the vessel's deck logs and independent weather bureau reports. In the event of a discrepancy between deck logs, ‘in the absence of data from another equally reputable weather Bureau (appointed by the Owners) evidencing to the contrary’, and the independent weather bureau reports, then the independent bureau reports are to be taken as final and binding on both parties. ‘In case of conflict between the data presented by the two weather Bureaus, the average of the two to be taken as ruling.’

CLAUSE 31 - DIESEL OIL IN PORT

The Vessel is to have the liberty of using LSMGO when entering and leaving port and for maneuvering in shallow narrow waters, provided such usage is determined to be essential for the safe maneuvering of the Vessel, always at the discretion of the Master and in compliance with local and international regulations.

CLAUSE 32 - COMMUNICATION EQUIPMENT
The Vessel shall, as a minimum be equipped with wireless telegraph, email and VHF telephone to comply with International regulations and to allow Vessel to communicate with land stations. Master, Senior Officers and Radio Officer to be fully conversant with the English language.

CLAUSE 33 - PERMITTED CARGOES

Coal (excluding Pond Coal), Iron Ore and/or Pellets and/or Concentrates (excluding DRI / DPI and sponge iron), iron ore lumps, manganese ore and bauxite.

Above cargoes are to be loaded always within Vessels natural segregation and always according to IMO Regulations.

CLAUSE 34 - TRADING
Worldwide excluding all countries that would cause Owners to violate trade sanction laws promulgated by the USA/EU/UN and:
Angola including Cabinda, Albania, Alaska, Abkhazia, Amazon / Orinoco Rivers, Bangladesh, Bosnia- Herzegovina, Cyprus, Cuba, Cambodia, Congo (formally Zaire), Croatia (except Bakar), Ethiopia, Eritrea, El Salvador, Ghana, Haiti, Honduras, Guatemala, Iraq, Kuwait, Libya, Morocco, North Korea, Nicaragua, Nigeria, Namibia, Somalia and including Somalia Coast, Syria, Sri Lanka (but bunkering in these places is always allowed), Turkish occupied Cyprus, Yemen, Yugoslavian Federal Republic of (Serbia and Montenegro) and any declared war zone or where a war like situation prevails.

Charterers to reimburse Owners any net additional war risk insurance premium on entered hull and machinery value where Vessel breaches war risk warranties payable against Underwriters invoice ~~not greater than quoted at Lloyds. It is understood that in the event of any change of premium Owners undertake to pass on to Charterers the actual premium debited to Owners and Charterers only to pay this amount as evidenced by vouchers~~. Owners undertake to use best efforts to minimize the rate. Crew war bonus, if any, to be for Charterers' account.

Subject to Owners’ approval which to be given within 4 hours following the request and not to be unreasonably withheld, Charterers are to have the option to instruct the vessel to break Institute Warranty/Navigating Limits. Charterers are to reimburse to Owners any additional H&M insurance premium actually imposed by the vessel’s Underwriters as a consequence of a breach of IWL/INL but to be entitled to have the benefit of any discounts received by the Owners for such extra insurance.

Also ref clause 94 for Gulf of Aden/Indian Ocean HRA trading EBOLA CLAUSE:
When trading to Liberia and / or Sierra Leone that have had confirmed cases of Ebola in the preceding 40 days period, Charterers to take the following precautions, which are based on the latest WHO updates:

-	Only necessary shore personnel to be allowed on board the Vessel;
-	Vetting personnel coming on board, rejecting anyone with obvious symptoms eg. coughing, high fever / sweating to be refused for boarding;
-	Shore personnel and ship's crew to wear masks, gloves etc prior going on board and thereafter;
-	No shore personnel to enter the superstructure;
-	If officials need to enter superstructure for any required inspections, then same to be allowed but always with protective equipment and accompanied by a member of the crew;

-	Shore personnel to be set up in the tally office. This may extend to temporary bed and victualing;
-	No shore leave for ship’s crew.

CLAUSE 35 - DELIVERY / REDELIVERY RANGE AND NOTICES / ITINERARY

35.1	- Owners to tender 1 day definite notice.

35.2
- Charterers are to give Owners not less than 15 approximate days notice of redelivery range and then 10, 5 and 2 days notice of redelivery. Charterers are to keep Owners duly informed of Vessel's itinerary and any change of redelivery range / redelivery port.

Redelivery on dropping last outward sea pilot or passing one safe port PMO / Japan range or in Charterers' option Skaw / Passero range, including United Kingdom / Eire, at any time, day, night, Sundays and holidays included.

35.3
- Charterers undertake to inform the Owners, during the period of Charter, as regards to the itinerary of the Vessel and the names and full styles of their Agents at ports of call whenever so required by the Owners.

35.4
- Charterers will not fix the vessel deliberately to exceed maximum period allowed under this CP but if due to unforeseen circumstances, should the maximum period be exceeded, then the Charterers to pay Owners a hire for any such exceeding period based on(index/fixed rate), but in any case not less than the charter party hire.

35.5	- Charterers option to add any or all time off-hire to the maximum Charter period, including any dry-docking period in any, to be declared latest 1 month before the minimum Charter Party period.

CLAUSE 36 - DELIVERY DATE

Laycan: 1st April 2021 - 20th May 2021 at any time day, night, Sundays and holidays included.

CLAUSE 37 - JOINT SURVEY
Charterers and Owners are to hold joint on and off hire bunker and condition surveys on delivery and redelivery, the expense and time (if time lost) is to be shared equally between Owners and Charterers.

CLAUSE 38 - HOLDS' CONDITION AND CLEANING

38.1
Vessel to deliver with all holds/cargo compartments clean, dry, free of rust and/or scale and cargo residues and ready in all respects to the satisfaction of the relevant surveyor and/or such other recognized local authority or official as local regulations or Shippers may require to receive permitted cargo which the Vessel may be required to load. If, on presentation for loading at the first loading port the Vessel should fail to pass the above cargo surveys, then all expenses for cleaning and/or fumigating including cost of labor standing by to be for the Owners' account, and the Vessel to be off-hire from time of failing such surveys until it is in all respects ready to load and survey passed. If some holds / cargo carrying compartments are not accepted, Charterers shall have the option of accepting the Vessel with those which are accepted and in that case Charterers shall pay hire proportionate to the number of holds/ cargo carrying compartments which have passed survey. However, if thereafter there should be any delay owing to non-acceptance of any hold/cargo carrying compartment Vessel shall be wholly off-hire until the loading program can be fully resumed.

38.2	Hold Cleaning/Residue Disposal Clause for Time Charter Parties

a)	The Charterers may request the Owners to direct the crew to sweep and/or wash and/or clean the holds between voyages and/or between cargoes against payment of U.S.$ . 600-- Per hold actually cleaned, provided the crew is able safely to undertake such work and is allowed to do so by local regulations. In connection with any such operation the Owners shall not be responsible if the Vessel's holds are not accepted or passed. Time for cleaning shall be for the Charterers' account.

b)	All materials (including chemicals and detergents) required for cleaning of cargo holds shall be supplied by and paid for by the Charterers.

c)
Throughout the currency of this Charter Party and at redelivery, the Charterers shall remain responsible for all costs and time, including deviation, if any, associated with the removal and disposal of cargo related residues and/or hold washing water and/or chemicals and detergents and/or waste as defined by MARPOL Annex V, Section 1 or other applicable rules relating to the disposal of such substances.

38.3	- Charterers have the option to redeliver the Vessel unclean as left by stevedores against paying U.S. $. 6.000-- in lieu of hold cleaning.

CLAUSE 39 - BUNKERS CLAUSE
Vessel will be delivered with bunker quantity as on board (Owners to provide as soon as possible the approximate quantity expected on board on delivery) but same to always be sufficient to reach nearest main bunkering port.

Bunkers on redelivery to be similar to the actual quantities on delivery.

Prices of bunkers on delivery and redelivery to be the Platts Singapore prices for each grade prevailing at the day of delivery and redelivery respectively.

Charterers to pay for bunkers on delivery together with first hire payment and Charterers to deduct value of estimated redelivery bunkers from last sufficient hire payment(s) but such deduction does not constitute redelivery notice(s).

Charterers to have the option of bunkering the Vessel for their own account prior to delivery provided same does not interfere with Owners’ operations. Owners to have the option of bunkering the Vessel for their own account prior to redelivery provided same does not interfere with Charterers’ operations.

Owners warrant that:

-
They will free up/provide a dedicated tank for LSGO that has sufficient LSGO capacity for ECA-Zone trading (about 10 - 12 days trading at full speed), latest 7 days prior entering any IMO/ MARPOL defined ECA Zone at Owners time, risk and expense ;

-
The Vessel is fully compliant with the IMO/MARPOL ECA Zone regulations as applicable from time to time throughout this Charter-Party. Any deviation and consequential costs due to Owners non-compliance with this Clause including consequential damages shall be for Owners' account.

Alternative bunker specs:
Owners accept local bunker specifications in South Africa (IFO RMF 25), Brazil, India, Taiwan as long as same are being supplied by internationally recognized bunker suppliers and comply with Marpol Annex VI Rule 18.

For vessels that are being taken for long period going beyond 2020 following to apply: Owners warrant that the vessel will, for the duration of the CP, comply with all IMO regulations, including those related to bunker sulphur limits. Owners warrant that, as of January

2020, the vessel will be able to burn all ISO standard low sulphur bunker types. Additionally, Owners shall not unreasonably refuse Charterers’ request to burn any type of bunkers that are technically capable of being burned by the vessel. All sludge removal shall be for Owners’ account.

CLAUSE 40 - OWNERS' AND CHARTERERS' EXPENSES
Owners to provide and pay for all expenses of the Officers and Crew including but not limited to immigration fees and also all consular fees necessitated because of Vessel's flag or nationality of Owners/Master/Crew. Owners to pay for all lubricating oils. Vessel is to have on board all certificates necessary to comply with all requirements at the ports of call and canals during the currency of this Charter Party, failing which Owners are to be responsible for all time lost and expenses incurred thereby.

Charterers' agents to attend to Vessel's customary minor matters without paying agency fee but actual costs for such items to be for Owner's account. In case of major repairs, repatriation or General Average the Owners to nominate their own agents or use Charterers' agents against paying all relevant charges/ fees.

Charterers' agent to husband the Vessel as required but Owners to pay for any difference between Charterers' normal agency fee and the fee chargeable for attendance to both interests.

CLAUSE 41- INSURANCE / P. AND I. COVER
41.1
- Owners warrant that throughout the currency of this Charter Party the Vessel shall be fully covered by leading insurance companies/international P and I Clubs against Hull and Machinery Insurance, Increased Value Insurance, War and Protection and Indemnity Risk. Costs of such cover to be at the sole expense of Owners.

41.2
- If required by the Charterers, prior to commencement of the Charter or at any other time, the Owners shall procure that the Managers of the Hull and Machinery insurance, Increased Value Insurance and the Protection and Indemnity Association shall give the Charterers proper evidence that the Vessel is fully covered by the Owners, provided same allowed by the rules of the Hull and Machinery insurers.

H. and M.: Hull and Machinery with	: Leading U/W: A Rated Underwriters
H. and M. Value	: 36,000,000
P. & I. Club	: Steamship Mutual Underwriting Association (Europe) Limited
War Risks covered with	: Hellenic War Risks
IV Value	: 17,000,000

CLAUSE 42 - WITHHOLDINGS
Charterers shall be entitled to deduct from hire payments any disbursements for owners account, either actual amounts supported by vouchers or estimated amounts, but maximum U.S.$ 1,000.00 per port of call also any advances to the Master including commission thereon and any previous overpayments of hire including agreed offhire and substantiated performance claims.

CLAUSE 43 - HIRE PAYMENT CLAUSE
Hire: 5 years index linked at 102% of BCI 5TC Weighted Average (less 3.75% address commission) and less $ 1,325 per day, with said daily discount ($ 1,325) to be deducted from Cargill's hire payments.

Owners to have the option to convert to fixed rate for between 3 to 12 months based on the prevailing FFA curve bids (subject to market liquidity), i.e. 102% of the FFA rate less 3.75% address commission and less $ 1,325 per day.

For the avoidance of any doubt, Cargill to retain the option to add any off hire days (pro rata) occurred throughout the firm duration, at the end of the firm period (in conformity with Clause 35.5), at the agreed rate as above (102% of BCI 5TC Weighted Average less 3.75% address commission and less $ 1,325 per day).

For the index-linked portion, the hire rate for each fifteen (15) days period is calculated by taking within that fifteen (15) days period the average of all the published Baltic Cape Index (BCI) of the 5 TC routes daily reports.

The hire for the first fifteen (15) days period is to be paid within three (3) banking days after delivery. The approximate hire is to be calculated using the fifteen (15) days period prior delivery. The difference between said approximated hire and the actual hire based on actual index of the fifteen (15) days after delivery is to be settled in the subsequent hire. All subsequent hire payments will follow the same procedure until vessel's redelivery.

Charterers will within fifteen (15) days of redelivery pay the final outstanding hire to Owners. Owners agree to return any overpaid amounts to charterers (if any) within the same deadline.

Should the 5 (five) TC BCI type be recalibrated in the future then the size adjustment premium is to be adjusted down accordingly by the official conversion factor as advised by the Baltic Exchange.

Hire payable every 15 (fifteen) days in advance including overtime. First hire payable latest 3 (three) banking days after delivery.

Charterers will not agree to the assignment of hire, monies due under this Charter Party in any circumstances whatsoever.

Charterers have the right to deduct value of bunkers on redelivery against last sufficient hire payments and such deduction does not constitute redelivery notice(s).

To offset general errors/omissions Owners to give Charterers minimum three (3) banking days written notice before exercising their right under this contract, and when so rectified within those three (3) days following Owners' notice, the payment shall stand a regular and punctual and Owners will not withdraw the vessel.

Charterers are not responsible for any delays in Owner receiving funds due to bank delay in transmission of funds resulting from OFAC or similar issues.

Owner shall have no right to withdraw the Vessel for non-payment of hire if receipt of funds is delayed by OFAC issues. Proof of Charterer’s proper payment instructions to Charterer’s bank fulfills Charterers’ payment obligations as per Charter Party.

In the event that:

(A)           the Owners elect to purchase the Vessel in accordance with section 12(b) of the Sub- Bareboat Charter, the Vessel is acquired by the Owners pursuant to the terms of section 12 (b) of the Sub - Bareboat Charter and the Vessel has completed its voyage at the time of when the Vessel such acquisition is effective; OR

(B)            the early termination of the Sub-Bareboat Charter, save for an early termination under section 9 (d) (Termination Due To Loss); OR

(C)          that the Charterers (meaning the Owners under the Sub-Bareboat Charter) exercise their rights under section 17(b) (viii) of the Sub-Bareboat Charter, OR

(D)          that the Owners (meaning Charterers under the Sub-Bareboat Charter) is entitled to purchase the Vessel pursuant to the terms of section 5.1 of the Multipartite Agreement and the Vessel is acquired by the Owners pursuant to the terms of clause 5.1 of the Multipartite Agreement:

the 60 days redelivery window shall apply (in Charterers’ option), without prejudice to any off- hire days to which Charterers may be entitled under clause 35.5 of this Charter Party. In the period between (X) the time of completion of the purchase of the Vessel by the Owner in accordance with the foregoing, and (Y) the time of redelivery of the Vessel under this Charter, the relevant hire (for such period) to be calculated as per clause 43 without the $ 1,325 daily discount applied, always without prejudice to clause 108 of this Charter.

CLAUSE 44 - TAXES
Any tax and/or dues imposed on account of Owners, the vessel, the vessel’s flag or crew and/or charter hire to be for Owners’ account with the exception of all taxes and/or dues whatsoever imposed in Charterer’s domicile (including but not limited to Chinese Enterprise Income Tax and/or Business Tax) which to be for Charterer’s account.

All taxes and/or dues imposed on cargo or freight to be for receivers/charterers account, including MMRT (Merchant Marine Renewal Tax)/Wharfage/Inframar/P.U. tax (Port Utilization Tax) or PIUT (Port Infrastructure Utilization Tax).

CLAUSE 45 - DEVIATION / PUT BACK
In the event of loss of time either in port or at sea, deviation from the course of the voyage or putting back whilst on voyage, caused by sickness of or an accident to or misconduct by Master
/ Officers / crew, stowaway, refugee or any person on board Vessel other than persons travelling by request of Charterers or by reason of the refusal of Master or Officer(s) or crew to perform their duties or an accident or breakdown to Vessel or dry-docking or periodical survey, the hire shall be suspended from the time of inefficiency in port or at sea, deviation or putting back until Vessel is again efficient in the same or equivalent position to the port where Vessel is originally destined for and voyage resumed therefore, and all expenses incurred including bunkers consumed during such period of suspension shall be for Owners' account.

The Owners to be credited with any saving(s) in respect of time and fuels saved if her position when she re-enters Charterers’ service so allows.

CLAUSE 46 - STEVEDORE DAMAGE
Stevedores to be appointed and paid by the Charterers but to work under the supervision of the Master. Should any damage be caused to the Vessel or her fittings by the Stevedores, the Master shall try to arrange for Stevedores to repair such damage and try to settle the matter directly with them however, the Charterers shall remain liable to the Owners for stevedore damage whether or not payment has been made by stevedores to the Charterers in respect of the stevedore damage.

The Charterers shall not be responsible for any damage caused by Stevedores unless the Master notifies the Charterers or their Agents of such damage within 48 hours from occurrence, except for hidden damages which to be reported within 48 hours after discovery but always prior redelivery. The Master shall also endeavor to obtain written acknowledgement of the damage and liability from the concerned Stevedores on occurrence.

Any and all damage(s) affecting the Vessel's seaworthiness and/or class and/or safety of the crew and/or affecting the trading capabilities of the Vessel are to be repaired immediately by  Owners at Charterers cost and the Vessel is to remain on hire until such repairs are completed and if required passes by Vessel's classification society.

The Charterers shall have the liberty to redeliver the Vessel without repairing the damages for which the Charterers are responsible, as long as the damages do not affect the Vessel's seaworthiness and/or class and/or safety of the crew and/or affecting the trading capabilities of the Vessel, but the Charterers undertake to reimburse costs of repair against production of repair bills by repairers of dockyard unless otherwise agreed, but time used for repairs not to count as hire.

CLAUSE 47 - GRAB DISCHARGE
Vessel is to be suitable for normal size grab discharge and no cargo to be loaded in places inaccessible to grabs. Charterers have the privilege of using bulldozers in the Vessel's holds provided their weight does not to exceed the vessel's tank-top strength.

CLAUSE 48 - ITF, Maritime Labour Convention and crew wages

(a)          The Owner ~~undertakes as a condition~~ warrants that the terms and conditions of employment of the crew are and will for the duration of this contract remain compliant with both the Maritime Labour Convention 2006, as amended from time to time and with an ITF Agreement or other bona fide trade union agreement acceptable to ITF. In the event of loss of time and/or if extra expenses are incurred as a result of non-compliance with this clause, such time or expense shall be for the Owner’s account. Furthermore Owners warrant that throughout the duration of this Charter, the vessel’s ~~flag and~~ crewing arrangements, save eventual deviation needed for crew change (e.g. covid-19 related), shall not interfere or restrict the vessel’s trading restrictions or employment.

(b)          The Owner ~~undertakes as a condition~~ warrants that crew wages will be paid on time and in full. Without prejudice and in addition to any other of the Charterer’s rights under this Charterparty, the Charterer shall be entitled, at its sole discretion, to pay or put the vessel’s managers in funds to settle any shortfall in wages and/or provide any necessities for the safety and wellbeing of the crew and shall be entitled to deduct an equivalent amount from hire.

CLAUSE 49 - ARREST
Should the Vessel be arrested during the currency of the Charter Party at the suit of any person having or purporting to have a claim against or any interest in the Vessel, hire under this Charter Party shall not be payable in respect of any period whilst the Vessel remains under arrest or remains unemployed as a result of such arrest. The Clause shall be inoperative should the arrest be caused through any act or omission of the Charterers.

CLAUSE 50 - LACK OF CREW MEMBERS
Any time lost by the Vessel by reason of all required crew members not being on board when the Vessel is ready to sail, or by reason of a strike, stoppage or refusal to work by any crew is to be for Owners' account and expenses for waiting or cancelling tugs, pilots or mooring boats are to be for Owners' account.

CLAUSE 51 - BILLS OF LADING
51.1
- If required by Charterers and/or their Agents, Master is to authorize them to sign Bills of Lading in Charterers' or sub/head Charterers' form on his behalf in accordance with mate's receipts without prejudice to this Charter Party. All Bill of Lading issued under this Charter Party to bear The Both to Blame Collision clause, General Clause Paramount, New Jason Clause.

51.2
- Discharging port(s) shown on Bills of Lading do not constitute a declaration of discharging port(s) and Charterers have the right to order the Vessel to any safe port(s) within the terms of this Charter Party. In this case Charterers are to give prior notice thereof in advance to Owners.

51.3
- In case Original Bill(s) of Lading not available at discharging port, Owners agree to deliver the entire cargo against a single Letter of Indemnity in the wording acceptable to Owners’ P&I Club (as per the International Group' P. and I. Club wordings) on Charterers’ headed paper, stamped and signed by Charterers only.

51.4
- In the event that Charterers request Owners to discharge cargo either: I) without Bills of Lading and or II) at a discharging port other than that named in the Bill of Lading shall discharge such cargo in accordance with Charterers instructions in consideration of receiving a Letter of Indemnity in the wording acceptable to Owners’ P&I Club addressed to them from Charterers hereunder in the International Group' P. and I. Club wording on Charterers’ headed paper, stamped and signed by Charterers only.

SPLIT OF BILLS OF LADING

Charterers and/or agents are hereby authorised by Owners/Master to split Bills of Lading and issue ship delivery orders in negotiable and transferable forms against collection of full set of original Bills of Lading. Delivery orders to conform with all terms and conditions and exceptions of Bills of Lading and shall not prejudice shipowner's rights.

Owners shall remain responsible for the total quantity loaded but owners shall not be responsible for the delivery of the cargo to each delivery order holder.

REISSUANCE OF BILLS OF LADING
Charterers have the option to re-issue a new set of bills of lading in replacement of the initial set under the condition that full initial set is collected back by Charterers agents and that a scanned copy of 3/3 original bills of lading marked null and void is sent to Owners by fax or by email. Immediately upon receipt of the said documents, Owners to agree to and authorize Charterers' agents to issue and sign the new set of original bills of lading. Charterers shall then send to Owners the full initial set of original bills of lading.

The new set to reflect quantity, description of cargo and port of origin, mirror image.

SEA WAYBILL
Charterers have an option to issue non-negotiable Sea Waybills in lieu of Bills of Lading in which case owners to instruct Master to release cargo to the consignee named on the seaway bill.
Charterers hereby indemnify Owners/Master against any consequences arising therefrom.

BIMCO ELECTRONIC BILLS OF LADING CLAUSE
(a)
At the Charterers’ option, bills of lading, waybills and delivery orders referred to in this Charter Party shall be issued, signed and transmitted in electronic form with the same effect as their paper equivalent.

(b)
For the purpose of Sub-clause (a) the Owners shall subscribe to and use Electronic (Paperless) Trading Systems as directed by the Charterers, provided such systems are approved by the International Group of P&I Clubs. Any fees incurred in subscribing to or for using such systems shall be for the Charterers’ account.

(c)
The Charterers agree to hold the Owners harmless in respect of any additional liability arising from the use of the systems referred to in Sub-clause (b), to the extent that such liability does not arise from Owners’ negligence.

CLAUSE 52 - CERTIFICATES
The Owners warrant that throughout the currency of this Charter Party, the Vessel ~~shall~~ to be in possession of any necessary valid certificates enabling the Vessel to perform the Charter Party and to comply with all applicable requirements, regulations and recommendations, including but not limited to:

-	Tonnage and measurement certificates
-	Classification and Trading certificates.
-	Certificates issued pursuant to Section 311 (P) of the U.S. Federal Water Pollution Control Act, as amended (title 33 U.S. Code, Section 1321 (P)
-	Certificates of Financial Responsibility to trade to U.S. waters or to the waters of any other country relevant under this Charter Party
-	ISM certificates
-	Brazilian Authorities' DPC approval to be in order Charterers are to facilitate the issuance of the DPC Certificate / Inspection.
-	All relevant certificates pertaining to the Crew.

Any time lost or other consequence of any failure to comply with this warranty shall be for Owners' account.

CLAUSE 53 - SUEZ CERTIFICATES
Throughout the period of the Charter, Vessel will have on board current valid Suez Canal Certificates, and will so comply with all applicable requirements, regulations and recommendations as to avoid any delay in transit of canal, failing which time and expenses to be for Owners' account including but not limited to any tug assistance to the Vessel.

CLAUSE 54 - VACCINATION CERTIFICATES
Owners shall be responsible for and arrange at their own expense that the Master, Officers and crew of the Vessel to be vaccinated and to be in possession of necessary valid vaccination certificates on delivery of the Vessel and throughout the period of this Charter Party. Any time lost and or additional expenses incurred due to failure to provide such certificates shall be for Owners' account.

CLAUSE 55 - QUARANTINE
Normal quarantine time and expenses to enter port are to be for Charterers' account. Any extra time or detention and expenses for quarantine due to pestilence and illness of the Vessel's Master, Officers and crew are to be for Owners' account, but if quarantine detention is on account of the Vessel having been sent by Charterers to any infected port, such detention time and expenses are to be for Charterers' account.

CLAUSE 56 - FUMIGATION
Owners are to supply valid deratization certificate on Vessel's delivery and if same does not cover whole period of this Charter Party, cost of fumigation (in case fumigation is needed) shall be for Owners' account and time so required is not to count unless fumigation is required on account of cargo carried or ports visited while Vessel is employed under this Charter Party in which case, cost and time are to be for Charterers' account.

CLAUSE 57 - COMPLIANCE WITH U.S. SAFETY AND HEALTH REGULATIONS
If the Vessel calls at any U.S. port for the purpose of loading or discharging cargo, the Vessel's equipment shall comply with regulations established under U.S. Public Law 85 - 742 Part 9 (Safety and Health Regulations for Long shoring) or any subsequent amendments. If longshoremen are not permitted to work due to the failure of master and or Owners to comply with the aforementioned regulations, any delays to the Vessel resulting shall be for Owners' account.

CLAUSE 58 - COMPLIANCE WITH INTERNATIONAL CONVENTIONS

58.1	- In the event of the Vessel being prevented from performing, or being unable to perform the service immediately required hereunder, by reason of:

A.	- Action on the part of relevant authorities resulting from non - compliance with any compulsory applicable enactment enforcing all or part of any of the following international conventions:
-	International Conventions for the Safety of Life at Sea, either SOLAS 1960, or SOLAS 1974, or SOLAS 1974 in conjunction with its 1978 Protocol.
-	International Load Lines Convention 1969.
-	International Convention for the Prevention of Pollution from Ships 1973, in conjunction with its 1978 protocol.
-	ILO Merchant Shipping (minimum standards) Convention 1976 (nr. 147).
-	International Convention on Standards of Training, Certification and Watch Keeping for Seafarers 1978.
B.
- Labor stoppages or shortage, boycott, secondary boycott, manifestation of any kind in services essential to the operation of the Vessel owing to its flag or registry or Ownership or management or to the conditions of employment on board.

Provided always that the event (A) and/or (B) is not directed against the Charterers or brought about any act, instruction or omission on the part of the Charterers, then any loss of time shall result in the Vessel being off-hire and shall be dealt with in accordance with the off-hire Clause.

58.2
- It is understood that, if necessary, Vessel will com ply with any safety regulations and/or requirements in effect at ports of loading and/or discharging. A particular reference is the United States Department of Labor Safety and Health Regulations set forth in part III of the Federal Register.

58.3
- Although other provisions of this Charter make it the responsibility of the Owners, it is agreed that should the Vessel not meet safety rules and regulations Owners will take immediate corrective measures and any stevedore standby time and other expenses involved, including off-hire, will be for Owners' account

CLAUSE 59 - SMUGGLING
Any delay, expenses and/or time incurred on account of smuggling are to be for Charterers' account if caused by Charterers and/or persons appointed by Charterers and are to be for Owners' account, if caused by Owners, Officers and/or crew and/or persons appointed by Owners.

CLAUSE 60 - CUBA CALLS

Owners warrant that the Vessel is in full compliance with U.S.A. regulations pertaining to port calls to/from Cuba, specifically in compliance with the "U.S. Cuban Democracy Act" and can trade without restraint into U.S. ports.

CLAUSE 61 - PRATIQUE
Vessel shall prepare radio pratique, when instructed by Charterers and be in possession of necessary certificates including but not limited to Japanese Sanitary Certificates. Charterers' Agent(s) will assist, as trading pattern allows and properly direct Master regarding the Port Authority's requirements well in advance, prior to Vessel's arrival at subject port, however, should any time and or expenses incurred, same to be for Owners' account.

CLAUSE 62 - PLAN / DRAFT SURVEY
Owners warrant that the Vessel will throughout the duration of the Charter-Party have on board all required documentation including but not limited to a capacity plan, hydrostatic curves and tables of displacement, tank calibration and trimming correction tables. All sounding pipes to be well maintained and free from impediments and Vessel to have ballast tanks either empty or pressed full and trim to be deducted to minimum and not to exceed trim table corrections. If Vessel does not comply with above requirements she will be put off-hire until she is able to perform such survey. Master to keep written record of drainage moisture pumped out. If required, Master to forward to Charterers upon arrival at unloading port and before start of discharging a certificate indicating all ballast remains.

CLAUSE 63 - SUSPENSION IN CASE OF WAR
In the event of war or warlike operations involving two or more of the following nations: the United States of America, Japan, Australia, Russia, UK, Germany, France, Italy, Spain and People's Republic of China and/or the nation under the flag which Vessel is performing under this Charter is registered, which seriously affects Charterers' or Owners' ability to perform their obligations under this Charter Party, both Charterers and Owners shall have the right to suspend this Charter Party with three (3) weeks written notice without liability to the other party. If the Charter Party is suspended, such suspension shall take place at port of destination after discharge of any cargo on board, subject to the provisions of attached Conwartime 2004 Clause.

CLAUSE 64 - OFF HIRE / TERMINATION OF THE CHARTER
The Charterers shall have the option of cancelling this Charter Party in the event the Vessel is off-hire for reasons attributed to the Owners for a period in excess of 30 consecutive days in any period of 12 months.

CLAUSE 65 - OFF-HIRE BUNKER CONSUMPTION
Bunkers consumed during any period during which the Vessel is off - hire for whatever cause,

shall be calculated at the latest bunkering price actually paid by the Charterers.

CLAUSE 66 - EQUIPMENT
Owners warrant and guarantee that throughout this CP, Vessel’s equipment and certificates shall comply with all regulations and/or requirements in effect at ports of call, canals and countries within the permitted trading range under this CP. Without prejudice to any rights to claim damages, Charterers may suspend hire for time lost and any extra expenses including but not limited to stevedores’ standby time to be for Owners’ account.

CLAUSE 67 - HATCHES
Crew is to open and close hatches before, during and after stevedore work when and where required and when permitted by shore regulations.

CLAUSE 68 - FRESH WATER

Fresh water consumed under this Charter for the purpose of drinking and use on board by the Officers and crew (excluding water used for hold cleaning) is to be for Owners' account.

CLAUSE 69 - SUBLET
Charterers may sublet Vessel, but shall always remain responsible to Owners for due fulfilment of this Charter Party.

CLAUSE 70 - US SECURITY/WATCHMEN
US SECURITY / WATCHMEN
If the vessel calls in the United States, including any US territory, the following provisions shall apply with respect to any applicable security regulations or measures:
Notwithstanding anything else contained in this Charter Party all costs or expenses arising out of or related to security regulations or measures required by any US authority including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers' account, unless such costs or expenses result solely from the Owners' negligence, or due to crew nationality / visa, or due to the vessel's flag, in which case costs to be for Owners' account.

CLAUSE 71 - HEALTH AND SAFETY
Owner shall have on board the Vessel an effective occupational health and safety policy with the objective that due care and attention is given by crew members to safe working practices in all operations pertaining to the Vessel. Owner shall have a policy regarding drug and alcohol abuse onboard the Vessel with the objective that no crew member will navigate the Vessel or operate its onboard equipment whilst impaired by drugs or alcohol. The policy will also have the objective of strictly prohibiting the possession, use, transport and distribution of illicit or nonprescribed drugs by crew members. Owner shall exercise due diligence throughout the currency of this Contract to ensure that such policies are complied with in full.

CLAUSE 72 - ADDITIONAL EXPENSES / CVE
Charterers are to pay a lumpsum of U.S.$. 1,500.00-- per 30 days or pro rata to cover entertainment expenses and radio telegrams / telephone charges for Charterers' account disbursed by Owners.

CLAUSE 73 - BIMCO HULL FOULING CLAUSE FOR TIME CHARTER PARTIES (AMENDED)
(a)	If, in accordance with the Charterers’ orders, the Vessel remains at or shifts within a place, customary anchorage and/or berth for an aggregated period exceeding:

(i)	20 days in a Tropical Zone or Seasonal Tropical Zone*; or

(ii)	25 days outside such Zones*

any warranties concerning speed and consumption shall be suspended pending inspection of the Vessel’s underwater parts including, but not limited to, the hull, sea chests, rudder and propeller.

*If no such periods are agreed the default periods shall be 15 days.

(b)	In accordance with Sub-clause (a), either party may call for inspection which shall be arranged jointly by the Owners and the Charterers and undertaken at the Charterers’ risk, cost, expense and time.

(c)
If, as a result of the inspection either party calls for cleaning of any of the underwater parts, such cleaning shall be undertaken by the Charterers at their risk, cost, expense and time in consultation with the Owners.

(i)
Cleaning shall always be under the supervision of the Master and, in respect of the underwater hull coating, in accordance with the paint manufacturers’ recommended guidelines on cleaning, if any. Such cleaning shall be carried out without damage to the Vessel’s underwater parts or coating. If during Charterers’ under-water inspection and/or cleaning operations the vessel’s anti-fouling coating is observed to be detaching, the cleaning shall be immediately suspended and resumed only upon Charterers’ receipt of the Owners’ written hold-harmless confirmation. If the required confirmation is rejected or not received within reasonable time, charters shall be considered to have fulfilled their obligation under the clause. In any such event, the vessel’s speed and consumption warranty shall be reinstated.

(ii)
If, at the port or place of inspection, cleaning as required under this Sub-clause (c) is not permitted or possible “or there is no availability of suitable facilities and equipment” or if the Charterers choose to postpone cleaning, speed and consumption warranties shall remain suspended until such cleaning has been completed.

(iii)
If, despite the availability of suitable facilities and equipment, the Owners nevertheless refuse to permit cleaning, the speed and consumption warranties shall be reinstated from the time of such refusal.

(iv)
Owners recommend one propeller polishing to be performed once every 6 or 7 months depending on the Vessel’s schedule at a convenient place/port, at Owners’ expense, provided that no time will be lost otherwise, it will be in Owners’ time.

(d)
Cleaning in accordance with this Clause shall always be carried out prior to redelivery. If, nevertheless, the Charterers are prevented from carrying out such cleaning, the parties shall, prior to but latest on redelivery, agree a lump sum payment in full and final settlement of the Owners’ costs and expenses arising as a result of or in connection with the need for cleaning pursuant to this Clause.

(e)
If the time limits set out in Sub-clause (a) have been exceeded but the Charterers thereafter demonstrate that the Vessel’s performance remains within the limits of this Charter Party the vessel’s speed and consumption warranties will be subsequently reinstated and the Charterers’ obligations in respect of inspection and/or cleaning shall no longer be applicable.

CLAUSE 74 - BIMCO Ship to Ship Transfer Clause for Time Charter Parties
(a)
The Charterers shall have the right to order the Vessel to conduct ship to ship cargo operations, including the use of floating cranes and barges. All such ship to ship transfers shall be at the Charterers’ risk, cost, expense and time.

(b)
The Charterers shall direct the Vessel to a safe area for the conduct of such ship to ship operations where the Vessel can safely proceed to, lie and depart from, always afloat, but always subject to the Master’s approval. The Charterers shall provide adequate fendering, securing and mooring equipment, and hoses and/or other equipment, as necessary for these operations, to the satisfaction of the Master.

(c)
The Charterers shall obtain any and all relevant permissions from proper authorities to perform ship to ship operations and such operations shall be carried out in conformity with best industry practice.

(d)
If, at any time, the Master considers that the operations are, or may become, unsafe, he may order them to be suspended or discontinued. In either event the Master shall have the right to order the other Vessel away from the Vessel or to remove the Vessel.

(e)
If the Owners are required to extend their existing insurance policies to cover ship to ship operations or incur any other additional cost/expense, the Charterers shall reimburse the Owners for any additional premium or cost/expense incurred.

(f)
The Charterers shall indemnify the Owners against any and all consequences arising out of the ship to ship operations including but not limited to damage to the Vessel and other costs and expenses incurred as a result of such damage, including any loss of hire; damage to or claims arising from other alongside Vessels, equipment, floating cranes or barges; loss of or damage to cargo; and pollution.

CLAUSE 75 - GMT TIME
All times are understood to be in GMT except for laydays / cancelling which to be local time.

CLAUSE 76 - ~~CHANGE OF FLAG / OWNERSHIP / SALE~~ DELETE
~~Owners shall have the right to change the Vessel's flag, subject to Charterers' prior consent which is not to be unreasonably withheld. Such change(s) are not, in any way, to hinder, prevent or detract from Charterers' rights and ability to use the Vessel according to present Charter Party terms.~~

~~Owners have the option of selling this Vessel at any time during the course of this Charter Party subject to Charterers approval of the buyers which not to be unreasonably withheld and Owners will give Charterers at least 45 days prior notice of expected time and place which will not interfere Charterers' normal operation of the ship. All time lost and all directly related expenses including additional bunker consumed in related to such sale to be for Owners' account. The buyers undertake to perform the balance of this Charter Party at the same terms and conditions which to be stated in the sale contract. Should the Owners elect to sell the Vessel, the Charterers are to be given ROFR on the Vessel. For the purpose of clarity, ROFR refers to the right that the Charterers hold in case the Owners are selling the Vessel. No third party can be given priority before the Charterers have declared within two working days whether they want to match the price possibly achievable from third party buyer.~~

CLAUSE 76 - RECONCILIATION OF ACCOUNTS
Owners shall, every 6 months, provide a copy of their complete statement of accounts (S.O.A.) along with all supporting documentation (not previously provided to Charterers) covering the period from delivery until the latest 15 days hire payment date, in order to allow an interim reconciliation of the accounts.

Upon redelivery, within maximum 14 days, Owners shall provide their complete S.O.A. along with all supporting documentation covering the full charter period from the delivery date until redelivery date, including bunkers on delivery and redelivery (or bunkers actually remaining on board in case of direct continuation). Undisputed amounts (if any) shall be paid within 7 days after sharing the S.O.A.ʼs.

CLAUSE 77 - LAW AND ARBITRATION
This Charterparty is governed by English Law. GA/Arbitration in London. Also ref Clause 90.

CLAUSE 78 - PROTECTIVE CLAUSES
The New Both - to - Blame Collision Clause, New Jason Clause, Conwartime 2004, whichever applicable, are deemed to be incorporated in all Bills of Lading issued under this Charter Party and all sub-Charter Parties. Conwartime 2004 War Clause, as attached, P. & I. Bunker Clause, Deviation Clause, Drug and Alcohol Policy, Assignment Clause, are deemed to be incorporated in this Charter-Party and to apply.

NEW JASON CLAUSE

In the event of accident, danger, damage or disaster before or after commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the carrier is not responsible, by statute, contract or otherwise, the goods, shippers, consignees, or Owners of the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses, or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if such salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or Owners of the goods to the carrier before delivery.

NEW BOTH TO BLAME COLLISION CLAUSE
If the liability for any collision in which the Vessel is involved while performing this Bill of Lading fails to be determined in accordance with the laws of the United States of America, the following Clause shall apply: If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the Owners of the goods carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her Owners insofar as such loss or liability represents loss of, or damage to, or any claim whatsoever of the Owners of the said goods, paid or payable by the other or non-carrying ship or her Owners to the Owners of the said goods and set off, recouped or recovered by the other or non-carrying ship or carrier or her Owners as part of their claim against the carrying ship or carrier.

The foregoing provision shall also apply where the Owners, Operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect to a collision or contact.

DEVIATION CLAUSE
The Vessel has liberty to call at any port or ports in any order, for any purpose, to sail without pilots, to tow and/or assist Vessels in all situations, and also to deviate for the purpose of saving life and/or property.
Eventual costs and benefits to be equally shared by Charterers and Owners.

DRUG AND ALCOHOL POLICY

Owners warrant that there is a policy on Drug and Alcohol Abuse (Policy) applicable to the Vessel which meets or exceeds that standard in the International Marine Forum Guidelines for the control of Drugs and Alcohol on board the Ship. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40mg/100ml or greater; the appropriate seafarers to be tested shall be the full Vessel's complement and the drug/alcohol testing and screening shall include unannounced testing in addition to route medical examinations. An objective of the Policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined program of unannounced testing and routine medical examinations.

Owners further warrant that the Policy will remain in effect during the term of this Charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment of any test finding of impairment shall not in and of itself mean the Owners have failed to exercise due diligence.

CLAUSE 79 - MOBILE CRANE CLAUSE
Charterers are permitted to place mobile cranes on deck provided the weight of such cranes (including the weight of the fully loaded grab) does not exceed the Vessel's maximum permissible deck strength and subject to class approval. Charterers shall arrange and pay for deck bearers and/or protection plates to be fitted under cranes, if required and same to be removed upon completion of discharge in Charterers' time and their risk and expense. Should any cutting and/or welding and/or reinforcement be necessary to accommodate placement of such cranes, all expenses and time for such work to be for Charterers' account.

Charterers to remain fully responsible for any/all direct damages, time, expenses and costs (including, but not limited to, burnt areas of paints on decks and underneath) resulting from such operations. Such damages to be restored by Charterers to their original state prior redelivery. Charterers to be fully responsible for any rain damage to cargo directly attributable to hatches remaining open and prevented from being closed.

Such cutting/welding always to be carried out subject to Vessel's Classification Society's approval.

CLAUSE 80 - BIMCO BUNKER QUALITY CONTROL FOR TIME CHARTERING

(AMENDED STANDARD BY CARGILL)
(1)
The Charterers shall supply bunkers of a quality suitable for burning in the Vessel's engines and auxiliaries and which conform to the specification(s) mutually agreed under this Charter, and which comply to Marpol Annex VI.

(2)
At the time of delivery of the Vessel the Owners shall place at the disposal of the Charterers, the bunker delivery note(s) and any samples relating to the fuels existing on board. The Owners shall place at the disposal of the Charterers, the bunker delivery notes from the last 36 (thirty six) months to evidence that the vessel is compliant with NAECA zone rules.

(3)
During the currency of the Charter the Charterers shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and that during bunkering representative samples of the fuel(s) supplied shall be taken at the Vessel's bunkering manifold wherever possible and sealed in the presence of competent representatives of the Charterers and the Vessel.

(4)
The fuel samples shall be retained by the Vessel for 1 year (one year) after the date of delivery or for whatever period necessary in the case of a prior dispute and any dispute as to whether the bunker fuels conform to the agreed specification(s) shall be settled by analysis of the sample(s) by (FOBAS) or by another mutually agreed fuels analyst whose findings shall be conclusive evidence as to conformity or otherwise with the bunker fuels specification(s). Bunker delivery note to be kept onboard for 3 years as per Marpol Annex VI.

(5)
The Owners reserve their right to make a claim against the Charterers for any damage to the main engines or the auxiliaries caused by the use of unsuitable fuels or fuels not complying with the agreed specification(s). Additionally, if bunker fuels supplied do not conform with the mutually agreed specification(s) or otherwise prove unsuitable for burning in the ship's engines or auxiliaries the Owners shall not be held responsible for any reduction in the Vessel's speed performance and/or increased bunker consumption nor for any time lost and any other consequences.

CLAUSE 81 - BIMCO 2020 MARINE FUEL SULPHUR CONTENT CLAUSE FOR TIME CHARTER PARTIES (CARGILL AMENDED)

(a) For the purpose of this Clause, "Sulphur Content Requirements" means any sulphur content and related requirements as stipulated in MARPOL Annex VI (as amended from time to time) and/or by any other applicable lawful authority.

(b) The Charterers shall supply fuels to permit the Vessel, at all times, to comply with any applicable Sulphur Content Requirements. All such fuels shall meet the specifications and grades set out in this Charter Party.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers shall comply with the Sulphur Content Requirements.

The Charterers shall indemnify, protect, defend and hold harmless the Owners from any and against all losses, damages, liabilities, delays, deviations, claims, fines, costs, expenses, actions, proceedings, suits, demands arising out of the Charterers’ failure to comply with this subclause (b), and the Vessel shall remain on hire throughout.

(c)          The Owners warrant that the Vessel shall comply with the Sulphur Content Requirements. Subject to the Charterers having supplied the Vessel with fuels in accordance with subclause (b), the Charterers shall not otherwise be liable for any losses, damages, liabilities, delays, deviations, claims, fines, costs, expenses, actions, proceedings, suits, demands arising out of the Owners’ failure to comply with this subclause (c)

(d)          Owners to keep Charterers fully and timely informed of information relevant to bunker management, including without limitation the quantity of bunkers in each tank and tank cleaning schedules, and to provide Charterers access to relevant documentation, including without limitation the oil record book, any available bunker delivery notes, and any available analysis results for bunkers on board (whether stemmed by Charterers or not).

In addition to the above, the following apply:

1.     All such fuels shall comply with Regulation 4.2.1.1. of the International Convention for Safety of Life at Sea (SOLAS) Chapter II-2 regarding a minimum flashpoint for fuel oil of 60°C
2.     avoid non-compatibility with any fuel oil previously supplied under this charter party.
3.     in accordance with the specifications in the latest version of ISO 8217:2015 as at the time of supply and/or any other specifications and grades contained elsewhere in this charter party.
4.     that are fit for purpose and suitable for burning in the main and auxiliary engines of the Vessel.

CLAUSE 82 - SEAWORTHY TRIM CLAUSE
Charterers shall leave the Vessel in seaworthy trim and with cargo on board safely stowed to Master's satisfaction between loading berths/ports and between discharging berths/ports, respectively; any expenses and time resulting therefrom shall be for Charterers' account.

CLAUSE 83 - LIQUEFYING OF BULK CARGOES

Unless the cargo is elsewhere excluded in this Charter Party, the vessel may load any lawful, properly certified, safe, cargo in compliance with applicable regulations of the International Maritime Solid Bulk Cargoes Code (IMSBC Code) or any subsequent revisions thereof and applicable local regulations in effect at the time of loading.

At Owner’s/Master’s request, Charterers/Shippers to identify the cargo to be loaded and jointly with Owners (or their agents) take representative samples. Such sample(s) to be tested/analysed in a mutually acceptable, competent laboratory before the ship is called to berth to determine whether the cargo is safe to load. For cargoes that may be subject to liquefaction, this will include testing/analysis of the Flow Moisture Point, the Transportable Moisture Limit and the actual Moisture Content. The results of such testing/analysis to be binding on all parties.

At Owner’s/Master’s request, Charterers and/or Shippers shall provide to the Master before loading, complete and valid certification for all cargo intended for loading, as per the foregoing. The certificate(s) will remain valid for such period as defined by the IMSBC code or applicable local regulations, whichever is the shorter. The vessel shall have the right to refuse to commence loading if such certification is not provided or the validity of which has expired, before loading and time will continue to count (or the vessel shall remain on hire, as applicable). Any time lost or cost incurred as a result of Shippers'/Charterers' failure to comply with this clause will be for Charterers' account.

CLAUSE 84 - BIMCO ISPS/MTSA Clause
(a)
(i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

(ii)
Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii)
Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b)
(i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c)
Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d)	If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

CLAUSE 85 - U.S. TRADE - UNIQUE BILL OF LADING IDENTIFIER CLAUSE
The Charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the United States of America shall have been endorsed with a Unique Bill of Lading Identifier as required by the U.S. Custom s Regulations (19 CFR Part 4 Section 4.7.a) including subsequent changes, amendments or modifications thereto, not later than the first port of call.

Non-compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them.

Furthermore, all time lost and all expenses incurred including fines as a result of the Charterers' breach of the provisions of this Clause shall be for the Charterers' account.

CLAUSE 86 - U.S. CUSTOMS ADVANCE NOTIFICATION / AMS CLAUSE FOR

TIME CHARTER PARTIES

(a)
If the Vessel loads or carries cargo destined for the U.S. or passing through U.S. ports in transit, the Charterers shall comply with the current U.S. Customs Regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense :

i)	Have in place a SCAC (Standard Carrier Alpha Code);
ii)	Have in place an ICB (International Carrier Bond);
iii)	Provide the Owners with a timely confirmation of i) and ii) above; and
iv)	Submit a cargo declaration by AMS (Automated Manifest System) to the U.S. Customs and provide the Owners at the same time with a copy thereof.

(b)
The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against the direct losses and/or dam ages (excluding consequential loss and/or dam age) arising from the Charterers' failure to comply with any of the provisions of sub - clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter - Party to the contrary, the Vessel shall remain on hire.

(c)
If the Charterers' ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d)
The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the U.S. Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any Bill of Lading, other contract, law or regulation.

CLAUSE 87 - CONFIDENTIALITY
All negotiations and fixture to be kept strictly private and confidential save as otherwise may be required by the laws of regulations applicable to Seanergy Maritime Holdings Corp. or to the Owners, including but not limited to any stock exchange and/or Securities and Exchange Commission laws and regulations.

CLAUSE 88 - OIL POLLUTION
Owners are required to establish and maintain financial security for responsibility in respect of oil or other pollution damage as required by any government including federal state or municipal or other division or authority thereof, to enable the vessel, without penalty or charge, lawfully to enter, remain at or leave any port, place territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. Owners shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Owners’ expense and Owners shall indemnify Charterers against all consequences (including loss of time) and all expenses and costs of any failure or inability to comply with the requirements of this clause.

Charterers not to be responsible for any claim brought against the vessel, her Owners, previous owners, her cargo or bunkers for any pollution claim. Owners warrant that they are covered for pollution liability insurance up to USD 1000 million by a P&I Club member of the International Group of P&I Clubs.

CLAUSE 89
Notwithstanding any provision to the contrary in this Charter Party and irrespective of whether bills of lading have been issued, Charterers shall have liberty at any time to order the Vessel to sail to and/or anchor at any safe place or places of their choosing and to wait there pending further voyage instructions.

CLAUSE 90 - LAW AND ARBITRATION

This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

CLAUSE 91
In case of discrepancies between Printed form and Rider Clauses, the Rider Clauses will prevail.

CLAUSE 92 - DRY-DOCKING

The Owners shall have the option to place the vessel in a dry-dock during the currency of this Charter Party, at a port or place to be nominated by Owners, for Class Surveys and/or repairs as required by Class. Payment of hire shall be suspended upon deviation from Charterers' service until vessel is again placed at Charterers' disposal at an equidist point not less favourable to the Charterers than when the hire was suspended.

Charterers to credit Owners with any fuels/time saved, based on ship’s next employment (next loadport). Any such off-hire period may be added to the maximum CP period. For the installation of the ESD during the dry-dock a minimum of 6 months advance planning is required. As such Charterers to conclude to the ESD installation in cooperation with Owners’ well before the dry-dock date is decided.

Owners and Charterers to mutually agree for dry-docking arrangements always subject to Charterers’ commercial schedule of the vessel but in any case Charterers' intended trip to be performed at any time. Charterers and Owners to co-operate and keep each other informed of vessel's itinerary and dry-dock schedule in order to optimize schedules for both parties. In any event owners to give at least 5 months prior notice of expected dry-dock, including the date and place.

CLAUSE 93 - WAR RISK CLAUSE FOR TIME CHARTERS, 2004

CODE NAME: "CONWARTIME 2004"
WAR RISK CLAUSE FOR TIME CHARTERS, 2004 CODE NAME: "CONWARTIME 2004"

(a)	For the purpose of this Clause, the words:

(i)	"Owners" shall include the shipowners, bareboat charterers, disponent owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

(ii)	"War Risks" shall include any actual, threatened or reported:

war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage; blockades (whether imposed against all Vessels or imposed selectively against Vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgment of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)
The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgment of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(c)
The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all Vessels, or is imposed selectively in any way whatsoever against Vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

(d)
(i) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their protection and Indemnity Risks), and the premiums and/or calls therefore shall be for their account.

(ii)
If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, or pass through any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then the actual premiums and/or calls paid shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(e)
If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers at the same time as the next payment of hire is due, or upon redelivery, whichever occurs first.

(f)	The Vessel shall have liberty:

(i)
to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)
to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(iv)	to discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

(v)
to call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(g)
If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners' intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

(h)
If in compliance with any of the provisions of sub-clauses (b) to (g) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party.

CLAUSE 94 - GULF OF ADEN / INDIAN OCEAN HIGH RISK AREA TRANSIT
Notwithstanding any other provisions in this charter party, it is hereby agreed that Owners will permit the vessel to transit the High Risk Area (HRA) of the Indian Ocean / Arabian Sea / Gulf of Aden / Gulf of Oman / Southern Red Sea (as defined by the Joint War Committee of Lloyds Market Association from time to time) subject to the following terms and conditions:

1.	Security Guards.

a.	Owners will employ an armed security team comprising 3 (three) members on board the vessel at their risk and at Charterers’ expense (subject to 1(g) below).

b.
Owners will contract with an SSP (Security Services Provider) selected by Owners from one of the SSPs on Charterers’ approved short list, provided total cost is competitive compared to the other 3 companies listed. Such short list shall be provided by Charterers to Owners from time to time for Owners’ approval and shall have a minimum of three (3) SSP which shall be considered by Owners and approved – such approval not to be unreasonably withheld for each SSP. Charterers list as of August 2015 is as follows: (i) Ambrey Risk: servicedelivery@ambreyrisk.com (ii) Secure a

Ship: commercial.sales@secureaship.com (iii) Diaplous: contact@diaplous-ms.com (iv) Sea Guardian: info@sguardian.com which Charterers confirm are all approved by Charterers’ insurers for both LOH and K&R Insurances as mentioned below. Charterers shall review such selection of preferred SSPs from time to time and shall advise Owners accordingly. Charterers confirm that any additions to the SSPs on the short list will be approved by leading underwriters of both LOH and K&R Insurances and will be members of the Security Association for the Maritime Industry (SAMI).

c.
The basis of the contractual arrangement between Owners and the SSP will be the Bimco “Guardcon” contract subject to such amendments as are agreed between Owners and the SSP. Owners will provide Charterers with a copy of the contract with the SSP upon request.

d.	The on board security team will be embarked and disembarked at the closest convenient locations to the entry and exit point of the HRA as provided by the chosen SSP.

e.
The vessel will take a reasonably direct route through the HRA from the embarkation point of the security team to the disembarkation point but will always proceed via the IRTC (Internationally Recognized Transit Corridor) when proceeding via Suez and/or transiting the Gulf of Aden. By “reasonably direct route”, it is understood that this will normally be the shortest practical route between the two points but always subject to the master’s discretion to deviate in the case of an actual or threatened security alert or advice from the military authorities in the region concerned to avoid any particular area(s).

f.
The contracted SSP will also liaise with Owners/Master to determine an inventory of hardening materials (including full razor wire protection) not already on board, reasonably required for the vessel’s forthcoming transit in accordance with BMP4 (Best Management Practices v.4 and any subsequent amendments) to be supplied to the vessel prior to or at the latest at the same time as the embarkation of the security team. Such materials to be paid for by Owners and to be installed by the crew under the direction of and verified by the security team. Provision of hardening materials, if applicable will be re-imbursed by Charterers to Owners promptly on presentation of usual supporting documentation.

g.	Costs of the SSP will be paid directly by Charterers to the SSP.

2.	Insurance.

a.
Charterers have contracted for LOH (Loss of Hire) Insurance (including blocking and trapping) for a period not less than 360 days at their expense which Policy includes Owners as a co-insured beneficiary (and/or vessel Managers) for such transit. The vessel will remain on-hire in the event of capture by pirates for a maximum of 360 days. Underwriters for Charterers’ LOH Policy have agreed to waive rights of subrogation against Owners’ insurance policies including but not limited to Hull and Machinery insurances, Disbursements insurances, Loss of Hire insurances and War Risks insurances for all interests.

b.
Charterers have contracted for K&R (Kidnap & Ransom) Insurance for an aggregate amount of not less than US$ 15,000,000 (fifteen million US Dollars, any one event) with first class underwriters which Policy includes Owners (and/or the vessel Managers) as a co-insured beneficiary for such transit, with primacy in the case. Underwriters for Charterers’ K&R Policy have agreed to waive rights of subrogation against Owners’ insurance policies including but not limited to Hull and Machinery insurances, Disbursements insurances, Loss of Hire insurances and War Risks insurances for all interests. In the event of an incident leading to capture of the vessel, Owners agree to use Charterers’ underwriters’ nominated response consultants and to notify same immediately using the following contact details: insofar as Charterers’ K&R and Loss of Hire policies are concerned Ambrey Risk Management For Non-Emergency Maritime Counter- Piracy Advice contact details xxx This shall not restrict Owners from contacting the insurers or brokers directly in the event of an insured peril.

c.
Owners will contract for additional war risk premium (AWRP) on vessel’s total value for each transit of the HRA and advise the expected gross and nett cost to Charterers. ~~This cover will be subject to the nett premium payable being at or below a level considered reasonable by Charterers (and in line with the current London Insurance Market at the time of transit) and above which level Charterers will have the right to provide their own cover if required.~~ Such premium if contracted by Owners, to be re-imbursed by Charterers on presentation of usual supporting documentation evidencing premiums paid. Charterers to have the benefit of any discounts or no-claims bonus enjoyed by Owners. If the AWRP is contracted by Charterers, such cover will be placed with first class underwriters and will include Owners as a co-insured beneficiary under the Policy for such transit.

3.	Insurance Warranties

a.	When armed guards on board:-

The assured must register the vessel with MSCHOA (Maritime Security Centre, Horn of Africa) [http:www.mschoa.eu] and UKMTO prior to entering the HRA and ensure that all recommendations are fully complied with.

b.	When no armed guards on-board:-

(i)
Vessels Speed: A minimum speed of 9 knots or normal service speed if greater as conditions will allow, if weather conditions require the vessel to reduce speed, the 9 knot warranty will not be applicable. If the vessel is subject to a casualty within the excluded area which results in vessel’s inability to maintain minimum of 9 knots, coverage hereon maintained. In the event of any suspicious approaches within the guidelines of Best Management Practice 4 then a minimum 12 knots speed must be adhered to.

(ii)	Minimum freeboard whilst fully laden 4.0 metres for all vessels other than Cape size vessels. Minimum freeboard whilst fully laden 6.0 metres for Capesize vessels.

(iii)	Razor wire must be fitted to the entire vessel bulwark in respect of breach area.

(iv)	Vessel to be fitted with a citadel.

(v)
The assured must register the vessel with MSCHOA (Maritime Security Centre, Horn of Africa) [http:www.mschoa.eu] and UKMTO prior to entering the HRA and ensure that all recommendations are fully complied with.

4.	Annual Review

This clause and any Insured amounts herein may be reviewed annually prior July 9th and adapted as required after mutual agreement between Owners and Charterers.

Also refer to clause 105.

CLAUSE 95 - BIMCO BULK CARRIER SAFETY CLAUSE

(a)
The Charterers shall instruct the Terminal Operators or their representatives to co-operate with the Master in completing the IMO SHIP/SHORE SAFETY CHECKLIST and shall arrange all cargo operations strictly in accordance with the guidelines set out therein.

(b)
In addition to the above and notwithstanding any provision in this Charter Party in respect of loading/ discharging rates, the Charterers shall instruct the Terminal Operators to load/discharge the Vessel in accordance with the loading/discharging plan, which shall be approved by the Master with due regard to the Vessel's draught, trim, stability, stress or any other factor which may affect the safety of the Vessel.

(c)
At any time during cargo operations the Master may, if he deems it necessary for reasons of safety of the Vessel, instruct the Terminal Operators or their representatives to slow down or stop the loading or discharging.

(d)	Compliance with the provisions of this Clause shall not affect the counting of laytime.

CLAUSE 96 - INTERCLUB AGREEMENT - CARGO CLAIMS
Cargo claims as between the Owners and the Charterers shall be settled in accordance with the

New York Produce Exchange Inter-Club agreement 1996 (as amended September 2011).

CLAUSE 97 - OWNERS BANK DETAILS AND FULL STYLE
OWNERS BANK DETAILS AND FULL STYLE:

Bank	: Alpha Bank A.E.
Piraeus Shipping Branch 960
Address	: 93, Akti Miaouli,
185 38 Piraeus Greece
210 - 4290208 Shipping Branch
Fax	210 - 4290116 Shipping Division
210 - 4290348 / 210 4290677
SWIFT Address	: CRBAGRAAXXX

Beneficiary	: FLAG MARINE CO.

USD Account No.	: 960- 01- 5006034460

IBAN No.	: GR93 0140 9600 9600 1500 6034 460

USD Correspondent	: Citibank NA, New York
399 Park Avenue
New York N.Y. 10022 U.S.A.
SWIFT Address	: CITIUS33XXX

CLAUSE 98 - SANCTIONS / ELIGIBILITY
SANCTIONS/ELIGIBILITY

Owner represents and warrants that Owner and its vessel are not in any way directly or indirectly owned, controlled by or related to any: (1) Cuban or Iranian interests; or (2) designated target of economic trade sanctions promulgated by the U.N., U.S., E.U., or Switzerland, ("Sanction Laws"). Owner undertakes that Owner and its agents and representatives will fully comply with all applicable Sanction Laws in their performance hereunder. If the goods are to be loaded or unloaded in the United States, then Owner represents and warrants that (i) the vessel has not called at a port in North Korea within 180 days of the vessel's estimated arrival at a U.S. port, (ii) the vessel has not engaged in any ship-to-ship transfer with a vessel that has called at a port in North Korea within 180 days of the vessel's estimated arrival at a U.S. port, and (iii) in the event the vessel has called at a Cuban port within 180 days of the vessel's estimated arrival at a U.S. port, all such calls were fully permissible under U.S. laws imposing sanctions on Cuba, and the vessel is not restricted in its ability to call at a U.S. port under these U.S. laws. Owner undertakes that Owner, its agents and representative will not cause Charterer to violate applicable Sanction Laws, in their performance hereunder. Owner agrees to cooperate with Charterer's reasonable requests for information or documentation to verify compliance with this clause.

Charterer represents and warrants that neither it nor any person or entity that owns or controls it is a designated target of economic trade sanctions promulgated by the U.N., U.S., E.U., or Switzerland ("Sanction Laws"). Charterer undertakes that Charterer and its agents and representatives will fully comply with all applicable Sanction Laws in their performance hereunder. Charterer undertakes that Charterer, its agents and representatives will not cause Owner to violate applicable Sanction Laws, in their performance hereunder. Charterer agrees to cooperate with Owner's reasonable requests for information or documentation to verify compliance with this clause."

CLAUSE 99
Should the Vessel be requisitioned by the government of the Vessel's flag during the period of the Charter, the Vessel shall be deemed to be off-hire during the period of such requisition, and any hire paid by the said government in respect of such requisition period shall be retained by the Owners. However, the Charterers shall have the option to cancel this Charter.

CLAUSE 100

The Charterers and/or their Supercargo(es) and/or their Representative(s) shall have free and unlimited access to the whole Vessel including but not limited to bridge, holds, engine room, all Vessels tanks including bunker, lubricating oil, sludge, ballast, water, freshwater tanks during the charter period. Whenever required the Master must bring the Vessel to an even trim to ensure correct bunker soundings. The Charterers and/or their Supercargo(es) and/or their Representative(s) to have free and unlimited access to the Vessels deck and engine log books, radio logs, tank plans, calibration scales and/or other plans as requested and are allowed to make copies of same.

CLAUSE 101
1.	The Owners warrant and undertake that throughout the currency of this Charter-Party :

1.1.
The Vessel shall not be named on the list of Special Designated Nationals and Blocked persons (the "SDN List") as published and amended from time to time by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"); and

1.2.	The Vessel's registered owner shall not be named on the SDN List; and

1.3	The Vessel shall not be owned, operated or controlled by any person or entity named on the SDN List; and

1.4
The Vessel shall not be flagged or registered by a country that is subject to the U.S. sanctions laws administered by OFAC from time to time (the "U.S. Sanctions") and acceptance of the Vessel by Charterers shall not constitute a violation of US Sanctions; and

1.5
The Vessel shall not be owned by a person or entity that is registered, constituted or organized in, or that is a citizen or resident of or located in, a country that is subject to the US Sanctions and acceptance or trading of the Vessel by Charterers would constitute a violation of US Sanctions; and

1.6
Acceptance and trading of the Vessel by the Charterers throughout the Charter-Party duration shall not constitute a violation of any sanctions laws of the United Nations, the United Kingdom, the European Union, the United States of America, by the Charterers as if it were subject to such sanctions laws, all as amended from time to time.

2.	Should at any time during this Charter-Party Owners be in breach of any of the provisions and/ or warranties contained in this Clause, then:

2.1	Owners shall indemnify the Charterers against any losses or damages whatsoever resulting, and

2.2	Charterers shall have the right to immediately cancel the Charter-Party.

CLAUSE 102 - BIMCO STANDARD I.S.M. CLAUSE
From the date of coming into force of the International Safety Management (ISM) code in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that the Vessel and "the Company" (as defined by the ISM code) shall comply with the requirements of the ISM code. Upon request the Owners shall provide a copy of relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

Except as otherwise provided in this Charter Party, loss, damage, expense or delay caused by failure on the part of "the Company" to comply with the ISM Code shall be for the Owners' account.

CLAUSE 103 - BIMCO PIRACY CLAUSE FOR TIME CHARTER PARTIES 2013

(a)
The Vessel shall not be obliged to proceed or required to continue to or through, any port, place, area or zone, or any waterway or canal (hereinafter “Area”) which, in the reasonable judgement of the Master and/or the Owners, is dangerous to the Vessel, cargo, crew or other persons on board the Vessel due to any actual, threatened or reported acts of piracy and/or violent robbery and/or capture/seizure (hereinafter “Piracy”), whether such risk existed at the time of entering into this Charter Party or occurred thereafter. Should the Vessel be within any such place as aforesaid which only becomes dangerous, or may become dangerous, after entry into it, the Vessel shall be at liberty to leave it.

(b)
If in accordance with sub-clause (a) the Owners decide that the Vessel shall not proceed or continue to or through the Area they must immediately inform the Charterers. The Charterers shall be obliged to issue alternative voyage orders and shall indemnify the Owners for any claims from holders of the Bills of Lading or third parties caused by waiting for such orders and/or the performance of an alternative voyage. Any time lost as a result of complying with such orders shall not be considered off-hire.

(c)	If the Owners consent or if the Vessel proceeds to or through an Area exposed to the risk of Piracy the Owners shall have the liberty:

(i)
to take reasonable preventative measures to protect the Vessel, crew and cargo including but not limited to re-routeing within the Area, proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel and/or deploying equipment on or about the Vessel (including embarkation/disembarkation).

(ii)	to comply with the requirements of the Owners’ insurers under the terms of the Vessel’s insurance(s);

(iii)
to comply with all orders, directions, recommendations or advice given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group (including military authorities) whatsoever acting with the power to compel compliance with their orders or directions; and

(iv)
to comply with the terms of any resolution of the Security Council of the United Nations, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

and the Charterers shall indemnify the Owners for any claims from holders of Bills of Lading or third parties caused by the Vessel proceeding as aforesaid, save to the extent that such claims are covered by additional insurance as provided in sub-clause (d)(iii).

(d)	Costs

(i)
If the Vessel proceeds to or through an Area where due to risk of Piracy additional costs will be incurred including but not limited to additional personnel and preventative measures to avoid Piracy, such reasonable costs shall be for the Charterers’ account. Any time lost waiting for convoys, following recommended routeing, timing, or reducing speed or taking measures to minimise risk, shall be for the Charterers’ account and the Vessel shall remain on hire;

(ii)
If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then the actual bonus or additional wages paid shall be reimbursed to the Owners by the Charterers;

(iii)
If the Vessel proceeds to or through an Area exposed to the risk of Piracy, the Charterers shall reimburse to the Owners any additional premiums required by the Owners' insurers and the costs of any additional insurances that the Owners reasonably require in connection with Piracy risks which may include but not be limited to War Loss of Hire and/or maritime K&R.

(iv)	All payments arising under Sub-clause (d) shall be settled within fifteen (15) days of receipt of Owners’ supported invoices or on redelivery, whichever occurs first.

(e)	If the Vessel is attacked by pirates any time lost shall be for the account of the Charterers and the Vessel shall remain on hire.

(f)
If the Vessel is seized by pirates the Owners shall keep the Charterers closely informed of the efforts made to have the Vessel released. The Vessel shall remain on hire throughout the seizure and the Charterers’ obligations shall remain unaffected, except that hire payments shall cease as of the ninety-first (91st) day after the seizure until release. The Charterers shall pay hire, or if the Vessel has been redelivered, the equivalent of Charter Party hire, for any time lost in making good any damage and deterioration resulting from the seizure. The Charterers shall not be liable for late redelivery under this Charter Party resulting from the seizure of the Vessel.

(g)
If in compliance with this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfilment of this Charter Party. In the event of a conflict between the provisions of this Clause and any implied or express provision of the Charter Party, this Clause shall prevail.

CLAUSE 104 - BIMCO SLOW STEAMING CLAUSE

a)
The Charterers may at their discretion provide, in writing to the Master, instructions to reduce speed or RPM (main engine Revolutions Per Minute) and/or instructions to adjust the Vessel's speed to meet a specified time of arrival at a particular destination.

(i)
*Slow Steaming - Where the Charterers give instructions to the Master to adjust the speed or RPM, the Master shall, subject always to the Master's obligations in respect of the safety of the Vessel, crew and cargo and the protection of the marine environment, comply with such written instructions, provided that the engine(s) continue(s) to operate above the cut-out point of the Vessel's engine(s) auxiliary blower(s) and that such instructions will not result in the Vessel's engine(s) and/or equipment operating outside the manufacturers'/designers' recommendations as published from time to time.

(ii)
~~*Ultra-Slow Steaming - Where the Charterers give instructions to the Master to adjust the speed or RPM, regardless of whether this results in the engine(s) operating above or below the cut-out point of the Vessel's engine(s) auxiliary blower(s), the Master shall, subject always to the Master's obligations in respect of the safety of the Vessel, crew and cargo and the protection of the marine environment, comply with such written instructions, provided that such instructions will not result in the Vessel's engine(s) and/ or equipment operating outside the manufacturers'/designers' recommendations as published from time to time. If the manufacturers'/designers' recommendations issued subsequent to the date of this Charter Party require additional physical modifications to the engine or related equipment or require the purchase of additional spares or equipment, the Master shall not be obliged to comply with these instructions.~~

* Sub-clauses (a)(i) and (a)(ii) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative (a)(i) shall apply.

(b)	At all speeds the Owners shall exercise due diligence to ensure that the Vessel is operated in a manner which minimises fuel consumption, always taking into account and subject to the following:

(i)	The Owners' warranties under this Charter Party relating to the Vessel's speed and consumption;

(ii)	The Charterers' instructions as to the Vessel's speed and/or RPM and/or specified time of arrival at a particular destination;

(iii)	The safety of the Vessel, crew and cargo and the protection of the marine environment; and

(iv)	The Owners' obligations under any bills of lading, waybills or other documents evidencing contracts of carriage issued by them or on their behalf.

(c)	For the purposes of Sub-clause (b), the Owners shall exercise due diligence to minimize fuel consumption:

(i)	when planning voyages, adjusting the Vessel's trim and operating main engine(s) and auxiliary engine(s);

(ii)	by making optimal use of the Vessel's navigation equipment and any additional aids provided by the Charterers, such as weather routing, voyage optimization and performance monitoring systems; and

(iii)	by directing the Master to report any data that the Charterers may reasonably request to further improve the energy efficiency of the Vessel.

(d)	The Owners and the Charterers shall share any findings and best practices that they may have identified on potential improvements to the Vessel's energy efficiency.

(e)
**For the avoidance of doubt, where the Vessel proceeds at a reduced speed or with reduced RPM pursuant to Sub-clause (a), then provided that the Master has exercised due diligence to comply with such instructions, this shall constitute compliance with, and there shall be no breach of, any obligation requiring the Vessel to proceed with utmost and/or due despatch (or any other such similar/equivalent expression).

(f)
**The Charterers shall ensure that the terms of the bills of lading, waybills or other documents evidencing contracts of carriage issued by or on behalf of the Owners provide that compliance by Owners with this Clause does not constitute a breach of the contract of carriage. The Charterers shall indemnify the Owners against all consequences and liabilities that may arise from bills of lading, waybills or other documents evidencing contracts of carriage being issued as presented to the extent that the terms of such bills of lading, waybills or other documents evidencing contracts of carriage impose or result in breach of the Owners' obligation to proceed with due despatch or are to be held to be a deviation or the imposition of more onerous liabilities upon the Owners than those assumed by the Owners pursuant to this Clause.

CLAUSE 105 - TRADING/TRANSITING WC INDIA
Notwithstanding the Gulf of Aden/Indian Ocean High Risk Area transit clause (Clause 94), Owners agree to transit and trade the West Coast of India within the 12 NM zone and transit into the Persian Gulf navigating via the piracy zone off the coast of Pakistan and Iran when requested to do so by charterers without employing any (armed/unarmed) guards, without hardening material, without any extra insurance and crew bonus for charterers account. If the Master decides to navigate outside the 12 NM zone against Charts orders and/or when the vessel navigates inside the piracy zone off the coast of Pakistan and Iran then any applicable insurances net of discounts/no claim bonuses are to be for Charterers account but Charterers will not be required to pay for any guards and/or hardening materials and/or crew bonus.

CLAUSE 106 - ASIAN GYPSY MOTH CLAUSE
ASIAN GYPSY MOTH CLAUSE
Owners warrant that vessel has not called at any Russian Far East port and warrant that vessel is free from Asian Gypsy moth on delivery. Should vessel have called at any Japanese port(s) designated as an Asian Gypsy Moth high risk port by either the Japanese Government and/or USDA and/or APHIS and/or PPQ during the high risk period designated by any of those authorities during a period of one year prior to the date of delivery, then Owners shall provide an Asian Gypsy Moth free certificate if required by Charterers. However, should Asian Gypsy Moth infestation be found, fumigation to be arranged by and paid for by Owners and the vessel to be considered as off-hire during such fumigation and until the vessel is passed as free from Asian Gypsy Moth.

In case Charterers order the vessel to any Japanese or other far east port(s) designated as an Asian Gypsy Moth high risk port by either the Japanese Government and/or USDA and/or APHIS and/or PPQ during the high risk period designated by any of those authorities, then Charterers shall at their time and expense, prior to vessel’s redelivery or prior calling at any North American port whichever is the earlier, arrange for an inspection of the vessel by a survey firm approved by any one of such authorities and the issue of an Asian Gypsy Moth free certificate. Should infestation be found, fumigation to be arranged by and paid for by the Charterers and the vessel to remain on-hire during such fumigation and until the vessel is passed as free from Asian Gypsy Moth.

CLAUSE 107 - BIMCO PARAMOUNT CLAUSE GENERAL
The International Convention for the Unification of Certain Rules of Law relating to Bills of Lading signed at Brussels on 25 August 1924 ("The Hague Rules") as amended by the Protocol signed at Brussels on 23 February 1968 ("The Hague-Visby Rules") and as enacted in the country of shipment shall apply to this contract. When the Hague-Visby Rules are not enacted in the country of shipment, the corresponding legislation of the country of destination shall apply, irrespective of whether such legislation may only regulate outbound shipments.

When there is no enactment of the Hague-Visby Rules in either the country of shipment or in the country of destination, the Hague-Visby Rules shall apply to this contract save where the Hague Rules as enacted in the country of shipment or if no such enactment is in place, the Hague Rules as enacted in the country of destination apply compulsorily to this contract.

The Protocol signed at Brussels on 21 December 1979 ("The SDR Protocol 1979") shall apply where the Hague-Visby rules apply, whether mandatorily or by this contract.

The carrier shall in no case be responsible for loss of or damage to cargo arising prior to loading, after discharging, or while the cargo is in the charge of another carrier, or with respect to deck cargo and live animals.

CLAUSE 108 - WASHOUT CLAUSE

In the event that either:

(A)          the Owners elect to purchase the Vessel in accordance with section 12(b) of the Sub-Bareboat Charter, the Vessel is acquired by the Owners pursuant to the terms of section 12 (b) of the Sub‐Bareboat Charter and the Vessel has completed its voyage at the time of when the Vessel such acquisition is effective; OR
(B)          the early termination of the Sub-Bareboat Charter, save for an early termination under section 9 (d) (Termination Due To Loss) of the Sub-Bareboat Charter; OR
(C)          that the Charterers (meaning the Owners under the Sub-Bareboat Charter) exercise their rights under section 17(b) (viii) of the Sub-Bareboat Charter, OR
(D)          that the Owners (meaning Charterers under the Sub-Bareboat Charter) is entitled to purchase the Vessel pursuant to the terms of section 5.1 of the Multipartite Agreement and the Vessel is acquired by the Owners pursuant to the terms of clause
5.1 of the Multipartite Agreement,

then this Charter shall terminate immediately and automatically without any act by either party to this Charter, and the Owners shall:

i.
pay to the Charterers on the Termination Date an amount equal to $1325 USD multiplied by the number of days from and including the Termination Date to and including the last day of the maximum duration of this Charter (for the avoidance of any doubt, such maximum duration includes any accumulated off hire days up until the Termination Date);

ii.
if the Owners have fixed the hire rate for any current or future period under this Charter in accordance with clause 43 (a “Fixed Hire Period”) and the Notional Hire Rate (as defined in this clause hereunder) for a Fixed Hire Period is below 102% of the average of the BFA Capsize 5TC Values for this period, the Owners shall pay to the Charterers the difference between (i) the average of 102% of the BFA Capesize 5TC Values for the remaining days in the Fixed Hire Period and (ii) the Notional Hire Rate in accordance with this clause, multiplied by the number of remaining days under the Fixed Hire Period; OR if the Notional Hire Rate for a Fixed Hire Period is above 102% of the average of the BFA Capesize 5TC Values for this period, then Charterers shall pay (or offset) to the Owners the difference between (i) the Notional Hire Rate in accordance with this clause and (ii) the average of 102% of the BFA Capesize 5TC Values for the remaining days in the Fixed Hire Period, multiplied by the number of remaining days under the Fixed Hire Period; AND

iii.
if Vessel is located in the Atlantic basin on the Termination Date, the Owners will compensate the Charterers by paying a reposition bonus in an amount to reflect the front haul premium at the time of termination or alternatively Charterers shall be allowed to complete a voyage to an area not less favorable than the area of delivery.

For the avoidance of doubt, this clause shall not apply in case the Owners purchase the Vessel under section 12(a) of the Sub-Bareboat Charter.

Examples:

(i) No fixed hire period, maximum duration of this Charter is 365 days, Pacific redelivery:

Washout Amount = 365 * $1,325 = $483,625.00 to Charterers.

(ii) Hire fixed with Notional Hire Rate at $11,000/d for 365 days from the Termination Date, average of the Capesize BFA for the same period is $12,000/d, the maximum duration of this Charter is 730 days, Pacific redelivery:

Washout amount 1 = ($12,000*1.02 - $11,000) * 365 = $ 452,600 to Charterers.

Washout amount 2 = $ 1,325 * 730 = $ 967,250 to Charterers.

Total Washout 1 + 2 = $ 1.419mill to Charterers.

(iii)  Hire fixed with Notional Hire Rate at $ 13,000/d for 365 days from the Termination Date, average of the Capesize BFA for the same period is $ 12,000/d, the maximum duration of this Charter is 730 days, Pacific redelivery:

Washout amount 1 = ($ 13,000 - $ 12,000 * 1.02) * 365 = $ 277,400 to Owners.

Washout amount 2 = $ 1,325 * 730 = $ 967,250 to Charterers.

Total washout 1 + 2 = $ 967,250 - $ 277,400 = $ 689,850 to Charterers.

(iv) Hire fixed with Notional Hire Rate at $ 12,000 for 365 days from the Termination Date, average of the Capesize BFA for the same period is $ 11,765/d, the maximum duration of this Charter is 365 days, Pacific redelivery:

Washout amount 1 = ($ 11,765 * 1.02 - $ 12,000) * 365 = $ 109.50 to Charterers.

Washout amount 2 = $ 1,325 * 365 = $ 483,625 to Charterers.

Total washout 1 + 2 = $ 483,625 + $ 109.5 = $ 483,734.5 to Charterers.

“BFA Capesize 5TC Values” means the Baltic Forward Curve Assessment for the 5TC average for Capesize vessels published by the Baltic Exchange for a particular period.

“Notional Hire Rate”: means, upon Owners converting to fixed hire rate in accordance with clause 43, 102% gross (no commissions or daily discount applied) of the average of the BFA Capesize 5TC Value of the period Owners elected to convert. Upon converting the hire rate, Charterers and Owners to mark the notional hire rate for reference purposes.

“Multipartite Agreement” means the multipartite agreement (as amended and supplemented from time to time) between, amongst others, the Owners (as sub-bareboat charterer) and the Charterers (as head bareboat charterer and time charterer) dated or to be dated (as the case may be) on or about the date of this Charter.

“Sub-Bareboat Charter” means the sub-bareboat charter (as amended and supplemented from time to time) in respect of the Vessel between the Owners (as sub-bareboat charterers) and the Charterers (as demise owners) dated or to be dated (as the case may be) on or about the date of this Charter.

“Termination Date” means the date of the termination of this Charter pursuant to this Clause 108.

CLAUSE 109 ENERGY SAVINGS DEVICES CLAUSE

Charterers to pay for the equipment and installation of certain energy saving devices (ESDs) it elects to install and Owners commit to work with Charterers on the ESDs package (including but not limited to Clause "Vessel Data") or on improvements sought for the Vessel. This includes: the installation of sensors that send high frequency data to Cargill's i4 platform which will model the data, implementation of Zero North to provide voyage optimisation.

There will be no other provider of modelling or optimization services aside from above.

Owners and Charterers shall agree on the ESDs to be installed either during the Vessel’s scheduled dry-docking, alongside or during cargo operations and Charterers shall provide sufficient advance notice to allow for the proper planning of the installation and timely ordering of the equipment.

Vessel to remain on hire throughout the installation of the ESDs if done alongside or simultaneous with cargo operations and not concurrent with Vessel's dry dock in 2023.

Owners will not have any profit sharing part arising from the installation of the ESDs on board the vessel but will have full access on all data from the Vessel. Seanergy will keep the ESDs on board the Vessel at the conclusion of the charter without further obligation.

The aggregate cost of the ESDs paid by Charterers.

In the event that either

(A)  the Owners elect to purchase the Vessel in accordance with section 12(b) of the Sub- Bareboat Charter, the Vessel is acquired by the Owners pursuant to the terms of section 12 (b) of the Sub‐Bareboat Charter and the Vessel has completed its voyage at the time of when the Vessel such acquisition is effective; OR
(B)  the early termination of the Sub-Bareboat Charter, save for an early termination under section 9 (d) (Termination Due To Loss); OR
(C)  that the Charterers (meaning the Owners under the Sub-Bareboat Charter) exercise their rights under section 17(b) (viii) of the Sub-Bareboat Charter, OR

(D)  that the Owners (meaning Charterers under the Sub-Bareboat Charter) is entitled to purchase the Vessel pursuant to the terms of section 5.1 of the Multipartite Agreement and the Vessel is acquired by the Owners pursuant to the terms of clause 5.1 of the Multipartite Agreement:
any unamortized costs of the ESDs shall be reimbursed by Owners to Charterers pursuant to a future addendum that shall be agreed by the parties and contain a linear amortization schedule, starting as of the date of sailing of the Vessel from the yard/port following the successful installation of the ESDs and until the termination of this Charter.

For the avoidance of doubt, this clause shall not apply in case the Owners purchase the Vessel under section 12(a) of the Sub-Bareboat Charter.

CLAUSE 110 - BUNKERS AND 2020 GLOBAL SULPHUR CAP CLAUSE

~~a.~~
~~Implementation Date: For purposes of this clause, “Implementation Date” means the date established by the IMO for the entry into force of the 0.50% m/m global sulphur cap as described in MARPOL Annex VI (expected 1st January 2020).~~

~~b.~~	Bunker Quality:

1.	Charterer shall:

(i)	~~Prior to the Implementation Date,~~ Provide bunkers that comply with ISO standard 8217:2010, or 8217:2005 specs when 8217:2010 specs are not available; and

(ii)
~~After the Implementation Date,~~ Unless the vessel is fitted with fully operable scrubbers, in which case bunkers with maximum 3.5% sulphur content shall be supplied, provide bunkers (including, at their option, Marine Gasoil Oil):

1.	with a sulphur content of no more than 0.50% sulphur bunkers (“Low Sulphur Bunkers”) or 0.1% sulphur in case of ECA/NECA or as deemed necessary by future regulations; and

2.	that comply with any ISO standard

(iii)
homogeneous blends Bunkers of different grades, specifications and/or suppliers shall be segregated into separate tanks within the Vessel’s natural segregation. The Owners shall not be held liable for any restriction in bunker capacity as a result of segregating bunkers as aforementioned. Commingling can be allowed subject to:

1.	compatibility of underlying fuels

2.	consultation with and approval by the Owner

3.	grades to be mixable and

4.
Owners not to be held responsible for any additional consumption due to additional production/accumulation of sludge other than the agreed 1.2% of vessel’s daily consumption due to commingling of bunkers on board

2.	Owners warrant that, subject to Charterers’ compliance with sub-paragraphs (b)(1):

(i)	the bunker tanks will be fully at Charterers’ disposal;

(ii)	the vessel will comply with all applicable regulations related to emissions, including MARPOL Annex VI;

(iii)	the vessel will be able to receive, store, treat, consume and segregate (tanks’ availability/capacity permitting segregation) the fuels provided by the Charterers;

(iv)	Owners will comply with any specific lawful orders from Charterers with respect to the consumption of bunkers on board;

(v)
Owners to keep Charterers fully and timely informed of information relevant to bunker management, including without limitation the quantity of bunkers in each tank and tank cleaning schedules, and to provide Charterers access to relevant documentation, including without limitation the oil record book, any available bunker delivery notes, and any available analysis results for bunkers on board (whether stemmed by Charterers or not);

(vi)
Unless otherwise ordered by Charterers, Owners to ensure segregation of bunkers in storage tanks and, to the extent possible, avoid commingling in all bunker tanks, including settling and service tanks.

~~c.~~	Bunkers on Delivery

1.	Charterers on delivery shall take over and pay Owners for the quantity of bunkers on board on delivery at the Platts Singapore prices for each grade prevailing at the day of delivery.

(i)	Low Sulphur Fuel Oil (IMO 2020 compliant) : 1662.5 mt

(ii)	LSMGO: 264.3 mt

(iii)	~~MGO…… (max 0.1% sulphur)~~

(iv)	~~LSFO ... (max 0.5% sulphur)~~

~~d.~~	Bunkers on Redelivery

1.	Owners shall take over and pay Charterers for the bunkers remaining on board on redelivery at Platts Singapore prices for each grade prevailing at the day of redelivery.

2.	If no Platts price is available for the grade in question, the price shall be established by Charterers’ last bunkering invoice for the grade in question.

3.	Charterers’ payment under this clause may be deducted from the last sufficient hire payments.

4.
The Vessel shall be redelivered with the about same quantity of each of the grades described in paragraph (c)(1) as were on the vessel on delivery, save that the quantity of IFO on delivery shall be replaced by the same quantity of LSFO, ULSFO, and/or MGO on redelivery. In any event, the grades and quantities of bunkers on redelivery shall always be appropriate and sufficient to allow the Vessel to reach safely the nearest port at which fuels of the required types are available.

~~e.~~	Non-Pumpable Residue and Tank Cleaning

Owners undertake that, upon delivery to Charterers, there will be no HSFO on board the vessel, and that all the vessel’s tanks and piping system will have been cleaned, all remnants of non- compliant fuel and non-pumpable residues will have been removed and any residues disposed of and that the tanks will be fit and ready to load compliant fuel as defined in Marpol Annex VI, as amended from time to time.

Should Owners be in breach of this clause, Owners will be responsible for any loss, damages, costs or liability resulting therefrom. All of the foregoing may be deducted from hire.

CLAUSE 111 - MINERS APPROVAL

Definitions

i) For the purpose of this clause:

•      “Miner” means BHP Billiton, Rio Tinto, FMG, Roy Hill, Vale, CSN, Anglo American or any of their affiliates

•      “Rejection” or “Rejected” refers to circumstances where a vessel is nominated to a Miner by Charterers or any sub-charterer, and the Miner rejects or does not accept the vessel.

•      “Acceptance” or “Accepted” refers to circumstances where Charterers or any sub-charterer have received a communication from a Miner which is reasonably understood to indicate that the vessel is acceptable to the Miner.

Miner Approval
ii)   If at any time during the Charter party, the vessel is Rejected, Charterers shall inform Owners immediately in writing, and Owners shall ensure that the vessel receives a new Acceptance within 2 days. If the vessel’s trading patterns or Miner’s rules do not allow for re inspection within 2 days, Owners shall ensure that the vessel receives a new Acceptance as soon as possible. If, after that 2 day period, the vessel has not been Accepted, Charterers shall have the right to place the vessel off hire until such time that the vessel is Accepted. If the vessel is not Accepted within 30 45 days then Charterers shall have the option to terminate the Charter party, provided no cargo is onboard the vessel.

Costs and expenses of inspections

iii)   If, in order for the vessel to obtain Acceptance, a Miner or any other party needs to carry out an inspection of the vessel, the cost and time lost as a result of the inspection shall be for Owners' account.

This clause is inoperative if the cause of rejection is attributed to a) event under cls. 38, b) event under cls. 46 including loss of ship’s Rightship star rating as a result and c) such rejection is attributed to negligence or omission(s) of Charterers’/Charterers’ (or any other sub-Charterer down the line) representatives being appointed/nominated on their behalf, including their agents.

CLAUSE 112 - VESSEL DATA
1.    Owners shall provide, on a daily basis by no later than 12h00 LT, a report on vessel operations and performance in the form included in Appendix 1 (“Form”). In addition, if the vessel is equipped with a high frequency performance data collection system (sensors), Owners shall provide Charterers with live access to any data collected.

2. Charterers may make reasonable changes to the Form during the period of this Charter.

3. Owners agree to provide the data requested in an accurate and timely manner.

4.    If Charterers believe in good faith that the data received is or may be inaccurate, they may notify Owners of the same, in which case Owners shall evaluate Charterers’ concerns, provide a reasonable response, and, if applicable, clarify and/or correct the data submitted.

5.    Cargill shall treat the data provided by Owners under this clause (“Data”) as strictly private and confidential for a period of 2 years and shall not use or disclose the Data except as provided in Paragraph 6.

6.    Notwithstanding Paragraph 5., the Data can be used, stored, enhanced and transformed by Charterers and their affiliates and contractors for the purpose of monitoring, analyzing, benchmarking, and optimizing vessel/fleet operations, including making decisions regarding the efficient operation of the vessel and other vessel’s in the charterer’s fleet. Disclosure to their affiliates and contractors not to be made by Charterers without first advising of the confidential nature of the Data.

CLAUSE 113 - EMISSIONS REGULATIONS CLAUSE
Owners  warrant  for  the   duration   of   the   CP   that   the   vessel   shall   comply   with  all ~~current~~ applicable international, national, regional and local laws and regulations related to vessel emissions, including but not limited to MARPOL Annex VI and any subsequent amendments. Owners shall indemnify Charterers for all delays, losses and costs arising out of Owners’ non-compliance with this clause. Should the vessel be forced to limit engine output and/or slow down below 11,5 knots in good weather conditions as defined in ship’s TC description in order to remain compliant with regulations and such engine output limitation/or slow down negatively impacts the vessels relative value to the BCI AVERAGE 5TC index then both parties shall discuss and mutually agree a reduction to the hire rate. Whether the hire rate has  been  fixed   or   not,   the   reduction   shall   be   agreed   on   the   basis   of   the vessels ~~theoretical~~ actual value change in % vs the BCI AVERAGE 5TC and that % reduction should be applied to either the index hire or any fixed rates agreed for the balance of the period. Should owners/charterers be unable to agree on the % adjustment then either IFCHOR, Arrow or Clarksons to be appointed as independent party and their assessment shall be binding for both parties.

CLAUSE 114 - WIFI INTERNET ACCESS
Owners confirm that the vessel is equipped with WiFi and it is accessible to the crew.

CLAUSE 115 - CODE OF CONDUCT
Owners agree to follow Cargill’s Supplier Code of Conduct,found at: https://www.cargill.com/about/supplier-code-of-conduct.

CLAUSE 116 - BIMCO COVID-19 CREW CHANGE CLAUSE FOR TIME CHARTER PARTIES 2020 CARGILL AMENDED:

(a)   In addition to any other right to deviate under this contract, the Vessel shall have liberty to deviate for crew changes if COVID-19-related restrictions prevent crew changes from being conducted at the ports or places to which the Vessel has been ordered or within the scheduled period of call.

(b)   Owners shall exercise the right under subclause (a) above with due regard to Charterers’ interests and subject to Charterers’ consent (not to be unreasonably withheld), and shall notify Charterers in writing as soon as reasonably possible, and always at least two weeks in advance, of any intended deviation for crew changes purposes.

(c)   During the period of such deviation the Vessel shall be off-hire and the cost of bunkers consumed shall be for Owners’ account.

(d)   While the Vessel is at the port of deviation all port charges, pilotage and other expenses arising out of such crew changes shall be for the Owners’ account.

END